Exhibit 99.6

Execution Version

September 24, 2017

Citigroup Global Markets Inc.

Goldman Sachs Bank USA

Industrial and Commercial Bank of China

Limited Dubai (DIFC) Branch

Itaú Unibanco S.A., Nassau Branch as Arrangers

Citibank, N.A.

Goldman Sachs Bank USA

Industrial and Commercial Bank of China

Limited Dubai (DIFC) Branch

Itaú Unibanco S.A., Nassau Branch as Lenders

Citibank, N.A.

as Administrative Agent and Offshore Collateral Agent

and the branch of Citibank, N.A. established in the Republic of Argentina as Onshore Collateral Agent

Re: Offer CVH No. 1/2017

Ladies and Gentlemen:

Cablevisión Holding S.A. (as defined in Annex A hereto, “Borrower” or “us”) is pleased to submit to each of the Arrangers (as defined in Annex A hereto), the Lenders (as defined in Annex A hereto), Administrative Agent (as defined in Annex A hereto) and the Collateral Agents (as defined in Annex A hereto, and together with the Arrangers, the Lenders and Administrative Agent,  “you”) this irrevocable offer (the “Offer”) regarding our intention to enter into the senior secured bridge loan facility under the terms and conditions contained herein.

This Offer shall be deemed accepted upon receipt by us not later than the Expiration Date (as defined below) of a written notice from you.

Upon acceptance of this Offer as provided in the immediately preceding paragraph, the terms and conditions of this Offer attached as Annex A hereto (the “Terms and Conditions”) shall be binding upon and inure to the benefit of the parties hereof, and each of you and us shall be deemed to have accepted, acknowledged and agreed to any and all such Terms and Conditions, which shall constitute the entire agreement between us and you relating to the subject matter thereof and shall supersede any and all previous agreements and understandings, oral or written, relating to the subject matter thereof.

This Offer CVH No. 1/2017 shall expire at 11:59 p.m., New York City time, on September 25, 2017 unless extended by us in writing (the “Expiration Date”), if not accepted in accordance with the preceding paragraphs.

[Signature pages follow]

CABLEVISIÓN HOLDING S.A.,
as Borrower

By:	/s/ Sebastian Bardengo

Name: Sebastian Bardengo
Title: Authorized Signatory

/s/ Fracisco Ivan Acevedo

Name: Fracisco Ivan Acevedo
Title: Authorized Signatory

[SIGNATURE PAGE TO OFFER LETTER]

ANNEX A

TERMS AND CONDITIONS TO THE OFFER CVH N°1/2017

(see attached)

i

4.9. No Restricted Junior Payments	49
4.10. Adverse Proceedings, Etc.	49
4.11. Payment of Taxes	49
4.12. Properties	49
4.13. Environmental Matters	50
4.14. No Events of Default	50
4.15. Governmental Regulation	50
4.16. Federal Reserve Regulations; Exchange Act	50
4.17. Employee Matters	50
4.18. Certain Fees	51
4.19. Solvency	51
4.20. Compliance with Statutes, Etc.	51
4.21. Disclosure	51
4.22. Senior Debt	51
4.23. Sanctioned Persons; Anti-Corruption Laws; PATRIOT Act	51

SECTION 5. AFFIRMATIVE COVENANTS	52
5.1. Financial Statements and Other Reports	52
5.2. Certification of Public Information	54
5.3. Existence	54
5.4. Payment of Taxes and Claims	54
5.5. Maintenance of Properties	54
5.6. Insurance	55
5.7. Books and Records; Inspections	55
5.8. Lenders Meetings	55
5.9. Compliance with Laws	55
5.10. Environmental	55
5.11. Further Assurances	56
5.12. Establishment and Maintenance of IR Account	56
5.13. Sanctioned Persons; Anti-Corruption Laws	56
5.14. Compliance with Argentine Foreign Exchange Regulations	56

SECTION 6. NEGATIVE COVENANTS	56
6.1. Debt	57
6.2. Liens	57
6.3. Restricted Junior Payments	58
6.4. Restrictions on Subsidiary Distributions	58
6.5. Investments	58
6.6. Fundamental Changes; Disposition of Assets	59
6.7. Disposal of Cablevisión’s Interests	60
6.8. Sales and Lease-Backs	60
6.9. Transactions with Shareholders and Affiliates	60
6.10. Conduct of Business	60
6.11. Amendments or Waivers of Organizational Documents and Certain Related Agreements	60
6.12. Fiscal Year	61
6.13. Financial Covenants	61

SECTION 7. EVENTS OF DEFAULT	62
7.1. Events of Default	62

SECTION 8. AGENTS	64
8.1. Appointment of Agents	64
8.2. Powers and Duties	65
8.3. General Immunity	65
8.4. Agents Entitled to Act as Lender	67
8.5. Lenders’ Representations, Warranties and Acknowledgment	67
8.6. Right to Indemnity	67
8.7. Successor Administrative Agent and Collateral Agent	68
8.8. Collateral Documents	70
8.9. Withholding Taxes	70
8.10. Special Provision regarding Onshore Collateral Agent	71

SECTION 9. MISCELLANEOUS	71
9.1. Notices	71
9.2. Expenses	73
9.3. Indemnity	73
9.4. Set-Off	75
9.5. Amendments and Waivers	75
9.6. Successors and Assigns; Participations	77
9.7. Independence of Covenants	81
9.8. Survival of Representations, Warranties and Agreements	81
9.9. No Waiver; Remedies Cumulative	81
9.10. Marshalling; Payments Set Aside	81
9.11. Severability	82
9.12. Obligations Several; Independent Nature of Lenders’ Rights	82
9.13. Headings	82
9.14. APPLICABLE LAW	82
9.15. CONSENT TO JURISDICTION	82
9.16. WAIVER OF JURY TRIAL	83
9.17. Confidentiality	84
9.18. Usury Savings Clause	85
9.19. Effectiveness; Counterparts	85
9.20. PATRIOT Act	85
9.21. Electronic Execution of Assignments	85
9.22. No Fiduciary Duty	85
9.23. Obligation to Make Payment in Dollars; Judgment Currency	86
9.24. Entire Agreement	87

APPENDICES:	A	Commitments
	B	Notice Addresses

SCHEDULES:	4.1	Jurisdictions of Organization and Qualification
	4.2	Equity Interests and Ownership
	6.1(a)	Intercompany Debt
	6.9	Certain Affiliate Transactions

EXHIBITS:	A	Funding Notice
	B	Reserved
	C	Compliance Certificate
	D	Assignment Agreement
	E-1	Initial Funding Date Certificate
	E-2	Solvency Certificate
	F	Account Control Agreement
	G	Account Security Agreement
	H	Cablevisión Pledge Agreement
	I-1	Form of Borrower New York Counsel Legal Opinion
	I-2	Form of Borrower Argentine Counsel Legal Opinion

v

CREDIT AGREEMENT

This CREDIT AGREEMENT, dated as of September       , 2017, is entered into by and among CABLEVISIÓN HOLDING S.A., an Argentine sociedad anónima (“Borrower”), CITIBANK, N.A. (“Citi”), GOLDMAN SACHS BANK USA (“Goldman Sachs”), INDUSTRIAL AND COMMERCIAL BANK OF CHINA LIMITED, DUBAI (DIFC) BRANCH (“ICBC”), ITAÚ UNIBANCO S.A., NASSAU BRANCH (“Itaú”, and together with Citi, Goldman Sachs, ICBC and any other lenders party hereto from time to time, collectively, the “Lenders”), CITIGROUP GLOBAL MARKETS INC., GOLDMAN SACHS BANK USA, INDUSTRIAL AND COMMERCIAL BANK OF CHINA LIMITED, DUBAI (DIFC) BRANCH, and ITAÚ UNIBANCO S.A., NASSAU BRANCH (each in its capacity as a joint lead arranger and joint bookrunner, collectively, the “Arrangers”), CITIBANK, N.A., as Administrative Agent (together with its permitted successors in such capacity, “Administrative Agent”), CITIBANK, N.A., as Offshore Collateral Agent, and THE BRANCH OF CITIBANK, N.A. ESTABLISHED IN THE REPUBLIC OF ARGENTINA, as Onshore Collateral Agent.

RECITALS:

WHEREAS, capitalized terms used in these Recitals shall have the respective meanings set forth for such terms in Section 1.1 hereof;

WHEREAS, Lenders have agreed to extend loans to Borrower in an aggregate principal amount not to exceed $750,000,000, the proceeds of which will be used to fund (i) the Acquisition, including funding Advance Payments under the Call Option Agreement or paying the price payable to exercise the call option set forth in the Call Option Agreement, and fees and expenses in connection with the Acquisition, (ii) fees and expenses in connection with this Agreement (including, without limitation, the fees set forth in Section 2.7 of this Agreement and any applicable Taxes payable in connection with the Loans), (iii) the IR Account and (iv) such other purposes as set forth in Section 2.3 hereof; and

WHEREAS, Borrower has agreed to secure all of its Obligations by granting to Offshore Collateral Agent, for the benefit of Secured Parties, a First Priority Lien on the IR Account and the Cash Collateral Account and by granting to Onshore Collateral Agent, for the benefit of Secured Parties, a First Priority Lien on certain Equity Interests in Cablevisión owned by Borrower.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

SECTION 1. DEFINITIONS AND INTERPRETATION

1.1. Definitions.  The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:

“Account Bank” means Citibank, N.A. (together with its permitted successors in such capacity).

“Account Control Agreement” means the account control agreement to be entered into by and among Borrower, Offshore Collateral Agent and Account Bank on the initial Funding Date in substantially the form of Exhibit F, as amended, amended and restated, supplemented or otherwise modified from time to time.

“Account Security Agreement” means the account security agreement to be entered into by and between Borrower and Offshore Collateral Agent on the initial Funding Date in substantially the form of Exhibit G, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Acquisition” means the acquisition of the Target Shares pursuant to the Call Option Agreement.

“Additional Acquisition” means the acquisition by Borrower, in one or more transactions in accordance with any provision of Article IV of the Cablevisión Shareholders’ Agreement or Article IV or Article VI of the TEO Shareholders’ Agreement, of a number of shares of Cablevisión S.A. or TEO, respectively.

“Administrative Agent” as defined in the preamble hereto.

“ADR” means the American Depositary Receipts of TEO.

“Adverse Proceeding” means any action, suit, proceeding (in each case, whether administrative, judicial or otherwise), governmental investigation or arbitration at law or in equity, or before or by any Governmental Authority (including any Environmental Claims), whether pending or, to the knowledge of Borrower or any of its Subsidiaries, threatened in writing against Borrower or any of its Subsidiaries or any property of Borrower or its Subsidiaries.

“Affected Lender” as defined in Section 2.14(b).

“Affected Loans” as defined in Section 2.14(b).

“Affiliate” means, with reference to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agent” means each of (i) Administrative Agent, (ii) Collateral Agents, (iii) Arrangers and (iv) any other Person appointed under the Credit Documents to serve in an agent or similar capacity.

“Agent Affiliates” as defined in Section 9.1(b)(iii).

“Agent Fee Letter” means the fee letter dated September 19, 2017 between Administrative Agent, Collateral Agents and Borrower, or any replacement letter thereof.

“Aggregate Amounts Due” as defined in Section 2.13.

“Agreement” means this Credit Agreement, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Anti-Corruption Laws” as defined in Section 4.23.

“Applicable Margin” means a percentage, per annum, equal to (i) for the period commencing on the first Funding Date and ending on the date that is six months thereafter, 3.50%, (ii) for the period from but excluding the date that is six months following the first Funding Date to and including the first anniversary of the first Funding Date, 4.00%, and (iii) for the period from but excluding the first anniversary of the first Funding Date to and including the Maturity Date, 4.50%.

“Approved Electronic Communications” means any notice, demand, communication, information, document or other material that Borrower provides to Administrative Agent pursuant to any Credit Document or the transactions contemplated therein which is distributed to Agents or Lenders by means of electronic communications pursuant to Section 9.1(b).

“Argentina” means the Republic of Argentina.

“Argentine Bankruptcy Law” means the Argentine Bankruptcy law No. 24,522, as amended, supplemented or otherwise modified from time to time.

“Argentine Foreign Exchange Market” means the Argentine single and free foreign exchange market (Mercado Único y Libre de Cambios).

“Argentine Foreign Exchange Regulations” means any foreign exchange Law issued by the Argentine Congress, the Executive Branch of the Argentine Government, the Argentine Ministry of Economy, the Central Bank and/or any other Argentine Governmental Authority applicable to the Credit Documents, including but not limited to Communications “A” 3602 and 6244 issued by the Central Bank, as such Argentine Foreign Exchange Regulations may be amended, supplemented or otherwise modified (including through interpretative letters issued by any Argentine Governmental Authority) from time to time.

“Argentine Income Tax Law” means the Argentine law No. 20,628, as amended, supplemented or otherwise modified from time to time.

“Argentine Value Added Tax Law” means the Argentine law No. 23,349, as amended, supplemented or otherwise modified from time to time.

“Arrangers” as defined in the preamble hereto.

“Asset Sale” means a sale, lease or sub-lease (as lessor or sublessor), sale and leaseback, assignment, conveyance, exclusive license (as licensor or sublicensor), transfer or other disposition to, or any exchange of property with, any Person (other than Borrower or its Subsidiaries), in one transaction or a series of transactions, of all or any part of Borrower’s or any of its Subsidiaries’ business, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, leased or licensed, including any Equity Interests owned by Borrower or any of its Subsidiaries (including the Target Shares following the consummation of the Acquisition); provided that “Asset Sale” shall not include any asset sale permitted under Section 6.6(a) through Section 6.6(h).

“Assignment Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit D, with such amendments or modifications as may be approved by Administrative Agent.

“Assignment Effective Date” as defined in Section 9.6(b).

“Authorized Officer” means, as applied to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, president, vice president (or the equivalent thereof), chief financial officer or treasurer of such Person; provided that the secretary or assistant secretary of such Person shall have delivered an incumbency certificate to Administrative Agent as to the authority and a sample signature of such Authorized Officer.

“Availability Period” means the period from and including the date of this Agreement to and including the date which is 90 days after the date thereof.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Basel Bank” means a Foreign Bank organized under the laws of a country, the central bank or similar governmental authority of which has adopted the International Supervision Banking Standards established by the Basel Committee on Banking Regulations and Supervisory Practices.

“Board of Governors” means the Board of Governors of the United States Federal Reserve System, or any successor thereto.

“Borrower” as defined in the preamble hereto.

“Business Day” means (i) any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York, Dubai or the City of Buenos Aires, Argentina or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close and (ii) with respect to all notices, determinations, fundings and payments in connection with the Loans, any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in Dollar deposits in the London interbank market.

“Cablevisión” means (i) at all times prior to the date on which the Merger becomes effective, Cablevisión S.A., and (ii) on and from the date on which the Merger becomes effective, TEO.

“Cablevisión S.A.” means Cablevisión S.A., an Argentine sociedad anónima.

“Cablevisión Senior Notes” means the 6.500% Senior Notes of Cablevisión due 2021 issued under the Indenture.

“Cablevisión Pledge Agreement” means the offer of Argentine law Pledge Agreement to be accepted by Borrower substantially in the form of Exhibit H, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Cablevisión Shareholders’ Agreement” means that Amended and Restated Shareholders’ Agreement dated as of May 4, 2017 by and among VLG, Borrower, FIA, Fintech Advisory and Cablevisión S.A.

“Call Option Agreement” means that certain Offer of Call Option Agreement, from Fintech Advisory, FT and FIA to Borrower, dated July 7, 2017 and accepted by Borrower on July 7, 2017.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with IFRS, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Capital Stock” means, with respect to any Person, any and all shares of stock of a corporation, partnership interests or other equivalent interests (however designated, whether voting or non-voting) in such Person’s equity, entitling the holder to receive a share of the profits and losses, and a distribution of assets, after liabilities, of such Person.

“Cash” means money, currency or a credit balance in any demand or Deposit Account.

“Cash Collateral Account” means the cash collateral account maintained by Borrower with Account Bank in New York City and subject to the Account Control Agreement, or any other account that replaces such account with the approval of Offshore Collateral Agent (acting at the instruction of the Requisite Lenders).

“Cash Equivalents” means, as at any date of determination, any of the following: (i) any evidence of Debt issued by, or unconditionally guaranteed by, the United States or the Argentine governments or issued by any agency or instrumentality thereof and backed by the full faith and credit of the United States or Argentina, as applicable, or such Debt constitutes a general obligation of such country, (ii) deposits, certificates of deposit or acceptances with a maturity of 180 days or less of, or Debt with a maturity of 365 days or less from the date of the acquisition of, (x) any financial institution that is a member of the Federal Reserve System of the United States and has combined capital and surplus and undivided profits (or any similar capital concept) of not less than $500,000,000 or (y) any financial institution organized under the laws of a country where Borrower or any of its Subsidiaries conducts operations that is licensed to act as such by the central bank or other similar authority in such jurisdiction and has combined capital and surplus and undivided profits (or any similar capital concept) of, with respect to any such financial institution in Argentina, not less than $25,000,000 or, with respect to any financial institution in the Oriental Republic of Uruguay or any other applicable jurisdiction, not less than $10,000,000; provided that the aggregate amount of any such deposits, certificates of deposit or acceptances or any such Debt secured by a letter of credit of any such financial institution with combined capital and surplus and undivided profits (or any similar capital concept) of less than $100,000,000 shall not exceed thirty percent (30%) of the aggregate amount of Cash Equivalents at any time; provided, further, that such bank is not under intervention, receivership or any similar arrangement at the time of such deposit or the acquisition of such certificate of deposit or acceptance, (iii) Debt with a maturity within 180 days or less of their date of acquisition issued by a corporation (other than an Affiliate of Borrower) organized under the laws of Argentina or any part thereof or the United States or any state thereof or the District of Columbia and rated at least “A-1” by S&P or “P-1” by Moody’s, (iv) repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued or unconditionally guaranteed by the government of Argentina or the United States government (in the case of any Argentine or United States government obligations, respectively), in each case maturing within one year from the date of acquisition and (v) investments in money market funds all of the assets of which consist of securities of the type described in the foregoing clauses (i) through (iv).

“Central Bank” means the Central Bank of Argentina.

“Change of Control” means (i) any or all of the Permitted Holders shall cease to beneficially own at least 50.1% on a fully diluted basis of the voting interests in the Equity Interests of Borrower or (ii) Borrower shall cease to beneficially own Equity Interests representing, on a fully diluted basis, less than 50.1% of the total voting power of the Equity Interests of Cablevisión S.A., other than as a result of the Merger, in which case, (A) such Equity Interests of Cablevisión S.A. shall have been replaced with Equity Interests representing, on a fully diluted basis, at least 30% of the total voting power of the Equity Interests of TEO; (B) Borrower shall not agree to any amendment or other modification to Article II of the TEO Shareholders’ Agreement that would be disadvantageous in any material respect to Borrower; and (C) no Person (other than any parties to the TEO Shareholders’ Agreement) shall beneficially own Equity Interests representing, on a fully diluted basis, more than 50% of the total voting power of the Equity Interests of TEO.

“Check” as defined in Section 2.4(c).

“Check Account” as defined in Section 2.4(c).

“Citi” as defined in the preamble hereto.

“CNV” means the Comisión Nacional de Valores of Argentina.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means, collectively, all of the property (including Equity Interests) in which Liens are purported to be granted pursuant to the Collateral Documents as security for the Obligations.

“Collateral Agents” means Offshore Collateral Agent and Onshore Collateral Agent.

“Collateral Documents” means the Account Security Agreement, the Cablevisión Pledge Agreement, the Account Control Agreement and all other instruments, documents and agreements delivered by or on behalf of Borrower pursuant to this Agreement or any of the other Credit Documents in order to grant to, or perfect in favor of, Collateral Agent, for the benefit of Secured Parties, a Lien on any real, personal or mixed property of Borrower as security for the Obligations.

“Collateralization Ratio” means the ratio as of the last day of any calculation period (or, in the case of the initial Funding Date, as of the initial Funding Date) of (i) the sum of (a) the Total Cablevisión Security as of such day and (b) the value of any Cash or Cash Equivalents then on deposit in or credited to the Cash Collateral Account, to (ii) the outstanding principal amount of the Loans as of such date; provided that with respect to the initial Funding Date, clause (i)(b) shall be disregarded.

“Commitment” means the commitment of a Lender to make or otherwise fund a Loan and “Commitments” means such commitments of all Lenders in the aggregate.  The amount of each Lender’s Commitment is set forth on Appendix A or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof.  The aggregate amount of the Commitments as of the date of this Agreement is $750,000,000.

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit C.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Credit Document” means any of this Agreement, the Check, the Agent Fee Letter, the Collateral Documents, and all other documents, certificates, instruments or agreements executed and delivered by or on behalf of Borrower for the benefit of any Agent or any Lender under any of foregoing documents on or after the date hereof.

“CV Shareholder Letter” means that certain letter delivered by Borrower to certain of the other parties to the Cablevision Shareholders’ Agreement with respect to certain matters thereunder, in form and in substance reasonably acceptable to Lenders.

“CVH Leverage Ratio” means, as of the last date of any Fiscal Quarter, the ratio of: (x) the aggregate amount of consolidated Debt of Borrower and its Subsidiaries as of such date to (y) the aggregate amount of EBITDA of Borrower and its Subsidiaries for the four Fiscal

Quarters ended on such date (the “reference period”); provided that, prior to June 30, 2018, such EBIDTA for any Fiscal Quarter ended prior to June 30, 2017 shall refer to the EBITDA of Cablevisión S.A. and its Subsidiaries only. In making the foregoing calculation: during the reference period, pro forma effect will be given to: (A) the acquisition or disposition of companies, divisions or lines of businesses by Borrower and its Subsidiaries (or Cablevisión S.A. and its Subsidiaries, as applicable), including any acquisition or disposition of a company, division or line of business since the beginning of the reference period by a Person that became a Subsidiary after the beginning of the reference period, and (B) the discontinuation of any discontinued operations, in each case that have occurred since the beginning of the reference period as if such events had occurred, and, in the case of any disposition, the proceeds thereof applied, on the first day of the reference period. To the extent that pro forma effect is to be given to an acquisition or disposition of a company, division or line of business, the pro forma calculation will be based upon the most recent four full Fiscal Quarters for which the relevant financial information is available.

“Debt” means, with respect to any Person, without duplication: (i) all indebtedness of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments, excluding obligations in respect of trade letters of credit or bankers’ acceptances issued in respect of trade payables to the extent not drawn upon or presented, or, if drawn upon or presented, the resulting obligation of the Person is paid within ten (10) Business Days, (iv) all obligations of such Person to pay the deferred and unpaid purchase price of property or services which are recorded as liabilities under IFRS, excluding trade payables arising in the ordinary course of business, (v) all obligations of such Person as lessee under Capital Leases, (vi) all Debt of other Persons guaranteed by such Person to the extent so guaranteed, (vii) all Debt of other Persons secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person, (viii) all obligations of such Person under Hedging Agreements; and (ix) all Disqualified Stock (the amount of Debt therefrom deemed to equal any involuntary liquidation preference plus accrued and unpaid dividends). The amount of Debt of any Person will be deemed to be: (A) with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, (B) with respect to Debt secured by a Lien on an asset of such Person but not otherwise the obligation, contingent or otherwise, of such Person, the lesser of (x) the fair market value of such asset on the date the Lien attached and (y) the amount of such Debt, (C) with respect to any Debt issued with original issue discount, the face amount of such Debt less the remaining unamortized portion of the original issue discount of such Debt, (D) with respect to any Hedging Agreement, the net amount payable if such Hedging Agreement terminated at that time due to default by such Person, and (E) otherwise, the outstanding principal amount thereof.

“Debtor Relief Laws” means the Bankruptcy Code, the Argentine Bankruptcy Law and all other liquidation, conservatorship, bankruptcy, concurso, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, restructuring, winding-up or composition or readjustment of debts or similar debtor relief Laws of the United States, Argentina or any other applicable jurisdictions from time to time in effect.

“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Defaulting Lender” means, subject to Section 2.18(b), any Lender (a) that has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies Administrative Agent and Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (which conditions precedent, together with the applicable default, if any, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) that has notified Borrower or Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lenders’ obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with the applicable default, if any, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) that has failed, within three Business Days after written request by Administrative Agent or Borrower, to confirm in writing to Administrative Agent and Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by Administrative Agent and Borrower), or (d) in respect of which Administrative Agent has received written notification that such Lender or its direct or indirect parent company (i) is insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors or (ii) is the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender or its direct or indirect parent company, or such Lender or its direct or indirect parent company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Disqualified Equity Interests” means Equity Interests that by their terms or upon the happening of any event are: (i) required to be redeemed or redeemable at the option of the holder prior to the Stated Maturity of the Cablevisión Senior Notes for consideration other than Qualified Equity Interests, or (ii) convertible at the option of the holder into Disqualified Equity Interests or exchangeable for Debt.

“Disqualified Stock” means Capital Stock constituting Disqualified Equity Interests.

“Dollars” and the sign “$” mean the lawful currency of the United States of America.

“EBITDA” means, for any period, the sum of (i) total revenues, less (ii) the sum of: (A) cost of sales; (B) selling expenses; and (C) administrative expenses, plus (iii) depreciation and amortization, in each case as determined, for the relevant period, on a consolidated basis for Borrower and its Subsidiaries, Cablevisión S.A. or Cablevisión and its Subsidiaries, as applicable, in conformity with IFRS.

“Eligible Assignee” means any Person other than a natural person that is (i) a Lender or an Affiliate of any Lender or a Related Fund (any two or more Related Funds being treated as a single Eligible Assignee for all purposes hereof), (ii) a commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) and which extends credit or buys loans in the ordinary course of business, or (iii) an Affiliate of Borrower; provided that none of (a) any Defaulting Lender or (b) Borrower shall be an Eligible Assignee.

“Engagement Letter” means the Engagement Letter documented through an Offer Letter, dated on or around the date hereof, from Citi, Goldman Sachs, ICBC and Itaú to Borrower.

“Environmental Claim” means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (ii) in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity; or (iii) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

“Environmental Laws” means, with respect to any Person, any and all current or future foreign or domestic, federal or state (or any subdivision of either of them), statutes, ordinances, orders, rules, regulations, judgments, Governmental Authorizations, or any other requirements of Governmental Authorities relating to (i) environmental matters, including those relating to any Hazardous Materials Activity; (ii) the generation, use, storage, transportation or disposal of Hazardous Materials; or (iii) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare, in each case applicable to such Person or any its Facilities.

“Equity Interests” means all Capital Stock and all warrants or options with respect to, or other rights to purchase, Capital Stock, but excluding Debt convertible into equity.

“Event of Default” means each of the conditions or events set forth in Section 7.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Exchange Business Day” means any day on which any stock exchange on which the GDRs or shares of Borrower (as applicable) are listed (including, without limitation, the Buenos Aires Stock Exchange or the London Stock Exchange) is scheduled to be open for trading for its regular trading sessions (notwithstanding such stock exchanges’ closing prior to its scheduled weekday closing times, and without regard to after hours or any other trading outside of the regular trading session hours).

“Exchange Rate” means, for any day, the exchange rate for Pesos to Dollars published under the Central Bank’s Communication “A” 3500 for such day or, if on such day such rates are not quoted, at the last day on which such rates were offered preceding such day.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to an Agent or Lender or required to be withheld or deducted from a payment to an Agent or Lender: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Agent or Lender being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof), or (ii) that are Other Connection Taxes, (b) Taxes attributable to such Agent or Lender’s failure to comply with Section 2.16(f), (c) any withholding Taxes imposed under FATCA ,or (d) in the case of a Lender, any withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a Law in effect on the date on which (x) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by Borrower under Section 2.19) or (y) such Lender changes its lending office, except, in the case of either (x) or (y), to the extent such withholding Taxes would apply to such Lender if it were a Basel Bank and otherwise meets the requirements of Section 93 paragraph (c) of the Argentine Income Tax Law.

“Facility” means, with respect to any Person, any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by such Person.

“FATCA” means:

(a)                                 Sections 1471 to 1474 of the Code or any associated regulations;

(b)                                any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the United States and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)                                  any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the U.S. Internal Revenue Service, the government of the United States or any governmental or taxation authority in any other jurisdiction.

“First Priority” means, with respect to any Lien purported to be created on any Collateral pursuant to any Collateral Document, that such Lien is the only Lien to which such Collateral is subject, other than any Permitted Lien.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of Borrower and its Subsidiaries ending on December 31st of each calendar year.

“FIA” means Fintech Media, LLC, a Delaware limited liability company.

“Fintech Advisory” means Fintech Advisory Inc., a Delaware corporation.

“Foreign Bank” means a Lender that makes and maintains its Loan through a lending office located outside Argentina.

“FT” means Fintech Telecom, LLC, a Delaware limited liability company.

“Funding Date” means a date on which Loans are made hereunder.

“Funding Notice” means a notice substantially in the form of Exhibit A.

“GDRs” means the Global Depository Receipts of Borrower.

“Goldman Sachs” as defined in the preamble hereto.

“Governmental Authority” means any federal, state, provincial, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity, officer or examiner exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with any state in the United States, the United States, Argentina or a foreign entity or government.

“Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Debt of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise of such Person:

i.                  to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); or

ii.               entered into for the purposes of assuring in any other manner the obligee of such Debt of the payment thereof or to protect such obligee against loss in respect thereof, in whole or in part, provided that the term “Guarantee” does not include endorsements for collection or deposit in the ordinary course of business.

“Hazardous Materials” means any chemical, material or substance, exposure to which is prohibited or limited by any Governmental Authority or which may or could pose a hazard to the health and safety of the owners, occupants or any Persons in the vicinity of any Facility or to the indoor or outdoor environment.

“Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

“Hedging Agreement” means (i) any interest rate swap agreement, interest rate cap agreement or other agreement designed to protect against fluctuations in interest rates, or (ii) any foreign exchange forward contract, currency swap agreement or other agreement designed to protect against fluctuations in foreign exchange rates.

“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.

“Historical Financial Statements” means, as of the date hereof, (i) the audited financial statements of Cablevisión and its Subsidiaries for the immediately preceding three Fiscal Years, consisting of balance sheets and the related consolidated statements of income, stockholders’ equity and cash flows for such Fiscal Years, (ii) the unaudited financial statements of Cablevisión and its Subsidiaries as of the most recent Fiscal Quarter ended after the date of the most recent audited financial statements and at least 45 days prior to the date hereof, consisting of a balance sheet and the related consolidated statements of income, stockholders’ equity and cash flows for the three-, six - or nine-month period, as applicable, ending on such date, and (iii) the opening balance sheet of Borrower dated as of May 1, 2017 and, in the case of clauses (i) and (ii), certified by an authorized signatory of Borrower that they fairly present, in all material respects, the financial condition of Borrower and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments.

“ICBC” as defined in the preamble hereto.

“IFRS” means, subject to the provisions of Section 1.2, the International Financial Reporting Standards, as issued by the International Accounting Standards Board, as in effect from time to time.

“Increased-Cost Lender” as defined in Section 2.19.

“Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable and documented fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding or hearing commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect, special or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any Indemnitee, in any manner relating to or arising out of (i) this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby (including the Lenders’ agreement to make Loans, the syndication of the credit facility provided for herein or the use or intended use of the proceeds thereof), any amendments, waivers or consents with respect to any provision of this Agreement or any of the other Credit Documents, or any enforcement of any of the Credit Documents (including any sale of, collection from, or other realization upon any of the Collateral, or (ii)  any Environmental Claims or any Hazardous Materials Activity relating to or existing from directly or indirectly, any past or present activity, operation, land ownership, or practice of Borrower or any of its Subsidiaries that, in the case of this clause (ii), has had or is reasonably likely to have a Material Adverse Effect.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Borrower under any Credit Document by any Governmental Authority of Argentina or any other jurisdiction from which Borrower elects to make payments or by any political subdivisions or taxing authorities thereof or therein, and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” as defined in Section 9.3(a).

“Indenture” means the Indenture, dated as of June 15, 2016, among Cablevisión, as issuer, Deutsche Bank Trust Company Americas, Deutsche Bank S.A. and Deutsche Bank Luxembourg S.A., in relation to Cablevisión’s 6.500% Senior Notes due 2021, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Initial Funding Date Certificate” means an Initial Funding Date Certificate in the form of Exhibit E-1.

“Intercompany Debt” as defined in Section 6.1(a).

“Interest Payment Date” means the last day of each Interest Period applicable to such Loan and the Maturity Date.

“Interest Period” means, in connection with each Loan, an interest period (i) initially, commencing on the Funding Date for such Loan and ending on the last day of the Availability Period, and (ii) thereafter, of three months commencing on the day on which the immediately preceding Interest Period expires; provided that (a) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless no further Business Day occurs in such month, in which case such Interest Period shall expire on the immediately preceding Business Day; (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c) of this definition, end on the last Business Day of a calendar month; and (c) no Interest Period shall extend beyond the Maturity Date.

“Interest Rate Determination Date” means, with respect to any Interest Period, the day that is two Business Days prior to the first day of such Interest Period.

“Investment” means (i) any direct or indirect advance, loan or other extension of credit to another Person, (ii) any capital contribution to another Person, by means of any transfer of cash or other property or in any other form, (iii) any purchase or acquisition of Equity Interests, bonds, notes or other Debt, or other similar instruments or securities issued by another Person, including the receipt of any of the above as consideration for the disposition of assets or rendering of services, or (iv) any Guarantee of any obligation of another Person. If Borrower sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary so that, after giving effect to that sale or disposition, such Person is no longer a Subsidiary of Borrower, all remaining Investments of Borrower in such Person shall be deemed to have been made at such time.

“IR Account” means the interest reserve account maintained by Borrower with Account Bank in New York City and subject to the Account Control Agreement, or any other account that replaces such account with the approval of Offshore Collateral Agent (acting at the instruction of the Requisite Lenders).

“Itaú” as defined in the preamble hereto.

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided that in no event shall any corporate Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

“Law” means any applicable international, foreign, federal, state or local statute, treaty, guideline, regulation, ordinance, code or administrative or judicial precedent or authority, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof and any applicable administrative order, directed duty, request, license, authorization or permit of, or agreement with, any Governmental Authority.

“Lender” means each financial institution listed on the signature pages hereto as a Lender, and any other Person that becomes a party hereto pursuant to an Assignment Agreement.

“Leverage Ratio” means, as of the last date of any Fiscal Quarter, the ratio of: (x) the aggregate amount of consolidated Debt of Cablevisión and its Subsidiaries as of such date to (y) the aggregate amount of EBITDA of Cablevisión and its Subsidiaries for the four Fiscal Quarters ended on such date (the “reference period”). In making the foregoing calculation: during the reference period, pro forma effect will be given to: (A) the acquisition or disposition of companies, divisions or lines of businesses by Cablevisión and its Subsidiaries, including any acquisition or disposition of a company, division or line of business since the beginning of the reference period by a Person that became a Subsidiary after the beginning of the reference period and (B) the discontinuation of any discontinued operations, in each case that have occurred since the beginning of the reference period as if such events had occurred, and, in the case of any disposition, the proceeds thereof applied, on the first day of the reference period. To the extent that pro forma effect is to be given to an acquisition or disposition of a company, division or line of business, the pro forma calculation will be based upon the most recent four full Fiscal Quarters for which the relevant financial information is available.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or Capital Lease).

“LIBOR” means, for any Interest Rate Determination Date with respect to an Interest Period, the rate per annum determined by Administrative Agent at approximately at 11:00 a.m. (London, England time) on such Interest Rate Determination Date to be the London interbank offered rate administered by the ICE Benchmark Administration (or any other person which takes over the administration of that rate) for deposits (for delivery on the first day of such period) with a term of three months in Dollars displayed on the ICE LIBOR USD page of the Reuters Screen (or any replacement Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Reuters, or (b) in the event the rate referenced in the preceding clause (a) is not available, the rate per annum equal to the offered quotation rate to first class banks in the London interbank market by Administrative Agent for deposits (for delivery on the first day of the relevant Interest Period) in Dollars of amounts in same day funds comparable to the principal amount of the applicable Loan of Administrative Agent, in its capacity as a Lender, for which LIBOR is then being determined with a maturity comparable to such Interest Period as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date; provided, however, that notwithstanding the foregoing, LIBOR shall at no time be less than 0% per annum; provided, further, that with respect to any Interest Period that does not coincide to a length or period published ICE Benchmark Administration (or any other person which takes over the administration of that rate), “LIBOR” shall be determined through the use of straight-line interpolation by reference to two such rates, one of which shall be determined as if the length of the period of such deposits were the period of time for which the rate for such deposits are available is the period next shorter than the length of such Interest Period and the other of which shall be determined as if the period of time for which the rate for such deposits are available is the next longer period.

“Loan” means a Loan made by a Lender to Borrower pursuant to Section 2.1(a).

“Loan Exposure” means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the Loans of such Lender plus such Lender’s unused Commitment.

“Margin Stock” as defined in Regulation U.

“Market Price Per Share” means, for each Exchange Business Day: (A) prior to the Merger, a price equal to the lowest of: (i) the official closing sale price per GDR published by any stock exchange on which the GDRs are listed on such Exchange Business Day, (ii) the average of the last quoted bid and ask prices for the GDRs in the over-the-counter market on the relevant date as reported by the National Quotation Bureau or similar organization, and (iii) the official closing sale price per Class B share of Borrower published by the Buenos Aires Stock Exchange on such Exchange Business Day divided by the Exchange Rate published on such Exchange Business Day; and (B) upon and following the Merger, a price equal to the lowest of: (i) the official closing sale price per ADR published by any stock exchange on which the ADRs are listed on such Exchange Business Day divided by five, (ii) the average of the last quoted bid and ask prices for the ADRs in the over-the-counter market on the relevant date as reported by the National Quotation Bureau or similar organization divided by five, and (iii) the official closing sale price per share of TEO published by the Buenos Aires Stock Exchange on such Exchange Business Day divided by the Exchange Rate published on such Exchange Business Day.

“Material Adverse Effect” means a material adverse effect on (i) the business, operations, properties, assets, condition (financial or otherwise) or prospects of Borrower and its Subsidiaries taken as a whole; (ii) the ability of Borrower to perform its Obligations; (iii) the legality, validity, binding effect or enforceability against Borrower of a Credit Document to which it is a party; or (iv) the rights, remedies and benefits available to, or conferred upon, any Agent, any Lender or any Secured Party under any Credit Document.

“Maturity Date” means the earlier of (a) the date falling 18 months after the date hereof, and (b) the date on which all Loans shall become due and payable in full hereunder, whether by acceleration or otherwise.

“Merger” means the consummation of the merger of TEO and Cablevisión S.A. in accordance in all material respects with the terms of the Merger Agreement, as a result of which Cablevisión S.A. will be merged into TEO, following which TEO will be the surviving entity and Cablevisión S.A. will be dissolved without liquidation and all of its assets and liabilities transferred to TEO, as applicable, in accordance with Argentine corporate law and the terms of the Merger Agreement.

“Merger Agreement” means that certain preliminary merger agreement (Compromiso Previo de Fusión) dated June 30, 2017 between Cablevisión S.A. and TEO, as it may be amended, modified or waived from time to time.

“Merger Collateral Release Date” means the first Business Day on which (i) the Merger has occurred and (ii) Borrower has replaced the Equity Interests in Cablevisión that formed part of the Collateral prior to the Merger with an equivalent amount (by value) of Equity Interests in TEO, in accordance with the requirements of the Cablevisión Pledge Agreement.

“Milestones” means the Milestones as defined in the Engagement Letter, as such term may be amended, modified or waived from time to time.

“Moody’s” means Moody’s Investors Service, Inc.

“Net Asset Sale Proceeds” means, with respect to any Asset Sale, an amount equal to: (i) Cash payments (including any Cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) received by Borrower from such Asset Sale, minus (ii) any bona fide direct costs incurred in connection with such Asset Sale, including (a) brokerage commissions and other fees and expenses related to such Asset Sale, including fees and expenses of counsel, accountants and investment bankers, (b) provisions for taxes as a result of such Asset Sale (without regard to the consolidated results of operations of Borrower and its Subsidiaries), including income or gains taxes payable by the seller as a result of any gain recognized in connection with such Asset Sale, (c) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Debt (other than the Loans) that is secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such Asset Sale and (d) any amounts required to be reserved or withheld as a reserve against liabilities associated with such Asset Sale, including pension and other post-employment benefit liabilities, liabilities related to environmental matters and indemnification obligations (fixed or contingent)  in connection with such Asset Sale; provided that upon release of any such reserve for indemnity obligations, the amount released shall be considered Net Asset Sale Proceeds.

“Net Equity Proceeds” means an amount equal to any Cash proceeds from a capital contribution to, or the issuance of any Equity Interests of, Borrower, net of (a) underwriting discounts and commissions, (b) provisions for taxes as a result of disposition of such Equity Interests, and (c) other reasonable costs and expenses associated therewith, including reasonable legal and accountants’ fees and expenses.

“Non-Consenting Lender” as defined in Section 2.19.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Obligations” means all obligations of every nature of Borrower, including obligations from time to time owed to Agents (including former Agents), Lenders or any of them, under any Credit Document, whether for principal, interest, fees, expenses, indemnification or otherwise.

“Offshore Collateral Agent” means Citibank, N.A. (together with its permitted successors in such capacity).

“Onshore Collateral Agent” means the branch of Citibank, N.A. established in the Republic of Argentina (together with its permitted successors in such capacity).

“Organizational Documents” means (i) with respect to any corporation or company, its certificate, memorandum or articles of incorporation, organization or association, as amended, and its by-laws, as amended, (ii) with respect to any limited partnership, its certificate or declaration of limited partnership, as amended, and its partnership agreement, as amended, (iii) with respect to any general partnership, its partnership agreement, as amended, and (iv) with respect to any limited liability company, its articles of organization, as amended, and its operating agreement, as amended.  In the event any term or condition of this Agreement or any other Credit Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such Organizational Document shall only be to a document of a type customarily certified by such governmental official.

“Other Connection Taxes” means, with respect to an Agent or Lender, Taxes imposed as a result of a present or former connection between such Agent or Lender and the jurisdiction imposing such Tax (other than connections arising from such Agent or Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made at the request of Borrower pursuant to Section 2.19).

“Participant Register” as defined in Section 9.6(g)(i).

“PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001).

“Permitted Debt” means the Debt permitted pursuant to Section 6.1.

“Permitted Holder” means (a) GC Dominio S.A. and any of its successors and affiliates, any limited partnership of which any of them or their successors or affiliates is the general partner and any investment fund controlled or managed by any of them or their successors or Affiliates, and (b) any of (i) Hector Horacio Magnetto, José Antonio Aranda, Lucio Rafael Pagliaro, (ii) the legitimate heirs by reason of death of each of Ernestina Laura Herrera de Noble, Hector Horacio Magnetto, José Antonio Aranda, Lucio Rafael Pagliaro, (iii) any Privileged Relatives of any of the individuals set forth in sub-clauses (b)(i) and (b)(ii) of this definition, (iv) any trust the beneficiaries of which are any of the individuals set forth in sub-clauses (b)(i) and (b)(ii) of this definition and/or any Privileged Relatives of any of such noted individuals, and (v) any Person (other than an individual) directly or indirectly majority owned or controlled by one or more individuals set forth in sub-clauses (b)(i) and (b)(ii) of this definition and/or any Privileged Relatives of any Permitted Holder or any one or more trustees of any trust set forth in clause (b)(iv) of this definition acting in such capacity.

“Permitted Investments” means each of the Investments permitted pursuant to Section 6.5.

“Permitted Liens” means each of the Liens permitted pursuant to Section 6.2.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

“Pesos” means the lawful currency of Argentina.

“Platform” as defined in Section 5.2.

“Preferred Stock” means, with respect to any Person, any and all Capital Stock which is preferred as to the payment of dividends or distributions, upon liquidation or otherwise, over another class of Capital Stock of such Person.

“Principal Office” means, for Administrative Agent, its “Principal Office” as set forth on Appendix B, or such other office or office of a third party or sub-agent, as appropriate, as it may from time to time designate in writing to Borrower and each Lender.

“Private Lenders” means Lenders that wish to receive Private-Side Information.

“Private-Side Information” means any information with respect to Borrower and its Subsidiaries that is not Public-Side Information.

“Privileged Relative” means, in relation to an individual, his or her spouse and any relative of such individual with a common ancestor up to the fourth degree (including adopted children who have been adopted during their minority and step-children who have acquired that relationship with such individual or with any such relative during their minority) and any spouse of any such relative.

“Pro Rata Share” means with respect to all payments, computations and other matters relating to the Loan of any Lender, the percentage obtained by dividing (a) the Loan Exposure of that Lender by (b) the aggregate Loan Exposure of all Lenders.

“Public Lenders” means Lenders that do not wish to receive Private-Side Information.

“Public-Side Information” means information that is either (x) of a type that would be made publicly available if Borrower or any of its Subsidiaries were issuing securities pursuant to a public offering or (y) not material (for purposes of United States federal, state or other applicable securities laws) to make an investment decision with respect to securities of Borrower or any of its Subsidiaries.

“Qualified Equity Interests” means all Equity Interests of a Person other than Disqualified Equity Interests.

“Register” as defined in Section 2.4(b).

“Regulation D” means Regulation D of the Board of Governors, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation T” means Regulation T of the Board of Governors, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Board of Governors, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board of Governors, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Related Agreements” means, collectively, the Call Option Agreement, the Merger Agreement and any other material documents related to either the Acquisition or the Merger (excluding, for the avoidance of doubt, the TEO Shareholders’ Agreement and the Cablevisión Shareholders’ Agreement).

“Related Fund” means, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed by such Lender or by an Affiliate of such Lender.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

“Replacement Lender” as defined in Section 2.19.

“Required IR Account Balance” means, on any date of determination, an amount of Cash at least equal to the total amount of interest payable on the Loans during the following six-month period.  For purposes of calculating the Required IR Account Balance, (i) it shall be assumed that the outstanding principal amount of the Loans on each day during such six-month period will be the same as the amount outstanding on such date of determination after giving effect to the funding of any Loans on such date and (ii) any change in the interest rate applicable to the Loans due to a change in LIBOR or the Applicable Margin shall be given immediate effect on the date of such change.

“Requisite Lenders” means one or more Lenders having or holding Loan Exposure and representing more than 50% of the aggregate Loan Exposures; provided that, for purposes of the definition of Requisite Lenders, any Lender that is an Affiliate of Borrower shall not be considered a Lender and such Lender’s Loan Exposure shall not be considered part of the aggregate Loan Exposures.

“Restricted Junior Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of Borrower now or hereafter outstanding; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of Borrower now or hereafter outstanding; (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of Borrower now or hereafter outstanding; and (iv) management or similar fees payable to any direct or indirect parent of Borrower.

“S&P” means Standard & Poor’s, a Division of The McGraw-Hill Companies, Inc.

“Sanctions” as defined in Section 4.23.

“Sanctions Laws” as defined in Section 4.23.

“Secured Parties” means Agents and Lenders.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Significant Subsidiary” means each Subsidiary that is a “significant subsidiary” as such term is defined in Regulation S-X of the U.S. Securities and Exchange Commission.

“Share Market Value” means (A) on any calculation date prior to the Merger: (a) the average weighted Market Price Per Share of Borrower for the period of 30 days ending on the Business Day immediately prior to the calculation date (or, with respect to any calculation date on or prior to the initial Funding Date, for such shorter period as Borrower’s shares have been listed for trading on the Buenos Aires Stock Exchange); multiplied by (b) the aggregate number of shares of Borrower issued and outstanding as of such date; plus (c) the aggregate amount of Debt issued or borrowed by Borrower and outstanding as of such calculation date; divided by (d) 0.60 (or such other fraction representing the aggregate direct and indirect economic interests in Cablevisión held by Borrower as of such date); divided by (e) the aggregate number of shares issued and outstanding in Cablevisión on such date; and (B) on any calculation date upon and following the Merger, the average weighted Market Price Per Share of TEO for the period of 30 days ending on the Business Day immediately prior to the calculation date.

“Spinco Interests” means 100% of the capital of a newly-formed entity established under the laws of the State of Delaware or a jurisdiction mutually agreed upon by the parties to the Call Option Agreement, the assets of which consist solely of any of (i) shares of Sofora Telecomunicaciones S.A., together with any rights to declared but unpaid dividends of TEO, (ii) class B preferred shares of Nortel Inversora S.A., together with any rights to declared but unpaid dividends of TEO and/or (iii) ordinary shares of TEO, together with any rights to declared but unpaid dividends (whether directly or in the form of American Depositary Shares), which in the aggregate will represent 13.51% of the total outstanding share capital of TEO on a fully diluted basis, together with any rights to declared but unpaid dividends, which as of July 7, 2017 is represented by 130,969,944 shares of common stock of TEO, together with any right to declared but unpaid dividends.

“Solvency Certificate” means a Solvency Certificate substantially in the form of Exhibit E-2.

“Solvent” means, with respect to Borrower, that, as of the date of determination, both (i) (a) the sum of Borrower’s debt (including contingent liabilities) does not exceed the present fair saleable value of Borrower’s present assets; (b) Borrower will not have unreasonably small capital with which to conduct its business operations as heretofore conducted; and (c) Borrower has not incurred and does not intend to incur debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise); and (ii) Borrower is “solvent” within the meaning given to that term and similar terms under laws applicable to Borrower relating to fraudulent transfers and conveyances.

“Subsidiary” means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the outstanding Voting Stock is owned, directly or indirectly, by, or, in the case of a partnership, the sole general partner or the managing partner or the only general partners of which are, such Person and one or more Subsidiaries of such Person (or a combination thereof). Unless otherwise specified, “Subsidiary” means a Subsidiary of Borrower.

“Stated Maturity” means (i) with respect to any Debt, the date specified as the fixed date on which the final installment of principal of such Debt is due and payable or (ii) with respect to any scheduled installment of principal of or interest on any Debt, the date specified as the fixed date on which such installment is due and payable as set forth in the documentation governing such Debt, not including any contingent obligation to repay, redeem or repurchase prior to the regularly scheduled date for payment.

“Target Shares” means a number of membership interests of FT that will represent 13.51% of the total outstanding share capital of TEO on a fully diluted basis, together with any rights to declared but unpaid dividends, in accordance with the Call Option Agreement. The term Target Shares shall also include the VLG Membership Interests or Spinco Interests to be delivered in lieu of Fintech Advisory’s right to deliver the membership interests in FT described in the immediately preceding sentence if Fintech Advisory exercises its right to deliver such VLG Membership Interests or Spinco Interests in accordance with the terms of the Call Option Agreement as in effect as of the date hereof.

“Tax” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding and value-added tax), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tender Offer” means a tender offer (Oferta Pública de Adquisición) of the Class B stock of TEO (including any such stock represented by American Depositary Receipts) that may be undertaken in connection with the Merger.

“TEO” means Telecom Argentina S.A., a sociedad anónima organized and existing under the laws of Argentina.

“TEO Shareholders’ Agreement” means that certain Shareholders’ Agreement of TEO dated as of July 7, 2017 among VLG, Borrower, FT, FIA, Fintech Advisory and GC Dominio S.A., a company organized and existing under the laws of Argentina.

“Terminated Lender” as defined in Section 2.19.

“Total Cablevisión Security” means, as of any date of determination, the total number of Equity Interests in Cablevisión pledged under the Cablevisión Pledge Agreement which remain subject to a perfected First Priority security interest in favor of Onshore Collateral Agent, multiplied by the Share Market Value.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect from time to time in any applicable jurisdiction.

“VLG” means VLG Argentina LLC, a limited liability company organized and existing under the laws of the State of Delaware.

“VLG Membership Interests” means 21.55% of the total membership interests of VLG. VLG Membership Interests shall also refer to equity interests of any successors of VLG formed by split-off, including the VLG Split Off (as defined in the TEO Shareholders’ Agreement in effect as of the date hereof).

“Voting Stock” means, with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

1.2. Accounting Terms.  Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with IFRS.  Financial statements and other information required to be delivered by Borrower to Lenders pursuant to Sections 5.1(a) and 5.1(b) shall be prepared in accordance with IFRS as in effect at the time of such preparation.  If at any time any change in IFRS would affect the computation of any financial ratio or requirement set forth in any Credit Document, and Borrower shall so request, Administrative Agent and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in IFRS (subject to the approval of the Requisite Lenders); provided that, until so amended, such ratio or requirement shall continue to be computed in conformity with those accounting principles and policies used to prepare the Historical Financial Statements.

1.3. Interpretation, Etc.  Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference.  References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided.  The use herein of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.  A regulation includes any regulation (including, without limitation, the Argentine Foreign Exchange Regulations), rule, official directive or interpretation (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other Governmental Authority. Any statute or statutory provision or communication issued by the Central Bank or Argentine Foreign Exchange Regulations, or any regulation issued by any other Governmental Authority includes any statute or statutory provision or communication issued by the Central Bank or Argentine Foreign Exchange Regulations, or any regulation issued by any other Governmental Authority, which amends, supplements, modifies, extends, consolidates or replaces it, or which has been amended, supplemented, modified, extended, consolidated or replaced by it, and any orders, regulations, instruments or other subordinate legislation made under it. The terms lease and license shall include sub-lease and sub-license, as applicable.

SECTION 2. LOANS

2.1. Loans.

(a) Loan Commitments.  Subject to the terms and conditions hereof, each Lender hereby severally agrees to lend to Borrower from time to time during the Availability Period an amount denominated in Dollars not exceeding its Pro Rata Share of the aggregate amount of the Commitments; provided that Borrower shall not be permitted to make more than three drawings of the Loans. Any amount borrowed under this Section 2.1(a) and subsequently repaid or prepaid may not be reborrowed.  Subject to Sections 2.9(a) and 2.10, all amounts owed hereunder with respect to the Loans shall be paid in full no later than the Maturity Date.

(b) Borrowing Mechanics for Loans.

(i) When Borrower desires that Lenders make a disbursement of the Loans, Borrower shall deliver to Administrative Agent a fully executed Funding Notice no later than 10:30 a.m. (New York City time) at least two Business Days in advance of the proposed Funding Date (or such shorter period as may be acceptable to Administrative Agent in its sole discretion).  Promptly upon receipt by Administrative

Agent of such Funding Notice, Administrative Agent shall notify each Lender of the proposed borrowing.

(ii) Each Lender shall make the amount of its share of each disbursement of the Loans available to Administrative Agent not later than 12:00 p.m. (New York City time) on the relevant Funding Date, by wire transfer of same day funds in Dollars, at the principal office designated by Administrative Agent.  Upon satisfaction or waiver of the conditions precedent specified herein, Administrative Agent shall make the proceeds of the disbursement of the Loans available to Borrower on each Funding Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Loans received by Administrative Agent from Lenders to be credited to the account of Borrower at the Principal Office designated by Administrative Agent or to such other account as may be designated in writing to Administrative Agent by Borrower at least two Business Days prior to a Funding Date.

(iii) Borrower shall take all actions that are necessary to comply with the Argentine Foreign Exchange Regulations so that it can access the Argentine Foreign Exchange Market in order to pay the interest and principal due under this Agreement.

2.2. Pro Rata Shares; Availability of Funds.

(a) Pro Rata Shares.  Each disbursement of the Loans shall be made, and all participations purchased, by Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby nor shall any Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby.

(b) Availability of Funds.  Unless Administrative Agent shall have been notified by any Lender in writing prior to the applicable Funding Date that such Lender does not intend to make available to Administrative Agent the amount of such Lender’s share of the disbursement of the Loans requested on such Funding Date, Administrative Agent may assume that such Lender has made such amount available to Administrative Agent on such Funding Date and Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to Borrower a corresponding amount on such Funding Date.  If such corresponding amount is not in fact made available to Administrative Agent by such Lender, Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such Funding Date until the date such amount is paid to Administrative Agent, at the customary rate set by Administrative Agent for the correction of errors among banks for three Business Days and thereafter at the rate which reflects Administrative Agent’s costs of funds.  In the event that (i) Administrative Agent declines to make a requested amount available to Borrower until such time as all applicable Lenders have made payment to Administrative Agent, (ii) a Lender fails to fund to Administrative Agent all or any portion of the Loans required to be funded by such Lender hereunder prior to the time specified in this Agreement and (iii) such Lender’s failure results in Administrative Agent failing to make a corresponding amount available to Borrower on the Funding Date, at Administrative Agent’s option, such Lender shall not receive interest hereunder with respect to the requested amount of such Lender’s Loans for the period commencing with the time specified in this Agreement for receipt of payment by Borrower through and including the time of Borrower’s receipt of the requested amount.  If such Lender does not pay such corresponding amount within one Business Day upon Administrative Agent’s demand therefor, Administrative Agent shall promptly notify Borrower and Borrower shall immediately pay such corresponding amount to Administrative Agent together with interest thereon, for each day from such Funding Date until the date such amount is paid to Administrative Agent, at the rate which reflects Administrative Agent’s cost of funds, as determined by Administrative Agent.  Nothing in this Section 2.2(b) shall be deemed to relieve any Lender from its obligation to fulfill its Commitment hereunder or to prejudice any rights that Borrower may have against any Lender as a result of any default by such Lender hereunder.

2.3. Use of Proceeds.  The proceeds of the Loans shall be applied by Borrower to fund (i) the Acquisition, including funding Advanced Payments under the Call Option Agreement or paying the price payable to exercise the call option set forth in the Call Option Agreement and paying fees and expenses in connection with the Acquisition, (ii) the payment of fees and expenses in connection with this Agreement (including, without limitation, the fees set forth in Section 2.7 of this Agreement and any applicable Taxes payable in connection with the Loans), (iii) the IR Account, (iv) the payment of withholding taxes, interest and fees related to the foregoing, (v) the payment in full of the outstanding Intercompany Debt owed by Borrower or any of its Subsidiaries and (vi) with the remainder following the application to clauses (i)-(v), a reserve for operating and financing costs for Borrower, including for application to interest payments under the Loans.

2.4. Evidence of Debt; Register; Lenders’ Books and Records; Checks.

(a) Lenders’ Evidence of Debt.  Each Lender shall maintain on its internal records an account or accounts evidencing the Obligations of Borrower to such Lender, including the amounts of the Loans made by it and each repayment and prepayment in respect thereof.  Any such recordation shall constitute prima facie evidence thereof, absent manifest error; provided that the failure to make any such recordation, or any error in such recordation, shall not affect Borrower’s Obligations in respect of any applicable Loans; and provided further, in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.

(b) Register.  Administrative Agent (or its agent or sub-agent appointed by it), acting solely for this purpose as a non-fiduciary agent of Borrower, shall maintain at its Principal Office a register for the recordation of the names and addresses of Lenders and Loans of, and principal amounts (and stated interest) of the Loans owing to, each Lender from time to time (the “Register”).  The Register shall be available for inspection by Borrower or any Lender (with respect to (i) any entry relating to such Lender’s Loans, and (ii) the identity of the other Lenders (but not any information with respect to such other Lenders’ Loans)) at any reasonable time and from time to time upon reasonable prior notice.  Administrative Agent shall record, or shall cause to be recorded, in the Register the

Loans in accordance with the provisions of Section 9.6, and each repayment or prepayment in respect of the principal amount of the Loans, and any such recordation shall be conclusive and binding on Borrower and each Lender, absent manifest error; provided that failure to make any such recordation, or any error in such recordation, shall not affect Borrower’s Obligations in respect of any Loan.  Borrower hereby designates Administrative Agent to serve as Borrower’s non-fiduciary agent solely for purposes of maintaining the Register as provided in this Section 2.4, and Borrower hereby agrees that, to the extent Administrative Agent serves in such capacity, Administrative Agent and its officers, directors, employees, agents, sub-agents and affiliates shall constitute “Indemnitees.”

(c) Checks.

(i) Borrower’s obligation to pay the principal of, and interest on, each Loan made by any Lender shall also be guaranteed by the delivery to Onshore Collateral Agent for the benefit of Lenders of a deferred payment check for deposit only (cheque de pago diferido no a la orden y cruzado), issued in Pesos against the account of Borrower held with Banco Mariva S.A. for the initial Check or any other bank mutually acceptable to Borrower and Administrative Agent (the “Check Account”) in accordance with Section 54 of Law 24,452, as amended and supplemented, and registered in accordance with Section 55 of Law 24,452, as amended and supplemented, to Onshore Collateral Agent (a “Check”), duly executed and delivered on the initial Funding Date and each Funding Date thereafter, in respect of the Loans made on each such Funding Date and payable in each case 30 days after its issue date.  The Check shall be issued in Pesos for an amount equal to the aggregate outstanding principal amount of the Loans made on the relevant Funding Date, converted at the Exchange Rate on the Business Day prior to its issuance.

(ii) Borrower shall be obliged to replace the Check one Business Day prior to the date such Check becomes payable, unless instructed in writing by Onshore Collateral Agent, acting upon the instructions of Administrative Agent (acting upon the instructions of the Requisite Lenders), that such replacement will not be required, and such replacement Check shall be (x) for an amount in Pesos equal to the aggregate outstanding principal amount of Loans on the date of issuance of such Check, converted at the Exchange Rate on the Business Day prior to its issuance, and (y) issued against the account of Borrower held with Banco Mariva S.A. or any other bank mutually acceptable to Borrower and Administrative Agent.

(iii) Each Check and each replacement of the foregoing shall be delivered by Borrower to Onshore Collateral Agent.

(iv) By receipt of each Check, Onshore Collateral Agent shall be deemed to have agreed to: (x) receive such Check solely as further guaranty of Borrower’ obligation to pay the Loans in full when due and to hold such Check in custody for the benefit of Lenders; (y) refrain from endorsing or otherwise transferring such Check, and (z) deposit such Check only after receiving written notice from Administrative Agent that the outstanding principal amount under the Loans has become immediately due and payable pursuant to Section 7.1 hereof.

(v) Upon any prepayment pursuant to Section 2 hereof, Borrower shall be entitled to replace any Check held by Onshore Collateral Agent to reflect such prepayment.  Any replacement Check issued pursuant to this Section 2.4(c)(v) shall be for an amount in Pesos equal to the aggregate outstanding principal amount of Loans made on the date of issuance of such Check, converted at the Exchange Rate on the Business Day prior to its issuance.

2.5. Interest on Loans.

(a) Except as otherwise set forth herein, the Loans shall bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) at a rate equal to LIBOR plus the Applicable Margin.

(b) In connection with the Loans there shall be no more than three (3) Interest Periods outstanding at any time.  As soon as practicable after 11:00 a.m. (New York City time) on each Interest Rate Determination Date, Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing) to Borrower and each Lender.

(c) Interest payable pursuant to Section 2.5(a) shall be computed on the basis of a 360-day year, for the actual number of days elapsed in the period during which it accrues.  In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or the last Interest Payment Date with respect to such Loan shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan shall be excluded; provided that if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.

(d) Except as otherwise set forth herein, interest on each Loan (i) shall accrue on a daily basis and shall be payable in arrears on each Interest Payment Date with respect to interest accrued on and to each such payment date; (ii) shall accrue on a daily basis and shall be payable in arrears upon any prepayment of that Loan, whether voluntary or mandatory, to the extent accrued on the amount being prepaid; and (iii) shall accrue on a daily basis and shall be payable in arrears at maturity of the Loans, including final maturity of the Loans.

2.6. Default Interest.  Upon the occurrence and during the continuance of an Event of Default under Section 7.1(a), the principal amount of all Loans outstanding and, to the extent permitted by applicable law, any interest payments on the Loans or any fees or other amounts owed hereunder, shall thereafter bear interest payable on demand at a rate that is 2% per annum in excess of the interest rate otherwise payable hereunder with respect to the applicable Loans.  Payment or acceptance of the increased rates of interest provided for in this Section 2.6 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent or any Lender.

2.7. Fees.

(a) Borrower agrees to pay to Lenders commitment fees equal to (1) the average of the daily difference between (A) the Commitments and (B) the aggregate principal amount of all outstanding Loans, times (2) 1.05% per annum.

(b) All fees referred to in Section 2.7(a) shall be calculated on the basis of a 360-day year and the actual number of days elapsed and shall be (i) payable in arrears on (x) each Funding Date and (y) the final day of the Availability Period or such earlier date on which the Commitments are fully funded or terminated and (ii) paid to Administrative Agent at its Principal Office and upon receipt, Administrative Agent shall promptly distribute to each Lender its Pro Rata Share thereof.

(c) Borrower agrees to pay on the initial Funding Date to each Lender party to this Agreement or to a designated Affiliate (provided that such designated Affiliate shall not be entitled to receive any greater additional payments under Section 2.16(b) in respect of such payment than the relevant Lender would have received), as compensation for funding such Lender’s Loans, an upfront fee in an amount equal to 1.50% of the amount of such Lender’s Commitment.  Such fee shall be earned on the date hereof and shall be payable to each such Lender as a deduction from the proceeds of its Loan as and when funded on the initial Funding Date; provided that, if the Loans are never funded for any reason other than the failure by Borrower to meet the condition precedent set forth in Section 3.1(h), such fee shall be paid on the last day of the Availability Period (or such earlier day on which the Commitments are terminated) to Administrative Agent at its Principal Office, and upon receipt, Administrative Agent shall promptly distribute to each Lender its Pro Rata Share thereof.  Such fee will be in all respects fully earned on the date hereof and non-refundable and non-creditable thereafter.

(d) In addition to any of the foregoing fees, Borrower agrees to pay to Agents such other fees in the amounts and at the times as set forth in the Fee Letters.

2.8. Repayment.  The outstanding principal amount of the Loans shall be repaid in full on the Maturity Date.

2.9. Voluntary Prepayments.

(a) Voluntary Prepayments.

(i) Any time and from time to time Borrower may prepay the Loans on any Business Day in whole or in part in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount.

(ii) All such prepayments shall be made upon not less than three Business Days’ prior written notice given to Administrative Agent by 12:00 p.m. (New York City time) on the date required (and Administrative Agent will promptly transmit such notice to each Lender).  Upon the giving of any such notice, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein.

(b) Voluntary Commitment Reductions.

(i) Borrower may, upon not less than three Business Days’ prior written notice to Administrative Agent (which written notice Administrative Agent will promptly transmit to each Lender), at any time and from time to time terminate in whole or permanently reduce in part, without premium or penalty, the Commitments in an amount up to the amount by which the Commitments exceed the outstanding Loans at the time of such proposed termination or reduction; provided that any such partial reduction of the Commitments shall be in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount.

(ii) Borrower’s notice to Administrative Agent shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction of the Commitments shall be effective on the date specified in Borrower’s notice and shall reduce the Commitment of each Lender proportionately to its Pro Rata Share thereof.

2.10. Mandatory Prepayments/Commitment Reductions.

(a) Asset Sales.  No later than the third Business Day following the date of receipt by Borrower of any Net Asset Sale Proceeds, Borrower shall prepay the Obligations due and owing as of such date as set forth in Section 2.11(a) in an aggregate amount equal to such Net Asset Sale Proceeds.

(b) Dividend Payments.  On the third Business Day immediately following the date of receipt by Borrower of the proceeds of any Cash dividend or distribution in respect of the Equity Interests held by Borrower in Cablevisión, the applicable issuer of the Target Shares, or any other Subsidiary, Joint Venture or other entity in which Borrower holds Equity Interests, Borrower shall prepay the Obligations due and owing as of such date as set forth in Section 2.11(a) in an aggregate amount equal to 100% of such cash proceeds, after deducting such amounts as may be necessary to pay (x) any estimated Taxes of Borrower payable during the period of 12 consecutive months in which such dividend or distribution is payable, and (y) any corporate expenses of Borrower not to exceed $10,000,000 in the aggregate in any period of 12 consecutive months.

(c) Issuance of Equity Securities.  On the third Business Day immediately following the date of receipt by Borrower of any Net Equity Proceeds, Borrower shall prepay the Obligations due and owing as of such date as set forth in Section 2.11(a) in an aggregate amount equal to 100% of such Net Equity Proceeds.

(d) Issuance of Debt.  On the third Business Day immediately following the date of receipt by Borrower of any Cash proceeds from the incurrence of any Debt of Borrower (other than any Debt permitted pursuant to Section 6.1), Borrower shall prepay the Obligations due and owing as of such date as set forth in Section 2.11(a) in an aggregate amount equal to 100% of such proceeds, net of (a) underwriting discounts and commissions, (b) provisions for taxes as a result of incurrence of such Debt, and (c) other reasonable costs and expenses associated therewith, including reasonable legal and accountants’ fees and expenses.

(e) Change of Control.  If a Change of Control occurs, (i) Borrower shall promptly notify Administrative Agent in writing upon becoming aware of such Change of Control, (ii) thereafter no Lender shall be obligated to make additional Loans, and (iii) within three Business Days following the written demand of the Requisite Lenders, (x) Borrower shall prepay all outstanding Loans and (y) the Commitments shall be terminated.

(f) Prepayment Certificate.  Concurrently with any prepayment of the Loans pursuant to Sections 2.10(a) through 2.10(d), Borrower shall deliver to Administrative Agent a certificate of an Authorized Officer containing the calculation of the amount of the applicable net proceeds.  In the event that Borrower shall subsequently determine that the actual amount received exceeded the amount set forth in such certificate, Borrower shall promptly make an additional prepayment of the Obligations due and owing as of such date in an amount equal to such excess, and Borrower shall concurrently therewith deliver to Administrative Agent a certificate of an Authorized Officer demonstrating the derivation of such excess.

2.11. Application of Mandatory Prepayments.

(a) Application of Mandatory Prepayments.  Any amount required to be paid pursuant to Sections 2.10(a) through 2.10(d) shall be applied as follows:

first, to pay any accrued but unpaid interest and, if such amount is insufficient to prepay 100% of the amounts outstanding under the Loans and all other Credit Documents and the amount on deposit in the IR Account at such time is less than Required IR Account Balance, then to fund the IR Account as needed to cause the amount on deposit therein to equal the Required IR Account Balance; and

second, to prepay the Obligations due and owing as of such date.

2.12. General Provisions Regarding Payments.

(a) All payments by Borrower of principal, interest, fees and other Obligations shall be made in Dollars in same day funds, without defense, recoupment, setoff or counterclaim, free of any restriction or condition, and delivered to Administrative Agent not later than 12:00 p.m. (New York City time) on the date due at the Principal Office of Administrative Agent for the account of Agents, if applicable, and Lenders.

(b) All payments in respect of the principal amount of the Loans shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payments in respect of the Loans on a date when interest is due and payable with respect to the Loans) shall be applied to the payment of interest then due and payable before application to principal (or as set forth in Section 2.11(a)).

(c) Administrative Agent (or its agent or sub-agent appointed by it) shall promptly distribute to each Lender at such address as such Lender shall indicate in writing, such Lender’s applicable Pro Rata Share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due thereto, including all fees payable with respect thereto, to the extent received by Administrative Agent.

(d) Whenever any payment to be made hereunder with respect to any Loan shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder or of the commitment fees payable under Section 2.7(a).

(e) Administrative Agent shall deem any payment by or on behalf of Borrower hereunder that is not made in same day funds prior to 12:00 p.m. (New York City time) on the due date therefor at the Principal Office of Administrative Agent, to be a non-conforming payment.  Any such payment shall not be deemed to have been received by Administrative Agent until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day.  Administrative Agent shall give prompt written notice to Borrower and each Lender if any payment is non-conforming.  Any non-conforming payment may constitute or become a Default or Event of Default in accordance with the terms of Section 7.1(a).  Interest shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the rate determined pursuant to Section 2.6 from the date such amount was due and payable until the date such amount is paid in full.

(f) If an Event of Default shall have occurred and not otherwise been waived, and the maturity of the Obligations shall have been accelerated pursuant to Section 7.1, all payments or proceeds received by Agents in respect of any of the Obligations, or pursuant to any sale of, any collection from, or other realization upon all or any part of the Collateral, shall be applied in accordance with the following priority: (i) first, to pay any fees and other amounts due and owed under the Credit Documents to Agents, (ii) second, to pay any fees, accrued interest and other amounts due and owed under the Credit Documents to Lenders, ratably among the parties entitled thereto in accordance with the amounts of interest then due to such Lenders, (iii) third, to pay due and unpaid principal amounts to Lenders, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such Lenders, and (iv) fourth, the remainder, if any, to Borrower or its successors or assigns.

(g) Borrower waives any right pursuant to which Borrower may be entitled to pay the Obligations in a currency other than Dollars. If Borrower is not able to tender Dollars in payment of any Obligations as a result of the adoption of an applicable law, the taking of action by a Governmental Authority or the occurrence of any other circumstance which in any such case prohibits, prevents or limits the payment of Dollars at the Principal Office, Borrower shall, to the fullest extent permitted by applicable law, during the continuance of such prohibition or restriction, make payments hereunder in Dollars at the Principal Office (y) by purchasing with Pesos any Dollar denominated public or private debt or other securities traded in Argentina, and transferring and selling the same outside Argentina for Dollars; provided that the alternative payment mechanism described in this clause (y) continues to be a lawful mechanism for the acquisition of Dollars; or (z) by any other lawful mechanism for the acquisition of Dollars. No form of payment shall be deemed to constitute payment of the applicable Obligation until receipt by Administrative Agent at the Principal Office of the full amount of Dollars due in respect thereof. All costs, expenses and Taxes payable in connection with compliance with this Section 2.12(g) shall be for the account of Borrower. Borrower agrees that, notwithstanding any restriction or prohibition on access to the Argentine Foreign Exchange Market, any and all payments to be made under this Agreement and the other Credit Documents shall be made in Dollars. Nothing in the Credit Documents shall impair any of the rights of Lenders to receive payments due hereunder or justify Borrower in refusing to make payments due hereunder in Dollars for any reason whatsoever, including, without limitation, any of the following: (i) the purchase of Dollars in Argentina by any means becoming more onerous or burdensome for Borrower than as of the date hereof and (ii) the exchange rate in force in Argentina increasing significantly from that in effect as of the date hereof. Borrower waives the right to invoke any defense of payment impossibility (including any defense under Section 1091 of the Argentine Civil and Commercial Code), impossibility of paying in Dollars (including the waiver of any right to invoke Section 765 of the Argentine Civil and Commercial Code and assuming liability for any force majeure or act of god), or similar defenses or principles (including, without limitation, equity or sharing of efforts principles).

2.13. Ratable Sharing.  Lenders hereby agree among themselves that if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Loans made and applied in accordance with the terms hereof), through the exercise of any right of set-off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Credit Documents or otherwise, receive payment or reduction of a proportion of the aggregate amount of principal, interest, fees and other amounts then due and owing to such Lender hereunder or under the other Credit Documents (collectively, the “Aggregate Amounts Due” to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (a) notify Administrative Agent and each other Lender in writing of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided that if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of Borrower or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest.  Borrower expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, consolidation, set-off or counterclaim with respect to any and all monies owing by Borrower to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder.  The provisions of this Section 2.13 shall not be construed to apply to (a) any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (b) any payment obtained by any Lender as consideration for the assignment or sale of a participation in any of its Loans or other Obligations owed to it.

2.14. Making or Maintaining Loans.

(a) Inability to Determine Applicable Interest Rate.  If prior to the commencement of any Interest Period for any amounts outstanding hereunder, (i) Administrative Agent determines (which determination shall be conclusive and binding to all parties) that, by reason of circumstances affecting the London interbank Eurodollar market, “LIBOR” cannot be determined pursuant to the definitions thereof, or (ii) the Requisite Lenders reasonably determine and notify Administrative Agent in writing that LIBOR for such Interest Period will not adequately reflect the cost to each such Lender of making or maintaining their pro rata share of the Loans for such Interest Period, then Administrative Agent shall give written notice (the “Rate Determination Notice”) thereof to Borrower and Lenders, detailing the circumstances which gave rise to the use of the alternate rate of interest (by telefacsimile or e-mail).  If such notice is given by Requisite Lenders, during the 30 day period following such Rate Determination Notice (the “Negotiation Period”), the Requisite Lenders that notified Administrative Agent and Borrower shall negotiate in good faith with a view to agreeing upon a substitute interest rate basis for their pro rata share of the Loans that shall reflect the cost to such Lenders of funding their pro rata share of the Loans from alternative sources (the “Substitute Basis”) and if such Substitute Basis is so agreed upon during the Negotiation Period, upon written notice to Administrative Agent of such Substitute Basis, such Substitute Basis shall apply with respect to the pro rata share of the Loans of such Requisite Lenders in lieu of LIBOR to all Interest Periods commencing on or after the first day of the applicable Interest Period, until the circumstances giving rise to such notice have ceased to apply and such Requisite Lenders have notified Administrative Agent in writing that such Substitute Basis should no longer apply in lieu of LIBOR.  If a Substitute Basis is not agreed upon during the Negotiation Period, Borrower may elect to prepay the Requisite Lenders’ pro rata share of the Loans pursuant to Section 2.9(a); provided, however, that if Borrower does not elect so to prepay, each of the Requisite Lenders shall reasonably determine (and shall certify from time to time in a certificate delivered by such Lenders to Administrative Agent and Borrower setting forth in reasonable detail the basis of the computation of such amount) the per annum rate basis reflecting the cost to such Requisite Lenders of funding their pro rata share of the Loans for the Interest Period commencing on or after the first day of the applicable Interest Period, until the circumstances giving rise to such notice have ceased to apply, and the Requisite Lenders have notified Administrative Agent that such Substitute Basis should no longer apply in lieu of LIBOR, and such rate basis shall be binding upon Borrower and such Requisite Lenders and shall apply in lieu of LIBOR for the relevant Interest Period.

(b) Illegality.  In the event that on any date any Lender shall have determined (which determination shall be final and conclusive and binding upon all parties hereto) that the making or maintaining of its Loans has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), then such Lender shall be an “Affected Lender” and such Affected Lender shall on that day give written notice to Borrower and Administrative Agent of such determination (which notice Administrative Agent shall promptly transmit to each other Lender).  If Administrative Agent receives a notice from any Lender pursuant to the preceding sentence, then (1) the obligation of the Lender to make Loans shall be suspended until such notice shall be withdrawn by such Affected Lender, (2) such Lender’s obligations to maintain its respective outstanding Loans (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (3) to the extent that the Affected Lender’s Loans and Commitments have not been assigned pursuant to Section 2.19, the Affected Loans shall be repaid by Borrower on the date of such termination.

(c) Compensation for Breakage or Non-Commencement of Interest Periods.  Borrower shall compensate each Lender, upon written request by such Lender (which request shall set forth the basis for requesting such amounts), for all reasonable losses, expenses and liabilities (including any interest paid or payable by such Lender to lenders of funds borrowed by it to make or carry its Loans and any loss, expense or liability sustained by such Lender in connection with the liquidation or re-employment of such funds but excluding loss of anticipated profits) which such Lender may sustain: (i) if for any reason (other than a default by such Lender) a borrowing of any Loan does not occur on a date specified therefor in a Funding Notice; (ii) if any prepayment or other principal payment of any of its Loans occurs on a date prior to the last day of an Interest Period applicable to that Loan; or (iii) if any prepayment of any of its Loans is not made on any date specified in a notice of prepayment given by Borrower.

(d) Booking of Loans.  Any Lender may make, carry or transfer Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of such Lender.

(e) Assumptions Concerning Funding of Loans.  Calculation of all amounts payable to a Lender under this Section 2.14 and under Section 2.15 shall be made as though such Lender had actually funded each of its relevant Loans through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to clause (a) of the definition of “LIBOR” in an amount equal to the amount of such Loan and having a maturity of three months and through the transfer of such Eurodollar deposit from an offshore office of such Lender to a domestic office of such Lender in the United States of America; provided, however, that each Lender may fund each of its Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 2.14 and under Section 2.15.

2.15. Increased Costs; Capital Adequacy.

(a) Compensation For Increased Costs and Taxes.  In the event that any Lender shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that (A) any law, treaty or governmental rule, regulation or order of general application, or any change therein or in the interpretation, administration or application thereof (regardless of whether the underlying law, treaty or governmental rule, regulation or order was issued or enacted prior to the date hereof), including the introduction of any new law, treaty or governmental rule, regulation or order but excluding solely proposals thereof, or any determination of a court or Governmental Authority, in each case that becomes effective after the date hereof (or, in the case of a Lender that acquired its interest in a Loan pursuant to an assignment under Section 9.6, after the effective date of such assignment), or (B) any guideline, request or directive by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law) of general application or any implementation rules or interpretations of previously issued guidelines, requests or directives, in each case that is issued or made after the date hereof: (i) subjects such Lender (or its applicable lending office) to any additional Taxes described in clause (a) of the definition of Excluded Taxes (other than Connection Income Taxes) with respect to this Agreement or any of the other Credit Documents or any of its obligations hereunder or thereunder or any payments to such Lender (or its applicable lending office) of principal, interest, fees or any other amount payable hereunder; (ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, liquidity, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender (other than any such reserve or other requirements with respect to Loans that are reflected in the definition of “LIBOR”); or (iii) imposes any other condition (other than with respect to a Tax matter) on or affecting such Lender (or its applicable lending office) or such Lender’s obligations hereunder or the London interbank market; and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining Loans hereunder or to reduce any amount received or receivable by such Lender (or its applicable lending office) with respect thereto; then, in any such case, Borrower shall promptly pay to such Lender, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or in a lump sum or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender for any such increased cost or reduction in amounts received or receivable hereunder.  Such Lender shall deliver to Borrower (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this Section 2.15(a), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

(b) Capital Adequacy and Liquidity Adjustment.  In the event that any Lender shall have determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that (A) the adoption, effectiveness, phase-in or applicability of any law, rule or regulation (or any provision thereof) regarding capital adequacy or liquidity, or any change therein or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or (B) compliance by any Lender (or its applicable lending office) with any guideline, request or directive regarding capital adequacy or liquidity (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, in each case after the date hereof (or, in the case of a Lender that acquired its interest in a Loan pursuant to an assignment under Section 9.6, after the effective date of such assignment), has or would have the effect of reducing the rate of return on the capital of such Lender as a consequence of, or with reference to, such Lender’s Loans or other obligations hereunder with respect to the Loans to a level below that which such Lender could have achieved but for such adoption, effectiveness, phase-in, applicability, change or compliance (taking into consideration the policies of such Lender with regard to capital adequacy and liquidity), then, in each case by an amount that such Lender reasonably deems to be material, from time to time, within ten Business Days after receipt by Borrower from such Lender of the statement referred to in the next sentence, Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling company on an after-tax basis for such reduction. Such Lender shall deliver to Borrower (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to Lender under this Section 2.15(b), which statement shall be conclusive and binding upon all parties hereto absent manifest error.  For the avoidance of doubt, subsections (a) and (b) of this Section 2.15 shall apply to all requests, rules, guidelines or directives concerning liquidity and capital adequacy issued by any United States regulatory authority (i) under or in connection with the implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act and (ii) in connection with the implementation of the recommendations of the Bank for International Settlements or the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority), regardless of the date adopted, issued, promulgated or implemented.

2.16. Taxes; Withholding, Etc.

(a) Payments to Be Free and Clear.  All sums payable by or on behalf of Borrower hereunder and under the other Credit Documents shall (except to the extent required by Law) be paid free and clear of, and without any deduction or withholding on account of, any Tax now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority of Argentina or any other jurisdiction from which Borrower elects to make payments or by any political subdivisions or taxing authorities thereof or therein.

(b) Withholding of Taxes.  If Borrower or any other Person (acting as a withholding agent) is (in such withholding agent’s reasonable good faith discretion) required by law to make any deduction or withholding on account of any such Tax from any sum paid or payable by Borrower to Administrative Agent or any Lender under any of the Credit Documents: (i) Borrower shall notify Administrative Agent of any such requirement or any change in any such requirement as soon as Borrower becomes aware of it; (ii) Borrower shall pay, or cause to be paid, any such Tax before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on Borrower) for its own account or (if that liability is imposed on Administrative Agent or such Lender, as the case may be) on behalf of and in the name of Administrative Agent or such Lender; (iii) if and to the extent such Tax is an Indemnified Tax, the sum payable by Borrower in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, (including such deductions and withholdings applicable to additional sums payable under this Section 2.16(b)) Administrative Agent or such Lender, as the case may be, receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made; and (iv) within twenty (20) Business Days of any payment of any Tax which it is required by clause (ii) above to pay, Borrower shall deliver to Administrative Agent evidence satisfactory to the other affected parties of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority; provided that no such additional amount shall be required to be paid to any Lender (other than a Lender that becomes a Lender pursuant to Section 2.19) under clause (iii) above except to the extent that any change after the date hereof (in the case of each Lender listed on the signature pages hereof on the date hereof) or after the effective date of the Assignment Agreement pursuant to which such Lender became a Lender (in the case of each other Lender) in any such requirement for a deduction, withholding or payment as is mentioned therein shall result in an increase in the rate of such deduction, withholding or payment from that in effect at the date hereof or at the effective date of such Assignment Agreement, as the case may be, in respect of payments to such Lender; provided further that additional amounts shall be payable to a Lender up to, but not in excess of, the amount of any deduction, withholding or payment that would apply to such Lender if it were a Basel Bank and otherwise meets the requirements of Section 93 paragraph (c) of the Argentine Income Tax Law, even if such Lender’s assignor was entitled to receive payments under the Credit Documents subject to a lower rate of withholding or deduction.

(c) Without limiting the provisions of Section 2.16(b), Borrower shall timely pay all Other Taxes to the relevant Governmental Authorities in accordance with applicable law.  Borrower shall deliver to Administrative Agent official receipts or other evidence of such payment reasonably satisfactory to Administrative Agent in respect of any Other Taxes payable hereunder promptly after payment of such Other Taxes.

(d) Borrower shall indemnify any Agent and any Lender for the full amount of Indemnified Taxes arising in connection with payments made under this Agreement or any other Credit Document and any Indemnified Taxes (including any such Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.16) paid by Administrative Agent or Lender or any of their respective Affiliates and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower shall be conclusive absent manifest error. Such payment shall be due within ten (10) days of Borrower’s receipt of such certificate.

(e) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.16 (including additional amounts pursuant to this Section 2.16), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.16 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (e) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (e), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (e) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(f) If a Lender is entitled to an exemption from or reduction of withholding Tax with respect to payments made under this Agreement or any other Credit Document, it shall deliver to Borrower and Administrative Agent, at the time or times reasonably requested by Borrower or Administrative Agent, such properly completed and executed documentation reasonably requested by Borrower or Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. Notwithstanding anything to the contrary in the preceding sentence, the completion, execution and submission of such documentation shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject the Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of the Lender. If a payment made to a Lender under any Credit Document would be subject to withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower and Administrative Agent, as applicable, at the time or times prescribed by law and at such time or times reasonably requested by Borrower or Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) as may be necessary for Borrower and Administrative Agent, to comply with their obligations under FATCA and to determine the amount to deduct and withhold from such payment. Each Lender agrees that if any form or certification it previously delivered pursuant to this Section expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower and Administrative Agent, in writing of its legal inability to do so.

2.17. Obligation to Mitigate.  Each Lender agrees that, as promptly as practicable after the officer of such Lender responsible for administering its Loans becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender to receive payments under Section 2.14, 2.15 or 2.16, it will, to the extent not inconsistent with the internal policies of such Lender (consistently applied to other similarly situated borrowers) and any applicable legal or regulatory restrictions, use reasonable efforts to (a) make, fund or maintain its Loans, including any Affected Loans, through another office of such Lender, or (b) take such other measures as such Lender may deem reasonable, if as a result thereof the circumstances which would cause such

Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender pursuant to Section 2.14, 2.15 or 2.16 would be materially reduced and if, as determined by such Lender in its sole discretion, the making, issuing, funding or maintaining of its Commitment or Loans through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Lender’s Commitment or Loans or the interests of such Lender; provided that such Lender will not be obligated to utilize such other office pursuant to this Section 2.17 unless Borrower agrees to pay all incremental expenses incurred by such Lender as a result of utilizing such other office as described above.  A certificate as to the amount of any such expenses payable by Borrower pursuant to this Section 2.17 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to Borrower (with a copy to Administrative Agent) shall be conclusive absent manifest error.

2.18. Defaulting Lenders.

(a) Defaulting Lender Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 7 or otherwise) or received by Administrative Agent from a Defaulting Lender pursuant to Section 9.4 shall be applied upon receipt by Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Agents hereunder; second, as Borrower may request (so long as no Default or Event of Default shall have occurred and be continuing), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by Administrative Agent; third, if requested by Borrower in writing, to be held in a Deposit Account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and; fourth, to the payment of any amounts owing to Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default shall have occurred and be continuing, to the payment of any amounts owing to Borrower as a result of any judgment of a court of competent jurisdiction obtained by Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made at a time when the conditions set forth in Sections 3.1 and 3.2, as applicable, were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with the applicable Commitments. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(ii) Certain Fees.  No Defaulting Lender shall be entitled to receive any fee pursuant to Section 2.7 for any period during which that Lender is a Defaulting Lender (and Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(b) Defaulting Lender Cure.  If Borrower and Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of the outstanding Loans of the other Lenders or take such other actions necessary to cause the Loans to be held pro rata by the Lenders in accordance with the applicable Commitments, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrower while that Lender was a Defaulting Lender; and provided further that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.

2.19. Removal or Replacement of a Lender.  Anything contained herein to the contrary notwithstanding, in the event that: (a) (i) any Lender (an “Increased-Cost Lender”) shall give notice to Borrower that such Lender is an Affected Lender or that such Lender is entitled to receive payments under Section 2.14, 2.15 or 2.16, (ii) the circumstances which have caused such Lender to be an Affected Lender or which entitle such Lender to receive such payments shall remain in effect, and (iii) such Lender shall fail to withdraw such notice within five Business Days after Borrower’s request for such withdrawal; or (b) (i) any Lender shall become and continues to be a Defaulting Lender, and (ii) such Defaulting Lender shall fail to cure the default pursuant to Section 2.18(b) within five Business Days after Borrower’s request that it cure such default; or (c) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 9.5(b), the consent of Requisite Lenders shall have been obtained but the consent of one or more of such other Lenders (each a “Non-Consenting Lender”) whose consent is required shall not have been obtained; then, with respect to each such Increased-Cost Lender, Defaulting Lender or Non-Consenting Lender (the “Terminated Lender”), Borrower may, by giving written notice to Administrative Agent and any Terminated Lender of its election to do so, elect to cause such Terminated Lender (and such Terminated Lender hereby irrevocably agrees) to assign its outstanding Loans and its Commitment, if any, in full to one or more Eligible Assignees (each a “Replacement Lender”) in accordance with the provisions of Section 9.6 and Borrower shall pay the fees, if any, payable thereunder in connection with any such assignment from an Increased-Cost Lender, a Non-Consenting Lender or a Defaulting Lender; provided that (1) on the date of such assignment, the Replacement Lender shall pay to the Terminated Lender an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the Terminated Lender and (B) an amount equal to all accrued, but theretofore unpaid fees owing to such Terminated Lender pursuant to Section 2.7; (2) on the date of such assignment, Borrower shall pay any amounts payable to such Terminated Lender pursuant to Section 2.14(c), 2.15 or 2.16; or otherwise as if it were a prepayment, and (3) in the event such Terminated Lender is a Non-Consenting Lender, each Replacement Lender shall consent, at the time of such assignment, to each matter in respect of which such Terminated Lender was a Non-Consenting Lender.  Upon the payment of all amounts owing to any Terminated Lender and the termination of such Terminated Lender’s Commitment, if any, such Terminated Lender shall no longer constitute a “Lender” for purposes hereof; provided that any rights of such Terminated Lender to indemnification hereunder shall survive as to such Terminated Lender.  Each Lender agrees that if Borrower exercises its option hereunder to cause an assignment by such Lender as a Terminated Lender, such Lender shall, promptly after receipt of written notice of such election, execute and deliver all documentation necessary to effectuate such assignment in accordance with Section 9.6.  In the event that such Lender does not comply with the requirements of the immediately preceding sentence within one Business Day after receipt of such notice, such Lender hereby authorizes and directs Administrative Agent to execute and deliver such documentation as may be required to give effect to an assignment in accordance with Section 9.6 on behalf of a Terminated Lender and any such documentation so executed by Administrative Agent shall be effective for purposes of documenting an assignment pursuant to Section 9.6.  Any removal of Administrative Agent or its successor as a Defaulting Lender pursuant to this Section shall also constitute the removal of Administrative Agent or its successor as Administrative Agent pursuant to Section 8.7.

SECTION 3. CONDITIONS PRECEDENT

3.1. Conditions to Initial Funding Date.  The obligation of each Lender to make a Loan on the initial Funding Date is subject to the satisfaction, or waiver in accordance with Section 9.5, of the following conditions precedent:

(a) Funding Notice.  Administrative Agent shall have received a fully executed and delivered Funding Notice;

(b) Representations and Warranties.  As of the initial Funding Date, the representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects on and as of the initial Funding Date to the same extent as though made on and as of that date; provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof;

(c) No Default or Event of Default.  As of the initial Funding Date, no event shall have occurred and be continuing or would result from the making of the Loans on such date that would constitute an Event of Default or a Default;

(d) Fees and Expenses.  Borrower shall have paid to each Agent and each Lender the fees payable on or before the initial Funding Date referred to in Section 2.7 and all expenses payable pursuant to Section 9.2 which have accrued to the initial Funding Date.

(e) Check.  On the initial Funding Date, an original duly executed Check shall have been delivered by Borrower to Onshore Collateral Agent in a principal amount equal to the Loans outstanding as of such date.

(f) IR Account and Cash Collateral Account.  Borrower shall have caused to be established with Account Bank the IR Account and the Cash Collateral Account.

(g) No Material Adverse Effect.  Since the date of this Agreement, there shall have been, in the reasonable opinion of the Requisite Lenders, no (i) event, change, development, condition or circumstance which, individually or in the aggregate (with any other events, changes, developments, conditions or circumstances), has had or could reasonably be expected to result in a Material Adverse Effect, (ii) circumstance, change or condition in the loan syndication or financial markets generally or in the market for new issuances of leveraged loans in particular that could reasonably be expected to materially impair the marketability of the Loans, or (iii) materially adverse circumstance, change or condition in Argentina or in the market for loans to Argentine companies.

(h) Collateral.  Borrower shall have created in favor of Collateral Agents, for the benefit of Secured Parties, a valid, perfected First Priority security interest in the personal property Collateral, and Borrower shall have:

(i) delivered to Collateral Agents three copies of each of the Account Security Agreement, the Cablevisión Pledge Agreement and the Account Control Agreement, each originally executed and delivered by the parties thereto;

(ii) delivered to Onshore Collateral Agent an executed copy of the CV Shareholder Letter together with evidence satisfactory to Administrative Agent (acting on the instructions of the Requisite Lenders) that it shall have been delivered to its addressees’ representative or counsel;

(iii) complied with its obligations as of such date under the Account Security Agreement, the Cablevisión Pledge Agreement, the Account Control Agreement and the other Collateral Documents (including its obligation to execute or authorize, as applicable, and any agreements governing deposit and/or securities accounts as provided therein); and

(iv) delivered to Onshore Collateral Agent a copy of the relevant page of Cablevisión’s stock ledger, duly notarized, evidencing the registration of the pledge created on the Equity Interests owned by Borrower in Cablevisión that comprise the Collateral, in each case in the name of Onshore Collateral Agent and for the benefit and in favor of the Secured Parties.

(i) Minimum Collateralization Ratio.  Administrative Agent shall have received a certificate of Borrower stating that the Collateralization Ratio, calculated as of the Business Day immediately prior to initial Funding Date and after giving effect to the borrowing of the Loans on such date, shall be equal to or greater than 2.50:1.00.

(j) Opinions.  Administrative Agent shall have received (delivered in escrow for release on the initial Funding Date) executed copies of the written opinions of (i) Cleary Gottlieb Steen & Hamilton LLP, special New York counsel for Borrower, in the form of Exhibit I-1, (ii) Linklaters LLP, special New York counsel for Arrangers, (iii) Saenz Valiente y Asociados, special Argentine counsel for Borrower, in the form of Exhibit I-2, and (iv) Marval, O’Farrell & Mairal, special Argentine counsel for Arrangers, dated as of the initial Funding Date.

(k) Necessary Governmental Authorizations and Consents; Expiration of Waiting Periods, Etc.  All of the conditions to the closing of the transactions contemplated by the Call Option Agreement relating to Governmental Authorizations and consents of other Persons set forth in the Call Option Agreement shall have been satisfied in all material respects (subject to any waiver of such obligations under the Call Option Agreement, other than any such waiver which has had or could reasonably be expected to have a Material Adverse Effect) other than, for the avoidance of doubt, any Governmental Authorizations and consents of other Persons with respect to the Merger.

(l) Related Agreements.  On the initial Funding Date, Administrative Agent shall have received, to the extent not publicly available pursuant to a filing made under listing rules to which any party to a Related Agreement is subject, a fully executed or conformed copy of each Related Agreement and all exhibits and schedules thereto.  Each Related Agreement shall be in full force and effect and no provision thereof shall have been modified since July 7, 2017 in any material respect in any form other than (i) in order to comply with the provisions of this Agreement or the other Credit Documents or (i) otherwise in form and substance reasonably satisfactory to the Lenders.

(m) Acquisition.

(i) Administrative Agent shall have received an officer’s certificate of Borrower setting forth the uses of funds for the initial Funding Date transactions and stating that Borrower will proceed to make one or more Advance Payments under the Call Option Agreement in anticipation of the exercise of its call option rights pursuant to the Call Option Agreement as soon as this is permitted by the Call Option Agreement.

(n) Absence of Material Litigation.  On initial Funding Date, there shall be no action, suit, proceeding, hearing (in each case, whether administrative, judicial or arbitration or otherwise), governmental investigation or arbitration at law or in equity, or before or by any Governmental Authority, whether pending or, to the knowledge of Borrower or any of its Subsidiaries, threatened in writing against Borrower or any of its Subsidiaries, in each case, is reasonably likely to be adversely determined and, if so determined, is reasonably likely to restrain, prevent or impose materially burdensome conditions on the consummation of the Acquisition, the financing hereof or any of the other transactions contemplated by the Credit Documents or the Related Agreements, or that could have a Material Adverse Effect.

(o) Form U-1.  Each Lender that has requested the same shall have received a purpose statement on Form U-1 under Regulation U duly completed and executed by Borrower.

(p) Organizational Documents; Incumbency.  Administrative Agent and Lenders shall have received, in respect of Borrower, (i) sufficient copies of each Organizational Document; (ii) signature and incumbency certificates of the officers of Borrower, including one or more officers of Borrower who are authorized to execute Funding Notices delivered under this Agreement; and (iii) resolutions of the Board of Directors or similar governing body of Borrower approving and authorizing the execution, delivery and performance of this Agreement and the other Credit Documents and the Related Agreements to which it is a party or by which it or its assets may be bound as of the initial Funding Date, certified as of the initial Funding Date by an Authorized Officer as being in full force and effect without modification or amendment.

(q) Governmental Authorizations and Consents.  Borrower shall have obtained all Governmental Authorizations and all consents of other Persons, in each case that are necessary to execute the Credit Documents and perform the transactions contemplated thereunder, and each of the foregoing shall be in full force and effect, other than, for the avoidance of doubt, any Governmental Authorizations and consents of other Persons with respect to the Merger.

(r) Financial Statements.  Administrative Agent and Lenders shall have received from Borrower the Historical Financial Statements.

(s) Solvency Certificate.  On the initial Funding Date, Administrative Agent shall have received the Solvency Certificate from Borrower.

(t) Initial Funding Date Certificate.  Borrower shall have delivered to Administrative Agent and Lenders an originally executed Initial Funding Date Certificate, together with all attachments thereto.

(u) Process Agent.  Borrower shall have delivered to Administrative Agent and Lenders a written confirmation evidencing the appointment of the agent for service of process.

3.2. Conditions to all subsequent Funding Dates.  The obligation of each Lender to make any Loan on any Funding Date after the initial Funding Date is subject to the satisfaction, or waiver in accordance with Section 9.5, of the following conditions precedent:

(a) Funding Notice.  Administrative Agent shall have received a fully executed and delivered Funding Notice.

(b) Representations and Warranties.  As of such Funding Date, the representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects on and as of such Funding Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date; provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof.

(c) No Default or Event of Default.  As of such Funding Date, no event shall have occurred and be continuing or would result from the making of the Loans on such date that would constitute an Event of Default or a Default.

(d) Fees and Expenses.  Borrower shall have paid to each Agent and each Lender the fees payable on or before such Funding Date referred to in Section 2.7 and all expenses payable pursuant to Section 9.2 which have accrued to such Funding Date.

3.3. Funding Notices.  Any Funding Notice delivered pursuant to Section 3.1 or 3.2 shall be executed by an Authorized Officer in a writing delivered to Administrative Agent.

3.4. Borrowings.  Each borrowing of a Loan by Borrower hereunder shall constitute a representation and warranty by Borrower as of the applicable Funding Date that, (a) in the case of a borrowing on the initial Funding Date, the conditions contained in Sections 3.1(a) through 3.2(u) have been satisfied, and (b) in the case of a borrowing on any Funding Date other than the initial Funding Date, Sections 3.2(a) through 3.2(f) have been satisfied.

SECTION 4. REPRESENTATIONS AND WARRANTIES

In order to induce Agents and Lenders to enter into this Agreement and to induce Lenders to make each Loan to be made thereby, Borrower represents and warrants to each Agent and Lender, on the date hereof and on each Funding Date, that the following statements are true and correct:

4.1. Organization; Requisite Power and Authority.  Each of Borrower and its Subsidiaries (a) is duly organized and validly existing under the laws of its jurisdiction of organization as identified in Schedule 4.1, and (b) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Credit Documents and the Related Agreements to which it is a party and to carry out the transactions contemplated thereby.

4.2. Equity Interests and Ownership.  The Equity Interests held by Borrower in Cablevisión S.A. have been duly authorized and validly issued and are fully paid and non-assessable.  Schedule 4.2 correctly sets forth the ownership interest of Borrower and each of its Subsidiaries in their respective Subsidiaries as of the date of this Agreement both before and after giving pro forma effect to the Acquisition, and any Equity Interests of Borrower in Cablevisión S.A. are held free and clear of any Liens (other than the Collateral).

4.3. Due Authorization.  The execution, delivery and performance of the Credit Documents have been duly authorized by all necessary action on the part of Borrower.

4.4. No Conflict.  The execution, delivery and performance by Borrower of the Credit Documents and Related Agreements and the consummation of the transactions contemplated by the Credit Documents and the Related Agreements (including the Acquisition) do not and will not (a) violate (i) any provision of any law or any governmental rule or regulation applicable to Borrower or any of its Subsidiaries, (ii) any of the Organizational Documents of Borrower, any of its Subsidiaries or Cablevisión (including, without limitation, the Cablevisión Shareholders’ Agreement), except such provisions as to which Borrower has obtained a waiver prior to the initial Funding Date, (iii) any order, judgment or decree of any court or other agency of government binding on Borrower or any of its Subsidiaries, or (iv) the Call Option Agreement; (b) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of Borrower or any of its Subsidiaries, except such obligations as to which Borrower has obtained a waiver prior to the initial Funding Date; (c) result in or require the creation or imposition of any Lien upon any of the properties or assets of Borrower or any of its Subsidiaries (other than any Liens created under any of the Credit Documents in favor of Collateral Agents, for the benefit of the Secured Parties or any Permitted Liens); or (d) require any approval of stockholders, members or partners or any approval or consent of any Person under any Contractual Obligation of Borrower or any of its Subsidiaries, except for such approvals or consents which will be obtained on or before the initial Funding Date and disclosed to Lenders.

4.5. Governmental Consents.  The execution, delivery and performance by Borrower of the Credit Documents and Related Agreements and the consummation of the transactions contemplated by the Credit Documents and the Related Agreements (including the Acquisition) do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority except for (i) those set forth in the Call Option Agreement, (ii) any Governmental Authorizations required in connection with the Merger, (iii) registration of the principal amount of the Loans with the Central Bank as provided in Communication “A” 3602 (as amended, supplemented or otherwise modified from time to time), and (iv) any other filings and recordings with respect to the Collateral to be made, or otherwise delivered to Collateral Agents for filing and/or recordation, as of the date of this Agreement and reporting duties that shall be complied with in accordance with the Argentine Foreign Exchange Regulations from time to time.

4.6. Binding Obligation.  Each Credit Document has been duly executed and delivered by Borrower and each Credit Document and each Related Agreement, when executed, is the legally valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability. Each of the Credit Documents to which it is a party, is or, when executed, will be in proper legal form under the Laws of Argentina for the enforcement thereof against Borrower; provided, however, that (a) the filing of an original of a Credit Document together with an official Spanish translation thereof is required to bring an action thereon in the courts of Argentina, and (b) the filing of claims with the Argentine judicial system is subject to payment of taxes collected to fund the court system, which taxes must be paid by the Person filing a claim in court and which rates vary from one jurisdiction to another. Subject to the foregoing, any judgment against Borrower of a court of the State of New York, which satisfies the requirements of Articles 517 through 519 of the Argentine law No. 17,454, as amended by the Argentine law

No. 22,434 (the National Code of Civil and Commercial Procedure), is capable of being enforced in the courts of Buenos Aires.

4.7. Historical Financial Statements.  The Historical Financial Statements were prepared in conformity with IFRS and fairly present, in all material respects, the financial position, on a consolidated basis, of the Persons described in such financial statements as at the respective dates thereof and the results of operations and cash flows, on a consolidated basis, of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments.  As of the date of this Agreement, neither Borrower nor Cablevisión has any contingent liability or liability for Taxes, long-term lease or unusual forward or long-term commitment that is not reflected in the Historical Financial Statements or the notes thereto and which in any such case is material in relation to the business, operations, properties, assets, condition (financial or otherwise) or prospects of Borrower and Cablevisión taken as a whole.

4.8. No Material Adverse Effect.  Since May 1, 2017, no event, circumstance or change has occurred that has caused or evidences, or could reasonably be expected to result in, either in any case or in the aggregate, a Material Adverse Effect.

4.9. No Restricted Junior Payments.  Since May 1, 2017, Borrower has not declared, ordered, paid or made any Restricted Junior Payment or agreed to do so except as permitted pursuant to Section 6.3.

4.10. Adverse Proceedings, Etc.  There are no Adverse Proceedings, individually or in the aggregate, that could reasonably be expected to have a Material Adverse Effect.  Neither Borrower nor any of its Subsidiaries is (a) in violation of any applicable laws (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, or (b)  subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

4.11. Payment of Taxes.  All Tax returns and reports of Borrower and its Subsidiaries required to be filed by any of them have been timely filed (after giving effect to any applicable grace period), and all material Taxes and all material assessments, fees and other governmental charges upon Borrower and its Subsidiaries and upon their respective properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable.  There is no proposed Tax assessment against Borrower or any of its Subsidiaries which is not being actively contested by Borrower or such Subsidiary in good faith and by appropriate proceedings; provided that such reserves or other appropriate provisions, if any, as shall be required in conformity with IFRS shall have been made or provided therefor.

4.12. Properties.  Each of Borrower and its Subsidiaries has (i) good, sufficient and legal title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), (iii) valid licensed rights in (in the case of licensed interests in intellectual property) and (iv) good title to (in the case of all other personal property), all of its properties and assets reflected in the Historical Financial Statements referred to in Section 4.7 and in the most recent financial statements delivered pursuant to Section 5.1, in each case except for assets disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted under Section 6.  Except as permitted by this Agreement and any outstanding Debt of any Subsidiary on the date hereof, all such properties and assets are free and clear of Liens.

4.13. Environmental Matters.  Neither Borrower nor any of its Subsidiaries nor any of their respective Facilities or operations are subject to any outstanding written order, consent decree or settlement agreement with any Person relating to any Environmental Law, any Environmental Claim, or any Hazardous Materials Activity that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.  There are and, to each of Borrower’s and its Subsidiaries’ knowledge, have been, no conditions, occurrences, or Hazardous Materials Activities which could reasonably be expected to form the basis of an Environmental Claim against Borrower or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.  Neither Borrower nor any of its Subsidiaries has filed any notice under any Environmental Law indicating past or present treatment of Hazardous Materials at any Facility, and none of Borrower’s nor any of its Subsidiaries’ operations involves the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 or any state equivalent.  Compliance with all current or reasonably foreseeable future requirements pursuant to or under Environmental Laws could not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.  No event or condition has occurred or is occurring with respect to Borrower or any of its Subsidiaries relating to any Environmental Law, any Release of Hazardous Materials, or any Hazardous Materials Activity which individually or in the aggregate has had, or could reasonably be expected to have, a Material Adverse Effect.

4.14. No Events of Default.  Neither Borrower nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, and no condition exists which, with the giving of notice or the lapse of time or both, could constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to have a Material Adverse Effect.

4.15. Governmental Regulation.  Borrower is not required to register as an “investment company” under the Investment Company Act of 1940, as amended, and is not “controlled” by any “company” (within the meanings of the Investment Company Act of 1940, as amended) that is organized under the laws of any state of the United States of America.

4.16. Federal Reserve Regulations; Exchange Act. No portion of the proceeds of any Loan will be used in any manner, whether directly or indirectly, that violates Regulation T, Regulation U or Regulation X of the Board of Governors.

4.17. Employee Matters.  Neither Borrower nor any of its Subsidiaries is engaged in any unfair labor practice that could be reasonably expected to have a Material Adverse Effect.  There is (a) no unfair labor practice complaint pending against Borrower or any of its Subsidiaries or, to the knowledge of Borrower, threatened against Borrower or any of its Subsidiaries before any

Governmental Authority with responsibility, authority or jurisdiction for such matters, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against Borrower or any of its Subsidiaries or, to the knowledge of Borrower, threatened against Borrower or any of its Subsidiaries, and (b) no strike, labor dispute, slowdown or stoppage pending against Borrower or any of its Subsidiaries or, to the knowledge of Borrower, threatened against Borrower or any of its Subsidiaries, except (with respect to any matter specified in clause (a) or (b) above, either individually or in the aggregate) such as could not be reasonably expected to have a Material Adverse Effect.

4.18. Certain Fees.  No broker’s or finder’s fee or commission will be payable with respect to the transactions contemplated by the Related Agreements, except as payable to Agents and Lenders.

4.19. Solvency.   Borrower is and, upon the incurrence of any Obligation by it on any date on which this representation and warranty is made, will be, on a consolidated basis, Solvent.

4.20. Compliance with Statutes, Etc.  Each of Borrower and its Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities, in respect of the conduct of its business and the ownership of its property, except such non-compliance that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

4.21. Disclosure.  No representation or warranty of Borrower contained in any Credit Document or in any other documents, certificates or written statements furnished to any Agent or Lender by or on behalf of Borrower for use in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact (known to Borrower, in the case of any document not furnished by it) necessary in order to make the statements contained herein or therein, when taken as a whole, not misleading in light of the circumstances in which the same were made.  Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by Borrower to be reasonable at the time made, it being recognized by Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results.

4.22. Senior Debt.  The Obligations constitute direct and unconditional obligations of Borrower and will rank at least pari passu in right of payment with all other unsubordinated Debt of Borrower.

4.23. Sanctioned Persons; Anti-Corruption Laws; PATRIOT Act.  None of Borrower or Cablevisión or any of their respective directors, officers or, to the knowledge of Borrower, employees, agents or Affiliates is subject to any sanctions or economic embargoes administered or enforced by the U.S. Department of State or the U.S. Department of Treasury (including the Office of Foreign Assets Control), the European Union or Her Majesty’s Treasury (collectively, “Sanctions”, and the associated laws, rules, regulations and orders, collectively, “Sanctions Laws”).  Each of Borrower and Cablevisión and their respective directors, officers and, to the knowledge of Borrower, employees, agents and Affiliates is in compliance, in all material respects, with (i) all applicable Sanctions Laws, (ii) the United States Foreign Corrupt Practices

Act of 1977, as amended, and any other applicable anti-bribery or anti-corruption laws, rules, regulations and orders (collectively, “Anti-Corruption Laws”) and (iii) the PATRIOT Act and any other applicable anti-money laundering (including anti-terrorism financing) laws, rules, regulations and orders.  No part of the proceeds of the Loans will be used, directly or (to the knowledge of Borrower) indirectly, (A) for the purpose of financing any commercial activities or business of or with any Person or in any country or territory that at such time is the subject of any Sanctions, each in violation of Sanctions; or (B) for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, each in violation of any Anti-Corruption Law.

SECTION 5. AFFIRMATIVE COVENANTS

Borrower covenants and agrees that, so long as any Commitment is in effect and until payment in full of all Obligations, Borrower shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 5.

5.1. Financial Statements and Other Reports.  Borrower will deliver:

(a) Quarterly Financial Statements.  To Administrative Agent and Lenders, as soon as available, and in any event within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, commencing with the Fiscal Quarter in which the date of this Agreement occurs, the consolidated and consolidating balance sheets of Borrower and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated (and with respect to statements of income, consolidating) statements of income, stockholders’ equity and cash flows of Borrower and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in comparative form, in each case as and to the extent required by Argentine law to be contained in periodic filings of such financial statements with the CNV, the corresponding figures for the corresponding periods of the previous Fiscal Year in reasonable detail;

(b) Annual Financial Statements.  To Administrative Agent and Lenders, as soon as available, and in any event within 90 days after the end of each Fiscal Year, commencing with the Fiscal Year in which the date of this Agreement occurs, (i) the consolidated and consolidating balance sheets of Borrower and its Subsidiaries as at the end of such Fiscal Year and the related consolidated (and with respect to statements of income, consolidating) statements of income, stockholders’ equity and cash flows of Borrower and its Subsidiaries for such Fiscal Year, setting forth in comparative form, in each case as and to the extent required by Argentine law to be contained in periodic filings of such financial statements with the CNV, the corresponding figures for the previous Fiscal Year covered by such financial statements, in reasonable detail; and (ii) with respect to such consolidated and consolidating financial statements a report thereon of PricewaterhouseCoopers or other independent certified public accountants of recognized national standing selected by Borrower, and reasonably satisfactory to Administrative

Agent (which report and/or the accompanying financial statements shall be unqualified as to going concern and scope of audit, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Borrower and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with IFRS applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards);

(c) Compliance Certificate.  To Administrative Agent, together with each delivery of financial statements of Borrower and its Subsidiaries pursuant to Sections 5.1(a) and 5.1(b), a duly executed and completed Compliance Certificate;

(d) Notice of Default.  To Administrative Agent, promptly upon any senior officer of Borrower obtaining knowledge (i) of any condition or event that constitutes a Default or an Event of Default or that notice has been given to Borrower with respect thereto or (ii) that any Person has given any notice to Borrower or Cablevisión or taken any other action with respect to any event or condition set forth in Section 7.1(b), a certificate of an Authorized Officer of Borrower specifying the nature and period of existence of such condition or event, or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, Default, event or condition, and what action Borrower has taken, is taking and proposes to take with respect thereto;

(e) Notice of Litigation.  To Administrative Agent, promptly upon any officer of Borrower obtaining knowledge of any development in any Adverse Proceeding that (i) if adversely determined could be reasonably expected to have a Material Adverse Effect, or (ii) seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby, written notice thereof together with such other information as may be reasonably available to Borrower to enable Lenders and their counsel to evaluate such matters;

(f) Information Regarding Collateral.  To the Collateral Agent and Administrative Agent, prompt written notice of any change (i) in Borrower’s corporate name, (ii) in Borrower’s identity or corporate structure, or (iii) in Borrower’s jurisdiction of organization.  Borrower agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC or otherwise that are required in order for Collateral Agents to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral as contemplated in the Collateral Documents.  Borrower also agrees promptly to notify the Collateral Agent and Administrative Agent if any material portion of the Collateral is damaged or destroyed;

(g) Collateralization Ratio Calculation.  To the Collateral Agents and Administrative Agent, a certificate setting out the calculation of the Collateralization Ratio for the relevant calculation period in accordance with Section 6.13(c)(i), within three Business Days from the end of the relevant calendar week; and

(h) Other Information.  To Administrative Agent, promptly upon their becoming available, copies of (i) all financial statements, reports, notices and proxy statements sent or made available generally by Borrower to its security holders acting in such capacity, (ii) all regular and periodic reports and all registration statements and prospectuses, if any, filed by Borrower with any securities exchange or with the Securities and Exchange Commission or any other Governmental Authority, (iii) all press releases and other statements made available generally by Borrower to the public concerning material developments in the business of Borrower, and (iv) any amendments, waivers or modification of Article IV of the Cablevisión Shareholders’ Agreement or Article II or Article IV of the TEO Shareholders’ Agreement.

5.2. Certification of Public Information.  Borrower and each Lender acknowledge that certain of the Lenders may be Public Lenders and that any documents or notices required to be delivered pursuant to Section 5.1 or otherwise shall be distributed through IntraLinks/IntraAgency, SyndTrak or another relevant website or other information platform (the “Platform”) to Private Lenders only.

5.3. Existence.  Except as otherwise permitted under Section 6.6, Borrower will, and will cause each of its Significant Subsidiaries to, at all times preserve and keep in full force and effect its existence and all rights, qualifications, licenses, permits, Governmental Authorizations, and franchises material to its business, including, without limitation, any Governmental Authorization, license, approval or consent required by exchange control regulations to enable Borrower to punctually pay its Obligations under the Credit Documents in Dollars to the account designated by Administrative Agent; provided neither Borrower (other than with respect to existence) nor any of its Significant Subsidiaries shall be required to preserve any such existence, right or franchise, licenses and permits if Borrower’s board of directors (or similar governing body) shall determine that the preservation thereof is no longer desirable in the conduct of the business of Borrower, and that the loss thereof is not disadvantageous in any material respect to Borrower or to Lenders.

5.4. Payment of Taxes and Claims.  Borrower will, and will cause each of its Subsidiaries to, pay all Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon, and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided that no such Tax or claim need be paid if it is being contested in good faith by appropriate proceedings timely instituted, so long as (a) adequate reserve or other appropriate provision, as shall be required in conformity with IFRS, shall have been made therefor, and (b) in the case of a Tax or claim which has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Tax or claim.

5.5. Maintenance of Properties.  Borrower will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties used or useful in the business of Borrower and its Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof, where failure to do so could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.6. Insurance.  Borrower will maintain or cause to be maintained, with financially sound and reputable insurers, such public liability insurance, third-party property damage insurance, business interruption insurance and casualty insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of Borrower as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons, where failure to do so could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.7. Books and Records; Inspections.  Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and accounts in which full, true and correct entries in conformity in all material respects with IFRS shall be made of all dealings and transactions in relation to its business and activities.  Borrower will, and will cause Cablevisión S.A. to, permit any authorized representatives designated by any Lender to visit and inspect any of the properties of Borrower and Cablevisión S.A., to inspect, copy and take extracts from their respective financial and accounting records, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants, all upon reasonable notice and at such reasonable times during normal business hours and as often as may reasonably be requested.

5.8. Lenders Meetings.  Borrower will, upon the request of Administrative Agent or Requisite Lenders, participate in a meeting of Administrative Agent and Lenders once during each Fiscal Year to be held at Borrower’s corporate offices (or at such other location as may be agreed to by Borrower and Administrative Agent) at such time as may be agreed to by Borrower and Administrative Agent.

5.9. Compliance with Laws.  Borrower will, and shall cause each of its Significant Subsidiaries to, comply with the requirements of all applicable Laws of any Governmental Authority (including, without limitation, all Argentine Foreign Exchange Regulations and all Environmental Laws), except to the extent that noncompliance therewith could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (or, in the case of the laws, rules, regulations and orders referred to in Section 4.23, except to the extent that noncompliance therewith is not material).

5.10. Environmental. Borrower shall promptly take, and shall cause each of its Significant Subsidiaries promptly to take, any and all actions necessary to (i) cure any violation of applicable Environmental Laws by Borrower or its Subsidiaries that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (ii) make an appropriate response to any Environmental Claim against Borrower or any of its Subsidiaries and discharge any obligations it may have to any Person thereunder where failure to do so could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.11. Further Assurances.  At any time or from time to time upon the request of Administrative Agent, Borrower will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as Administrative Agent or any Collateral Agent may reasonably request in order to effect fully the purposes of the Credit Documents.

5.12. Establishment and Maintenance of IR Account. Borrower shall ensure that, commencing on the initial Funding Date and at all times thereafter, the IR Account has a Cash balance equal to the Required IR Account Balance.  If at any time the IR Account has a Cash balance greater than the Required IR Account Balance, Borrower may, by written notice delivered to Offshore Collateral Agent, Administrative Agent and the Lenders at least three Business Days prior to the date on which Borrower wishes to effect a release of Cash in the IR Account, request that Offshore Collateral Agent release the amount of Cash set forth in such notice; provided that after any such release the Cash balance in the IR Account shall equal or exceed the Required IR Account Balance.

5.13. Sanctioned Persons; Anti-Corruption Laws.  No part of the proceeds of the Loans that have not been applied to the Acquisition will be used, directly or (to Borrower’s knowledge) indirectly, (A) for the purpose of financing any activities or business of or with any Person or in any country or territory that at such time is the subject of any Sanctions, each in violation of Sanctions; or (B) for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, each in violation of any Anti-Corruption Law. None of the Loans or any other amount due under this Agreement will be repaid with funds or assets that (i) constitute property of, or will be beneficially owned by, any Person referred to in clause (A) above or (ii) are the direct proceeds derived from any transactions that violate Sanctions applicable to any party hereto, each in violation of Sanctions.

5.14. Compliance with Argentine Foreign Exchange Regulations.  Without limitation of any other provision under the Credit Documents related to the compliance by Borrower with Argentine Foreign Exchange Regulations, Borrower shall comply with all Argentine Foreign Exchange Regulations from time to time in force and effect and relating to its obligations under the Credit Documents.

5.15 London Stock Exchange.  Borrower will use its reasonable commercial efforts to procure the listing of its GDRs on the London Stock Exchange.

5.16 Compliance with Engagement Letter Milestones.  Borrower will use its reasonable commercial efforts to achieve the Milestones in accordance with section 4 of the Engagement Letter.

SECTION 6. NEGATIVE COVENANTS

Borrower covenants and agrees that, so long as any Commitment is in effect and until payment in full of all Obligations, Borrower shall perform all covenants in this Section 6.

6.1. Debt.

(a) Borrower shall not create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to, any Debt, except the following (collectively, “Permitted Debt”):

(i) the Obligations;

(ii) Debt identified in Schedule 6.1(a) (the “Intercompany Debt”);

(iii) Debt in an amount not exceeding $50,000,000 outstanding at any time;

(iv) Debt in an amount necessary to fund, in whole or in part, the Tender Offer with a maturity date falling after the Maturity Date; and

(v) Debt in an amount necessary to fund, in whole or in part, any Additional Acquisition with a maturity date falling after the Maturity Date.

(b) Borrower shall cause VLG not to create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to, any Debt; provided that VLG may create a Lien over any and all of its assets or properties to secure any Debt incurred by Borrower to fund, in whole or in part, the Tender Offer.

6.2. Liens.  Borrower shall not, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind of Borrower, whether now owned or hereafter acquired, or any income, profits or royalties therefrom, except (each of the Liens described in clauses 6.2(a) — (i), each, a “Permitted Lien”):

(a) Liens in favor of Collateral Agents for the benefit of Secured Parties or Liens in favor of the Account Bank granted pursuant to any Credit Document;

(b) Liens otherwise permitted under any Credit Document;

(c) Liens securing Permitted Debt;

(d) Liens for Taxes if obligations with respect to such Taxes are being contested in good faith by appropriate proceedings timely instituted and adequate reserves have been made in accordance with IFRS;

(e) statutory Liens of landlords, of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law, in each case incurred in the ordinary course of business (i) for amounts not yet overdue or (ii) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of five days) are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by IFRS shall have been made for any such contested amounts;

(f) rights of set-off, banker’s liens, netting arrangements and other Liens arising by operation of law or by the terms of documents of banks or other financial institutions in relation to the maintenance or administration of accounts;

(g) Liens arising out of the existence of judgments or awards in respect of which Borrower shall in good faith be prosecuting an appeal or proceedings for review and in respect of which there shall have been secured a subsisting stay of execution pending such appeal or proceedings and for which such reserve or other appropriate provisions, if any, as shall be required by IFRS shall have been made;

(h) Liens incurred in Borrower’s ordinary course of business in connection with workers compensation claims, unemployment insurance and social security benefits and Liens over property securing the performance of bids, tenders, leases and contracts in the ordinary course of business, statutory obligations, surety bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business and consistent with past practices and not exceeding $5,000,000 in the aggregate; and

(i) in addition to clause (b) above, Liens on Borrower’s Equity Interests (directly or indirectly) in Cablevisión other than (i) the Collateral and (ii) (excluding the Collateral) as of any date, the total number of Equity Interests in Cablevisión which, when multiplied by the Share Market Value, equals one times the amount of the Loan Exposure.

6.3. Restricted Junior Payments.  Borrower shall not declare, order, pay, make or set apart, or agree to declare, order, pay, make or set apart, any sum for any Restricted Junior Payment.

6.4. Restrictions on Subsidiary Distributions.  Except as provided herein, Borrower shall not create or otherwise cause or suffer to exist or become effective, and shall not vote in favor of the creation by any of its Subsidiaries, any consensual encumbrance or restriction on its ability to pay dividends or make any other distributions on any of its Equity Interests owned by Borrower that would prevent compliance with Section 6.13(b) hereof, other than as may be required under the Cablevisión Shareholders’ Agreement or, after the Merger, under the TEO Shareholders’ Agreement.

6.5. Investments.  Borrower shall not, directly or indirectly, make or own any Investment in any Person, including any Joint Venture, except the following (collectively, “Permitted Investments”):

(a) Investments in Cash and Cash Equivalents;

(b) Investments owned as of the date of this Agreement;

(c) the acquisition of the Target Shares pursuant to the Acquisition in accordance with the terms and conditions of the Call Option Agreement and other Related Agreements;

(d) any Additional Acquisition;

(e) any contribution to any Subsidiary of Borrower in order to pay in full the outstanding Intercompany Debt as set forth in Section 2.3; and

(f) any contribution of Equity Interests in Cablevisión, or in any vehicle holding Equity Interests in Cablevisión, to any Subsidiary resulting from the VLG Split Off (as defined in the TEO Shareholders’ Agreement) or to any voting trust or similar arrangement as contemplated in the TEO Shareholders’ Agreement.

Notwithstanding the foregoing, in no event shall Borrower make any Investment which results in or facilitates in any manner any Restricted Junior Payment not otherwise permitted under the terms of Section 6.3.

6.6. Fundamental Changes; Disposition of Assets.  Borrower shall not enter into any transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or license, exchange, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired, leased or licensed (including, for the avoidance of doubt, a sale by VLG of Borrower’s ratable share of VLG’s Equity Interests in Cablevisión), except:

(a) any Subsidiary of Borrower may be merged with or into Borrower, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to Borrower; provided that, in the case of such a merger, Borrower shall be the continuing or surviving Person;

(b) sales or other dispositions of Cash and Cash Equivalents in the ordinary course of business or to make payments on Permitted Debt;

(c) disposals of obsolete, worn out or surplus property;

(d) sales or other dispositions of Equity Interests held by Borrower in Cablevisión, VLG or TEO or by VLG in Cablevisión; provided that, in addition to the Collateral, Borrower shall at all times own, directly or indirectly (including through VLG), a total number of Equity Interests in Cablevisión which, when multiplied by the Share Market Value as of the relevant determination date, equals one times the amount of the Loan Exposure;

(e) any sale or dispositions required by any Governmental Authority in connection with the Merger, pursuant to the provisions of Section 13.b) of Argentine Law No. 25,156 or other applicable law;

(f) the Merger;

(g) Permitted Investments;

(h) any contribution or transfer of Equity Interests in Cablevisión, or in any vehicle holding Equity Interests in Cablevisión, to any voting trust or similar arrangement as contemplated in the TEO Shareholders’ Agreement; and

(i) sales or other dispositions of assets that constitute Asset Sales for which the Net Asset Sale Proceeds are applied in accordance with Section 2.10(a).

6.7. Disposal of Cablevisión’s Interests.  Except for (i) any sale of the Equity Interests of Cablevisión in compliance with the provisions of Section 6.6(d), (ii) the pledge of Equity Interests of Cablevisión to Onshore Collateral Agent pursuant to the Collateral Documents, (iii) any transfer of Equity Interests in Cablevisión, or in any vehicle holding Equity Interests in Cablevisión, to a voting trust or similar arrangement as contemplated in the TEO Shareholders’ Agreement and (iv) the creation of Permitted Liens pursuant to Section 6.2, Borrower shall not, nor shall it permit VLG to, sell, assign, dispose, pledge or otherwise encumber any of Borrower’s Equity Interests of Cablevisión (or Borrower’s ratable share of VLG’s Equity Interests in Cablevisión).

6.8. Sales and Lease-Backs.  Borrower shall not directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which Borrower (a) has sold or transferred or is to sell or to transfer to any other Person (other than Borrower or any of its Subsidiaries), or (b) intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by Borrower to any Person (other than Borrower or any of its Subsidiaries) in connection with such lease.

6.9. Transactions with Shareholders and Affiliates.  Borrower shall not directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of Borrower on terms that are less favorable to Borrower than those that might be obtained at the time from a Person who is not an Affiliate; provided that the foregoing restriction shall not apply to (a) reasonable and customary fees paid to members of the board of directors (or similar governing body) of Borrower; (b) compensation arrangements for officers and other employees of Borrower entered into in the ordinary course of business; and (c) transactions described in Schedule 6.9.

6.10. Conduct of Business.  From and after the date of this Agreement, Borrower shall not engage in any business other than (i) the businesses engaged in by Borrower on the date of this Agreement and similar or related businesses, (ii) all business which is the direct result of the consummation of the Acquisition, and (iii) such other lines of business as may be consented to by Requisite Lenders.

6.11. Amendments or Waivers of Organizational Documents and Certain Related Agreements.

(a) Borrower shall not agree to any material amendment, restatement, supplement or other material modification to, or waiver of, any of its Organizational Documents or any of its material rights under any Related Agreement after the date of this

Agreement without in each case obtaining the prior written consent of Requisite Lenders to such amendment, restatement, supplement or other modification or waiver, other than amendments required to effect the Merger.

(b) Borrower shall not agree to any amendment or other modification to any provision of Article IV of the Cablevisión Shareholders Agreement or Article IV of the TEO Shareholders Agreement, in each case if the effect of such amendment or other modification would be to render the foreclosure on the Collateral under the Cablevisión Pledge Agreement more onerous or cumbersome to Lenders than as of the date of this Agreement.

6.12. Fiscal Year.  Borrower shall not change its Fiscal Year-end from December 31.

6.13. Financial Covenants.

(a) Leverage Ratio.  Borrower shall not permit (i) the Leverage Ratio to exceed 3.00:1.00; and (ii) the CVH Leverage Ratio to exceed 3.50:1.00.

(b) Minimum Dividend Payout Ratio.  Borrower shall ensure that subject to compliance with the limitations thereon set forth in the Indenture and, following the Merger, the TEO Shareholders’ Agreement, Cablevisión pays dividends in Cash to Borrower directly or indirectly in Fiscal Year 2018 in an amount not less than the ratable amount of, calculated with reference to the portion of the total economic interests of the Equity Interests in Cablevisión held by Borrower, directly or indirectly, as of the date of the relevant dividend, (A) the aggregate amount of $150,000,000, if the Merger has not been consummated by April 30, 2018, and (B) the aggregate amount of $300,000,000, if the Merger is consummated prior to April 30, 2018; provided, however, that before or after the Merger, under no circumstances will Cablevisión be required to distribute on account of dividends any amount that would (x) exceed the amounts permitted to be distributed under Argentine law, (y) require Cablevisión  to incur Debt or (z) trigger the application of the “equalization tax” (“impuesto de igualación”) pursuant to Argentine tax law even in case the amounts are distributed under the form of provisional or anticipated dividends (“dividendos anticipados”).

(c) Minimum Collateralization Ratio.

(i) Borrower shall not permit the Collateralization Ratio, as of the last Business Day of each calendar week, beginning with the first full calendar week ending after the initial Funding Date, to be less than 2.25:1.00; provided, however, that, no breach under this Section 6.13(c) shall be deemed to have occurred if Borrower, within 10 Business Days of the testing date on which the Collateralization Ratio is determined to be less than 2.25:1.00, (i) pledges additional Equity Interests in Cablevisión, pursuant to the terms of the Cablevisión Pledge Agreement, (ii) posts or credits Cash or Cash Equivalents to the Cash Collateral Account, (iii) delivers such other collateral as may be deemed satisfactory by the Lenders, or (iv) makes a voluntary prepayment of the Loans pursuant to Section 2.9, in each case, in an amount such that the Collateralization Ratio, following such action, is not less than 2.50:1.00.

(ii) If the Collateralization Ratio is greater than 2.50:1.00 and has been above such level for the immediately preceding five (5) Business Days, Borrower may, by written notice delivered to the Collateral Agents and Administrative Agent at least five (5) Business Days prior to the date on which Borrower wishes to effect a release of Collateral, request that the Collateral Agents release an amount of Equity Interests in Cablevisión, Cash, Cash Equivalents or any other Collateral posted by Borrower pursuant to Section 6.13(c)(i) (or any combination of the foregoing) that will result in the Collateralization Ratio equaling at least 2.50:1.00; provided that, prior to the Merger Collateral Release Date, it shall not result in the number of Equity Interests in Cablevision S.A. subject to the security interest in favor of the Secured Lenders to be less than the number of such Equity Interests subject to such security interest as of the initial Funding Date and, upon satisfaction of the foregoing conditions and receipt of written instructions from Administrative Agent (acting on the instructions of the Requisite Lenders), the Collateral Agents shall release such amount of Collateral in accordance with this clause (ii) if, as of the day of the proposed release, the Collateralization Ratio remains above 2.50:1.00.

SECTION 7. EVENTS OF DEFAULT

7.1. Events of Default.  If any one or more of the following conditions or events shall occur:

(a) Failure to Make Payments When Due.  Failure by Borrower to pay (i) when due any installment of principal of any Loan, whether at Stated Maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; or (ii) any interest on any Loan or any fee or any other amount due hereunder within three Business Days after the due date; or

(b) Default in Other Agreements.  (i) Failure of Borrower or Cablevision to pay when due any principal of or interest on Debt in an aggregate principal amount in excess of $30,000,000, if such default continues beyond the grace period, if any, originally applicable thereto and the time for payment of such amount has not been expressly extended; or (ii) breach by Borrower or Cablevisión with respect to any other term and conditions relating to Debt in an aggregate principal amount in excess of $30,000,000, if such breach continues beyond the grace period, if any, originally applicable thereto and the time for compliance of such terms and conditions has not been expressly waived or extended, if the effect of such breach is to cause or to permit that Debt to become or be declared due and payable (or subject to a compulsory repurchase or redemption) prior to its Stated Maturity; or

(c) Breach of Certain Covenants.  Failure of Borrower to perform or comply with any term or condition contained in Section 2.3, Section 2.4(c)(ii), Section 5.3 or Section 6; or

(d) Breach of Representations, Etc.  Any representation, warranty, certification or other statement made or deemed made by Borrower in any Credit

Document or in any statement or certificate at any time given by Borrower in writing pursuant hereto or thereto shall be false in any material respect as of the date made or deemed made; or

(e) Other Defaults Under Credit Documents.  Borrower shall default in the performance of or compliance with any term contained herein or any of the other Credit Documents, other than any such term referred to in any other paragraph of this Section 7.1, and such default shall not have been remedied or waived within forty-five days (other than a failure to comply with Section 5.1(g), which shall be fifteen (15) days) after the earlier of (i) an officer of Borrower becoming aware of such default or (ii) receipt by Borrower of notice from Administrative Agent or any Lender of such default; or

(f) Involuntary Bankruptcy; Appointment of Receiver, Etc.  (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of Borrower or Cablevisión in an involuntary case under any Debtor Relief Laws now or hereafter in effect, which decree or order is not stayed, or any other similar relief shall be granted under any applicable federal or state law; (ii) an involuntary case shall be commenced against Borrower or Cablevisión under any Debtor Relief Laws now or hereafter in effect; (iii) a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Borrower or Cablevisión, or over all or a substantial part of their respective property, shall have been entered; (iv) there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of Borrower or Cablevisión for all or a substantial part of its property; or (v) a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of Borrower or Cablevisión, and any such event described in clause (f) shall continue for sixty days without having been dismissed, bonded or discharged; or

(g) Voluntary Bankruptcy; Appointment of Receiver, Etc.  (i) Borrower or Cablevisión shall commence a concurso preventivo, file a acuerdo preventivo extrajudicial with a court of competent jurisdiction or commence any other voluntary case concerning itself under the Argentine Bankruptcy Law or under any bankruptcy Law of any other jurisdiction, as applicable; (ii) Borrower or Cablevisión shall have an order for relief entered with respect to it or shall commence a voluntary case under any Debtor Relief Laws now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or Borrower or Cablevisión shall make any assignment for the benefit of creditors; or (iii) Borrower or Cablevisión shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the board of directors (or similar governing body) of Borrower or Cablevisión (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 7.1(f); or

(h) Judgments and Attachments.  Any final judgment or order which are not subject to appeal or nullity (recurso de nulidad) for the payment of money in excess of $30,000,000 (to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against Borrower or Cablevisión or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of 90 days (or in any event later than five days prior to the date of any proposed sale thereunder); or

(i) Dissolution.  Any order, judgment or decree shall be entered against Borrower or Cablevisión decreeing the dissolution of Borrower or Cablevisión and such order shall remain undischarged or unstayed for a period in excess of thirty days; or

(j) Collateral Documents and other Credit Documents.  At any time after the execution and delivery thereof, (i) this Agreement or any Credit Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full of the Obligations in accordance with the terms hereof) or shall be declared null and void, or Collateral Agents shall not have or shall cease to have a valid and perfected Lien in any Collateral purported to be covered by the Collateral Documents with the priority required by the relevant Collateral Document (other than by reason of a release of Collateral in accordance with the terms hereof or thereof of the satisfaction in full of the Obligations in accordance with the terms hereof), in each case for any reason other than the failure of Administrative Agent, Collateral Agents or any Secured Party to take any action within its control, or (ii) Borrower shall contest the validity or enforceability of any Credit Document in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Credit Document to which it is a party or shall contest the validity or perfection of any Lien in any Collateral purported to be covered by the Collateral Documents,

THEN, (1) upon the occurrence of any Event of Default described in Section 7.1(f) or 7.1(g), automatically, and (2) upon the occurrence and during the continuance of any other Event of Default, at the written request of (or with the written consent of) Requisite Lenders and the giving of notice to Borrower by Administrative Agent, (A) the Commitment, if any, of each Lender shall immediately terminate; (B) each of the following shall immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by Borrower: (I) the unpaid principal amount of and accrued interest on the Loans, and (II) all other Obligations; and (C) if requested in writing by the Requisite Lenders, Administrative Agent shall cause Collateral Agents to enforce any and all Liens created pursuant to Collateral Documents.

SECTION 8. AGENTS

8.1. Appointment of Agents. Citi is hereby appointed Administrative Agent hereunder and under the other Credit Documents and each Lender hereby authorizes Citi to act as Administrative Agent in accordance with the terms hereof and the other Credit Documents.  Citi is hereby appointed Offshore Collateral Agent hereunder and under the other Credit Documents and each Lender hereby authorizes Citi to act as Offshore Collateral Agent in accordance with the terms hereof and the other Credit Documents.  The branch of Citibank, N.A. established in the Republic of Argentina is hereby appointed Onshore Collateral Agent hereunder and under the other Credit Documents and each Lender hereby authorizes the branch of Citibank, N.A. established in the Republic of Argentina to act as Onshore Collateral Agent in accordance with the terms hereof and the other Credit Documents.  Each Agent hereby agrees to act in its capacity as such upon the express conditions contained herein and the other Credit Documents, as applicable.  The provisions of this Section 8 are solely for the benefit of Agents; and Lenders and Borrower shall have no rights as a third-party beneficiary of any of the provisions hereof.  In performing its functions and duties hereunder, each Agent shall act solely as an agent of Lenders or Secured Parties, as applicable, and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Borrower or any of its Subsidiaries.

8.2. Powers and Duties.  Each Lender irrevocably authorizes each Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Credit Documents as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto.  Each Agent shall have only those duties and responsibilities that are expressly specified herein and the other Credit Documents.  As to those duties and responsibilities not expressly specified herein or in the other Credit Documents, each Agent shall be entitled to refrain from acting until it has received written approval from the Lenders in accordance with Section 9.5, including when a Default or Event of Default has occurred and is continuing. Each Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees.  No Agent shall have, by reason hereof or any of the other Credit Documents, a fiduciary relationship in respect of any Lender or any other Person; and nothing herein or any of the other Credit Documents, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect hereof or any of the other Credit Documents except as expressly set forth herein or therein.

8.3. General Immunity.

(a) No Responsibility for Certain Matters.  No Agent shall be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or any other Credit Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by any Agent to Lenders or by or on behalf of Borrower to any Agent or any Lender in connection with the Credit Documents and the transactions contemplated thereby or for the financial condition or business affairs of Borrower or any other Person liable for the payment of any Obligations, nor shall any Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Credit Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing.  Anything contained herein to the contrary notwithstanding, Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the component amounts thereof.

(b) Exculpatory Provisions.  No Agent nor any of its officers, partners, directors, employees, agents, sub-agents or affiliates shall be liable to Lenders for any action taken or omitted by any Agent under or in connection with any of the Credit Documents except to the extent caused by such Agent’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction.  Each Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Credit Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 9.5) and, upon receipt of such instructions from Requisite Lenders (or such other Lenders, as the case may be), such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions, including for the avoidance of doubt refraining from any action that, in its opinion or the opinion of its counsel, may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law.  Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Borrower and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or under any of the other Credit Documents in accordance with the instructions of Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 9.5). An Agent shall not be responsible for the actions of any sub-agent or Affiliate appointed by such Agent in accordance with the provisions of this Agreement.

(c) Delegation of Duties. Each Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Credit Document by or through any one or more sub-agents appointed by such Agent. Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory, indemnification and other provisions of this Section 8.3 and of Section 8.6 shall apply to any the Affiliates of an Agent and shall apply to their respective activities in connection with the syndication of the credit facility provided for herein as well as activities as an Agent.  All of the rights, benefits, and privileges (including the exculpatory and indemnification provisions) of this Section 8.3 and of Section 8.6 shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein.  Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by an Agent, (i) such sub-agent shall be a third-party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third-party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of Borrower and the Lenders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall only have obligations to the Agent that appointed such sub-agent and not to Borrower, Lender or any other Person and none of Borrower, a Lender or any other Person shall have any rights, directly or indirectly, as a third-party beneficiary or otherwise, against such sub-agent.

8.4. Agents Entitled to Act as Lender.  The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender hereunder.  With respect to its participation in the Loans, each Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Lender” shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity.  Any Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with Borrower or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from Borrower for services in connection therewith and otherwise without having to account for the same to Lenders.

8.5. Lenders’ Representations, Warranties and Acknowledgment.

(a) Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of Borrower and its Subsidiaries in connection with the Loans hereunder and entering into this Agreement, and that it has made and shall continue to make its own appraisal of the creditworthiness of Borrower and its Subsidiaries.  No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.

(b) Each Lender, (i) by delivering its signature page to this Agreement or an Assignment Agreement, shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by any Agent, Requisite Lenders or Lenders, as applicable on the date of this Agreement or on any  Funding Date, and (ii) by funding its Loan on the initial Funding Date, shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by any Agent, Requisite Lenders or Lenders, as applicable on the initial Funding Date.

8.6. Right to Indemnity.  Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify each Agent, to the extent that such Agent shall not have been reimbursed by Borrower, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such

Agent in exercising its powers, rights and remedies or performing its duties hereunder or under the other Credit Documents or otherwise in its capacity as such Agent in any way relating to or arising out of this Agreement, the other Credit Documents, or the use of proceeds of the Loans; provided that no Lender shall be liable to an Agent for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction.  If any indemnity furnished to any Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided that in no event shall this sentence require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s Pro Rata Share thereof; and provided further that this sentence shall not be deemed to require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence.

8.7. Successor Administrative Agent and Collateral Agent.

(a) Administrative Agent shall have the right to resign at any time by giving prior written notice thereof to Lenders and Borrower. Administrative Agent may be removed at any time with or without cause by an instrument or concurrent instruments in writing delivered to Borrower and Administrative Agent and signed by Requisite Lenders. Administrative Agent’s resignation shall become effective on the earliest of (i) 30 days after delivery of the notice of resignation (regardless of whether a successor has been appointed or not), (ii) the acceptance of an appointment as Administrative Agent hereunder by a successor Administrative Agent, or (iii) such other date, if any, agreed to by the Requisite Lenders.  Upon any such notice of resignation or any such removal, Requisite Lenders shall have the right, upon ten Business Days’ notice to Borrower, to appoint a successor Administrative Agent, which shall be reasonably acceptable to Borrower.  If Requisite Lenders have not appointed a successor Administrative Agent, Requisite Lenders shall be deemed to have succeeded to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent. If the Requisite Lenders shall not have appointed a successor Administrative Agent by the date which is 20 days after delivery of a retiring Administrative Agent’s notice of resignation, such retiring Administrative Agent may (but shall not be required to) petition a court of competent jurisdiction for the appointment of a successor Administrative Agent. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring (or retired) or removed Administrative Agent and the retiring (or retired) or removed Administrative Agent shall promptly transfer to such successor Administrative Agent all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent under the Credit Documents, which records or other documents the retiring (or retired) or removed Administrative Agent then has in its possession. Upon the effectiveness of any resignation or removal of an Administrative Agent pursuant to this Section, such retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder.  Any resignation or removal pursuant to this Section 8.7 of an Administrative Agent that is also acting as Offshore Collateral Agent shall also constitute its resignation as Offshore Collateral Agent and the provisions of Section 8.7(b) below shall apply.  After any retiring or removed Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Agreement and the Credit Documents shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent hereunder.  Any successor Administrative Agent appointed pursuant to this Section 8.7 shall, upon its acceptance of such appointment, become the successor Offshore Collateral Agent for all purposes hereunder.

(b) In addition to the foregoing, any Collateral Agent may resign at any time by giving prior written notice thereof to Lenders and Borrower. Any Collateral Agent may be removed at any time with or without cause by an instrument or concurrent instruments in writing delivered to Borrower and such Collateral Agent signed by Requisite Lenders.  The resignation of any Collateral Agent shall become effective on the earliest of (i) 30 days after delivery of the notice of resignation (regardless of whether a successor has been appointed or not), (ii) the acceptance of an appointment as a Collateral Agent hereunder by a successor Collateral Agent, or (iii) such other date, if any, agreed to by the Requisite Lenders.  Upon any such notice of resignation or any such removal, Requisite Lenders shall have the right, upon ten Business Days’ notice to Administrative Agent, to appoint a successor Collateral Agent, which shall be reasonably acceptable to Borrower.  If the Requisite Lenders shall not have appointed a successor Collateral Agent by the date which is 30 days after delivery of a retiring Collateral Agent’s notice of resignation, such retiring Collateral Agent may (but shall not be required to) petition a court of competent jurisdiction for the appointment of a successor Collateral Agent. Until a successor Collateral Agent is so appointed by Requisite Lenders or a court of competent jurisdiction, any collateral security held by such Collateral Agent on behalf of the Secured Parties under any of the Credit Documents shall continue to be held by the retiring Collateral Agent as nominee until such time as a successor Collateral Agent is appointed.  Upon the acceptance of any appointment as Collateral Agent hereunder by a successor Collateral Agent, that successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Collateral Agent under this Agreement and the Credit Documents, and the retiring or removed Collateral Agent under this Agreement shall promptly (i) transfer to such successor Collateral Agent all sums, Securities and other items of Collateral held hereunder or under the Credit Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Collateral Agent under this Agreement and the Credit Documents, which records or other documents the retiring or removed Collateral Agent then has in its possession, and (ii) execute and deliver to such successor Collateral Agent or otherwise authorize the filing of such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Collateral Agent of the security interests created under the Credit Documents, whereupon such retiring or removed Collateral Agent shall be discharged from its duties and obligations under this Agreement and the Credit Documents.  After any retiring or removed Collateral Agent’s resignation or removal hereunder as a Collateral Agent, the provisions of this Agreement and the Credit Documents shall inure to its benefit as to any actions taken or omitted to be taken by it under this Agreement or the Credit Documents while it was a Collateral Agent hereunder.

8.8. Collateral Documents.

(a) Agents under Collateral Documents.  Each Secured Party hereby further authorizes Administrative Agent and Collateral Agents, as applicable, on behalf of and for the benefit of Secured Parties, to be the agent for and representative of Secured Parties with respect to the Collateral and the Collateral Documents.  Subject to Section 9.5, without further written consent or authorization from any Secured Party, Administrative Agent or any Collateral Agent, as applicable may execute any documents or instruments necessary, in connection with a sale or disposition of assets permitted by this Agreement, to release any Lien encumbering any item of Collateral that is the subject of such sale or other disposition of assets or to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 9.5) have otherwise consented.

(b) Right to Realize on Collateral.  Anything contained in any of the Credit Documents to the contrary notwithstanding, Borrower, Administrative Agent, Collateral Agents and each Secured Party hereby agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral, it being understood and agreed that all powers, rights and remedies hereunder and under any of the Credit Documents may be exercised solely by Administrative Agent or Collateral Agents, as applicable, for the benefit of the Secured Parties in accordance with the terms hereof and thereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by Collateral Agents for the benefit of the Secured Parties in accordance with the terms thereof, and (ii) in the event of a foreclosure or similar enforcement action by a Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition, such Collateral Agent (or any Lender, except with respect to a “credit bid” pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code,) may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and such Collateral Agent, as agent for and representative of Secured Parties (but not any Lender or Lenders in its or their respective individual capacities) shall be entitled, upon instructions from Requisite Lenders, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale or disposition, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by such Collateral Agent at such sale or other disposition.

(c) Collateral Agents shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of Collateral Agents’ Liens thereon, or any certificate prepared by Borrower in connection therewith, nor shall Collateral Agents be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

8.9. Withholding Taxes.  To the extent required by any applicable law, Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax.  If any Governmental Authority asserts a claim that Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding Tax ineffective or for any other reason, or if Administrative Agent reasonably determines that a payment was made to a Lender pursuant to this Agreement without deduction of applicable withholding tax from such payment, such Lender shall indemnify Administrative Agent fully for all amounts paid, directly or indirectly, by Administrative Agent as Tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred.

8.10. Special Provision regarding Onshore Collateral Agent. Onshore Collateral Agent shall not be liable for failure to perform any of its obligations under this Agreement or any of the other Credit Documents where such failure is due to any of the following: restrictions on transfer and/or conversion of the relevant currency, confiscation, expropriation, nationalization, acts of war, civil riot or insurrection, acts by any governmental or similar agency (de jure or de facto), or other cases of force majeure or circumstances beyond Onshore Collateral Agent´s control. Only the assets of Onshore Collateral Agent shall be used for the purpose of meeting its obligations under this Agreement and the other Credit Documents.  No office or branch of Citibank, N.A. (including its head office in the United States) other than the branch of Citibank N.A. established in the Republic of Argentina, and no entity or Person affiliated and/or related to Citibank N.A., shall be liable for performance of the obligations of Onshore Collateral Agent under this Agreement and the other Credit Documents. Accordingly, Borrower, each of the Lenders, Administrative Agent and Offshore Collateral Agent hereby expressly waive any right to look to or seek payment from or at any office, branch or affiliate of Citibank, N.A. outside of Argentina.

SECTION 9. MISCELLANEOUS

9.1. Notices.

(a) Notices Generally.  Any notice or other communication herein required or permitted to be given to Borrower, any Collateral Agent or Administrative Agent, shall be sent to such Person’s address as set forth on Appendix B or in the other relevant Credit Document, and in the case of any notice or communications to any Lender, shall be sent to such Lender’s address as indicated on Appendix B or otherwise indicated to Administrative Agent in writing.  Except as otherwise set forth in paragraph (b) below, each notice hereunder shall be in writing and may be personally served or sent by e-mail or telefacsimile (except for any notices sent to Administrative Agent or Collateral Agents) or airmail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of the e-mail or telefacsimile, or three Business Days after depositing it in the mail with postage prepaid and properly addressed; provided that no notice to any Agent shall be effective until received by such Agent; provided further that any such notice or other communication shall at the request of any Agent be provided to any sub-agent appointed pursuant to Section 8.3(c) or Affiliate as designated by such Agent from time to time.

(b) Electronic Communications.

(i) Funding Notices and other communications to any Agent and Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites, including the Platform) pursuant to procedures approved by Administrative Agent in writing; provided that the foregoing shall not apply to notices to any Agent or any Lender pursuant to Section 2 if such Person has notified Administrative Agent and Borrower in writing that it is incapable of receiving notices under such Section by electronic communication.  Administrative Agent, any Collateral Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.  Unless Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(ii) Borrower understands that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution and agrees and assumes the risks associated with such electronic distribution, except to the extent caused by the willful misconduct or gross negligence of Administrative Agent, as determined by a final, non-appealable judgment of a court of competent jurisdiction.

(iii) The Platform and any Approved Electronic Communications are provided “as is” and “as available”.  None of Agents or any of their respective officers, directors, employees, agents, advisors or representatives (the “Agent Affiliates”) warrant the accuracy, adequacy, or completeness of the Approved Electronic Communications or the Platform and each expressly disclaims liability for errors or omissions in the Platform and the Approved Electronic Communications, except to the extent caused by the willful misconduct or gross negligence of Administrative Agent or any Agent Affiliate, as determined by a final, non-appealable judgment of a court of competent jurisdiction.  No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects is made by the Agents or the Agent Affiliates in connection with the Platform or the Approved Electronic Communications, except in each case to the extent caused by the willful misconduct or gross negligence of Administrative Agent or any Agent Affiliate, as determined by a final, non-appealable judgment of a court of competent jurisdiction.

(iv) Borrower, each Lender, and each Agent agrees that Administrative Agent may, but shall not be obligated to, store any Approved Electronic Communications on the Platform in accordance with Administrative Agent’s customary document retention procedures and policies.

(c) Private-Side Information Contacts.  Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, to make reference to information that is not otherwise made available through the “Public-Side Information” portion of the Platform and that may contain Private-Side Information.  In the event that any Public Lender has determined for itself to not access any information disclosed through the Platform or otherwise, such Public Lender acknowledges that (i) other Lenders may have availed themselves of such information and (ii) neither Borrower nor any Agent has any responsibility for such Public Lender’s decision to limit the scope of the information it has obtained in connection with this Agreement and the other Credit Documents.

9.2. Expenses.  Whether or not the transactions contemplated hereby shall be consummated, Borrower agrees to pay promptly, but in any event within ten (10) days, (a) all the actual reasonable and documented costs and expenses incurred in connection with the negotiation, preparation and execution of the Credit Documents (to the extent set forth in separate writings with any Agent and with the Lenders as of the date hereof) and any consents, amendments, waivers or other modifications thereto; (b) all the costs of furnishing all opinions by counsel for Borrower; (c) the reasonable and documented fees, expenses and disbursements of counsel to Agents up to the amount separately agreed with the Agents in connection with the negotiation, preparation, execution and administration of the Credit Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by Borrower; (d) all the actual reasonable and documented costs and expenses of creating, perfecting, recording, maintaining and preserving Liens in favor of Collateral Agent, for the benefit of Secured Parties, including filing and recording fees, expenses, stamp or documentary Taxes, search fees, title insurance premiums, and reasonable and documented fees, expenses and disbursements of counsel to each Agent in connection with the foregoing, including any opinions that any Agent or Requisite Lenders may request in respect of the Collateral or the Liens created pursuant to the Collateral Documents, in each case up to such amount as may be separately agreed by Borrower and the Agents; (e) all the actual reasonable and documented costs, fees, expenses and disbursements of any of the Borrower’s auditors, accountants, consultants or appraisers; and (f) after the occurrence of a Default or an Event of Default, all costs and expenses, including reasonable attorneys’ fees, incurred by any Agent and Lenders in enforcing any Obligations of or in collecting any payments due from Borrower hereunder or under the other Credit Documents by reason of such Default or Event of Default (including in connection with the sale, lease or license of, collection from, or other realization upon any of the Collateral).

9.3. Indemnity.

(a) In addition to the payment of expenses pursuant to Section 9.2, whether or not the transactions contemplated hereby shall be consummated, Borrower agrees to defend (subject to Indemnitees’ selection of counsel), indemnify, pay and hold harmless, each Agent and Lender and each of their respective officers, partners, members, directors, trustees, advisors, employees, agents, sub-agents and affiliates (each, an “Indemnitee”), from and against any and all Indemnified Liabilities; provided that Borrower shall have no obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise directly from the gross negligence or willful misconduct of such Indemnitee, in each case, as determined by a final, non-appealable judgment of a court of competent jurisdiction; provided, however, that in no event will Borrower have any liability for any indirect, consequential, special or punitive damages in connection with or as a result of Borrower’s activities related to this Agreement, any Credit Document, or the transactions contemplated hereby or thereby or referred to herein or therein.  To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 9.3 may be unenforceable in whole or in part because they are in violation of any law or public policy, Borrower shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them. This Section 9.3(a) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(b) To the extent permitted by applicable law, Borrower shall not assert, and Borrower hereby waives, any claim against each Lender and each Agent and their respective Affiliates, directors, employees, attorneys, agents or sub-agents, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any other Credit Document, the transactions contemplated hereby or thereby, any Loan, or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and Borrower hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

(c) Borrower also agrees that no Lender or Agent nor their respective Affiliates, directors, employees, attorneys, agents or sub-agents will have any liability to Borrower or any person asserting claims on behalf of or in right of Borrower or any other person in connection with or as a result of this Agreement or any other Credit Document, the transactions contemplated hereby or thereby, any Loan, or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, in each case, except to the extent that any losses, claims, damages, liabilities or expenses incurred by Borrower or its affiliates, employees, directors, shareholders, partners or other equity holders have been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted directly from the gross negligence or willful misconduct of such Lender or Agent or their respective Affiliates, directors, employees, attorneys, agents or sub-agents in performing its obligations under this Agreement or any Credit Document or the transactions contemplated hereby or thereby or referred to herein or therein; provided, however, that in no event will such Lender or Agent, or their respective

Affiliates, directors, employees, attorneys, agents or sub-agents, have any liability for any indirect, consequential, special or punitive damages in connection with or as a result of such Lender’s or Agent’s, or their respective Affiliates’, directors’, employees’, attorneys’, agents’ or sub-agents’ activities related to this Agreement, any Credit Document, or the transactions contemplated hereby or thereby or referred to herein or therein.

9.4. Set-Off.  In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default each Lender is hereby authorized by Borrower at any time or from time to time, without notice to Borrower or to any other Person (other than written notice  to Administrative Agent), any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Debt evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Debt at any time held or owing by such Lender or any of its Affiliates to or for the credit or the account of Borrower against and on account of the Obligations of Borrower owed to such Lender hereunder and under the other Credit Documents, including all claims of any nature or description arising out of or connected hereto and participations therein or with any other Credit Document, irrespective of whether or not such Lender shall have made any demand hereunder; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to Administrative Agent for further application in accordance with the provisions of Sections 2.13 and 2.18 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  The rights of each Lender and its respective Affiliates under this Section 9.4 are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have.

9.5. Amendments and Waivers.

(a) Requisite Lenders’ Consent.  Subject to the additional requirements of Sections 9.5(b), 9.5(c) and 9.5(d), no amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by Borrower therefrom, shall in any event be effective without the written concurrence of Requisite Lenders; provided that Administrative Agent may, with the consent of Borrower only, amend, modify or supplement this Agreement or any other Credit Document to cure any ambiguity, omission, defect or inconsistency (as reasonably determined by Administrative Agent), so long as such amendment, modification or supplement does not adversely affect the rights of any Lender or the Lenders shall have received at least five Business Days’ prior written notice thereof and Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Requisite Lenders stating that the Requisite Lenders object to such amendment.

(b) Affected Lenders’ Consent.  Without the written consent of each Lender that would be directly and adversely affected thereby, no amendment, modification, termination, or consent shall be effective if the effect thereof would:

(i) extend the scheduled final maturity of any Loan;

(ii) waive, reduce or postpone any scheduled repayment (but not prepayment);

(iii) reduce the rate of interest on any Loan (other than any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 2.6) or any fee payable hereunder;

(iv) extend the time for payment of any such interest or fees;

(v) reduce the principal amount of any Loan;

(vi) amend, modify, terminate or waive any provision of this Section 9.5(b), Section 9.5(c) or any other provision of this Agreement that expressly provides that the consent of all Lenders is required;

(vii) amend the definition of “Requisite Lenders” or “Pro Rata Share”;

(viii) release all or substantially all of the Collateral except as expressly provided in the Credit Documents and except in connection with a “credit bid” undertaken by a Collateral Agent at the direction of the Requisite Lenders pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code or other sale or disposition of assets in connection with an enforcement action with respect to the Collateral permitted pursuant to the Credit Documents (in which case only the consent of the Requisite Lenders will be needed for such release); or

(ix) consent to the assignment or transfer by Borrower of any of its rights and obligations under any Credit Document.

(c) Other Consents.  No amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by Borrower therefrom, shall:

(i) increase the Commitment of any Lender over the amount thereof then in effect without the consent of such Lender; provided that no amendment, modification or waiver of any condition precedent, covenant, Default or Event of Default shall constitute an increase in the Commitment of any Lender;

(ii) alter the required application of any repayments or prepayments pursuant to Section 2.11 without the consent of the Requisite Lenders; or

(iii) amend, modify, terminate or waive any provision of the Credit Documents as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case without the consent of such Agent.

(d) Conditions Precedent.  Without the written consent of each Lender, no amendment, modification, termination, or consent with respect to any of the conditions precedent set forth in Sections 3.1 or 3.2 shall be effective.

(e) Execution of Amendments, Etc.  Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender.  Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.  No notice to or demand on Borrower in any case shall entitle Borrower to any other or further notice or demand in similar or other circumstances.  Any amendment, modification, termination, waiver or consent effected in accordance with this Section 9.5 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by a Borrower, on Borrower.

9.6. Successors and Assigns; Participations.

(a) Generally.  This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Agents and Lenders.  None of Borrower’s rights or obligations hereunder nor any interest therein may be assigned or delegated by Borrower without the prior written consent of all Lenders.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Affiliates and sub-agents of Agents and Lenders and other Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Register.  Borrower, Administrative Agent and Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments and Loans listed therein for all purposes hereof, and no assignment or transfer of any such Commitment or Loan shall be effective, in each case, unless and until recorded in the Register following receipt of a fully executed Assignment Agreement effecting the assignment or transfer thereof in accordance with this Agreement, any required forms and certificates regarding tax matters, and any fees payable in connection with such assignment, as provided in Section 9.6(d).  Each assignment shall be recorded in the Register promptly following receipt by Administrative Agent of the fully executed Assignment Agreement and all other necessary documents and approvals, prompt notice thereof shall be provided to Borrower and a copy of such Assignment Agreement shall be maintained, as applicable.  The date of such recordation of a transfer shall be referred to herein as the “Assignment Effective Date.”  Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans.

(c) Right to Assign.  Each Lender shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including all or a portion of its Commitment or outstanding Loans owing to it or other Obligations (provided, however, that pro rata assignments shall not be required and each assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any applicable Loan and any related Commitments):

(i) to any Person meeting the criteria of clause (i) of the definition of the term “Eligible Assignee” upon five Business Days’ advanced written notice to Borrower and Administrative Agent; and

(ii) to any Person meeting the criteria of clause (ii) or clause (iii) of the definition of the term “Eligible Assignee” upon ten Business Days’ advanced written notice to Borrower and Administrative Agent and with the prior written consent of each of Borrower and Administrative Agent (such consent not to be (x) other than in the case of any Eligible Assignee that is not a commercial bank, unreasonably withheld or delayed or, (y) required at any time an Event of Default shall have occurred and then be continuing);

provided further that each such assignment pursuant to Section 9.6(c)(ii) shall be in an aggregate amount of not less than (A) $20,000,000, (B) such lesser amount as agreed to by Borrower and Administrative Agent in its sole discretion, or (C) the aggregate outstanding amount of the Loans of the assigning Lender.

(d) Mechanics.

(i) Assignments and assumptions of Loans and Commitments by Lenders shall be effected by manual execution and delivery to Administrative Agent of an Assignment Agreement.  Assignments made pursuant to the foregoing provision shall be effective as of the Assignment Effective Date.  In connection with all assignments there shall be delivered to Administrative Agent payment of a registration and processing fee of $3,000.

(ii) In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of Borrower and Administrative Agent, the applicable Pro Rata Share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to Agents and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full Pro Rata Share of all Loans.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(e) Representations and Warranties of Assignee.  Each Lender, upon execution and delivery hereof or upon succeeding to an interest in the Commitments and Loans, as the case may be, represents and warrants as of the date of this Agreement or as of the Assignment Effective Date, respectively, that (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in commitments or loans such as the applicable Commitment or Loans, as the case may be; and (iii) it will make or invest in, as the case may be, its Commitment or Loans for its own account in the ordinary course and without a view to distribution of such Commitment or Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this Section 9.6, the disposition of such Commitment or Loans or any interests therein shall at all times remain within its exclusive control); and (iv) it will not provide any information obtained by it in its capacity as a Lender to Borrower or any Affiliate of Borrower.

(f) Effect of Assignment.  Subject to the terms and conditions of Section 9.6, as of the Assignment Effective Date (i) the assignee thereunder shall have the rights and obligations of a “Lender” hereunder to the extent of its interest in the Loans and Commitments as reflected in the Register and shall thereafter be a party hereto and a “Lender” for all purposes hereof; (ii) the assigning Lender thereunder shall, solely to the extent that its rights and obligations hereunder have been assigned to the assignee, relinquish its rights (other than any rights which survive the termination hereof under Section 9.8) and be released from its obligations hereunder (and, in the case of an assignment covering all or the remaining portion of an assigning Lender’s rights and obligations hereunder, such Lender shall cease to be a party hereto on the Assignment Effective Date; provided that anything contained in any of the Credit Documents to the contrary notwithstanding, such assigning Lender shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising prior to the Assignment Effective Date out of the prior involvement of such assigning Lender as a Lender hereunder); and (iii) the Commitments shall be modified to reflect any Commitment of such assignee and any Commitment of such assigning Lender, if any.

(g) Participations.

(i) Each Lender shall have the right at any time to sell one or more participations to any Person (other than (x) Borrower, any of its Subsidiaries or any of its Affiliates, (y) any natural person, and (z) any other entity that is not a Lender, an Affiliate of a Lender, a Related Fund of a Lender or a commercial bank unless an Event of Default has occurred and is continuing) in all or any part of its Commitment, Loans or in any other Obligation owed to it. Each Lender that sells a participation pursuant to this Section 9.6(g) shall, acting solely for U.S. federal income tax purposes as a non-fiduciary agent of Borrower, maintain a register on which it records the name and address of each participant and the principal amounts (and stated interest) of each participant’s participation interest with respect to the Loan (each, a “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any participant or any information relating to a participant’s interest in any Commitment, Loans or its other obligations under this Agreement) except to the extent that the relevant parties, acting reasonably and in good faith, determine that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. Any such recordation shall be conclusive and binding on Borrower and each Lender, absent manifest error; provided that failure to make any such recordation, or any error in such recordation, shall not affect Borrower’s Obligations in respect of any Loan. Unless otherwise required by the U.S. Internal Revenue Service, any disclosure required by the foregoing sentence shall be made by the relevant Lender directly and solely to the U.S. Internal Revenue Service.  The entries in the Participant Register shall be prima facie evidence of, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of, a participation with respect to the Loan for all purposes under this Agreement, notwithstanding any notice to the contrary.

(ii) The holder of any such participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except with respect to any amendment, modification or waiver that would (A) extend the final scheduled maturity of any Loan in which such participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Commitment shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (B) consent to the assignment or transfer by Borrower of any of its rights and obligations under this Agreement or (C) release all or substantially all of the Collateral under the Collateral Documents (except as expressly provided in the Credit Documents and as described in Section 9.5(b)(viii)) supporting the Loans hereunder in which such participant is participating.

(iii) Borrower agrees that each participant shall be entitled to the benefits of Section 2.14(c) and 2.16 to the same extent as if it were a Lender and had acquired its participation pursuant to paragraph (c) of this Section; provided that (x) a participant shall not be entitled to a greater payment under Sections 2.14(c) and 2.16 with respect to any participation than its participating Lender would have been entitled to receive in the absence of such participation; (y) such participant shall not be entitled to any benefits under Section 2.16 unless Borrower is notified of the participation sold to such participant and such participant agrees, for the benefit of Borrower, to comply with

Section 2.16 as though it were a Lender; and (z) such participant agrees to be subject to the provisions of Sections 2.17 and 2.19 as if it were an assignee.

(h) Certain Other Assignments and Participations.  In addition to any other assignment or participation permitted pursuant to this Section 9.6, any Lender may assign, pledge and/or grant a security interest in all or any portion of its Loans, the other Obligations owed by or to such Lender to secure obligations of such Lender to any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors and any operating circular issued by such Federal Reserve Bank; provided that no Lender, as between Borrower and such Lender or between an Agent and such Lender, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge, and provided further that in no event shall the applicable Federal Reserve Bank be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.

9.7. Independence of Covenants.  All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

9.8. Survival of Representations, Warranties and Agreements.  All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Loan.  Notwithstanding anything herein or implied by law to the contrary, the agreements of Borrower set forth in Sections 2.15, 2.16, 9.2, 9.3 and 9.4 and the agreements of Lenders set forth in Sections 2.13, 8.3(b) and 8.6 shall survive the payment of the Loans and the termination hereof.

9.9. No Waiver; Remedies Cumulative.  No failure or delay on the part of any Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege.  The rights, powers and remedies given to each Agent and each Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Credit Documents.  Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

9.10. Marshalling; Payments Set Aside.  No Agent or Lender shall be under any obligation to marshal any assets in favor of Borrower or any other Person or against or in payment of any or all of the Obligations.  To the extent that Borrower makes a payment or payments to Administrative Agent or Lenders (or to Administrative Agent, on behalf of Lenders), or any Agent or Lender enforces any security interests or exercises any right of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

9.11. Severability.  In case any provision in or obligation hereunder or under any other Credit Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

9.12. Obligations Several; Independent Nature of Lenders’ Rights.  The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitment of any other Lender hereunder.  Nothing contained herein or in any other Credit Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out hereof and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

9.13. Headings.  Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

9.14. APPLICABLE LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF AND ANY DETERMINATIONS WITH RESPECT TO POST-JUDGMENT INTEREST) SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

9.15. CONSENT TO JURISDICTION.  (a) SUBJECT TO CLAUSE (E) OF THE FOLLOWING SENTENCE, ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY ARISING OUT OF OR RELATING HERETO OR ANY OTHER CREDIT DOCUMENTS, OR ANY OF THE OBLIGATIONS HEREUNDER, SHALL BE BROUGHT IN ANY FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN THE BOROUGH OF MANHATTAN OR, IF THAT COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION, IN ANY STATE COURT LOCATED IN THE CITY AND COUNTY OF NEW YORK.  BY EXECUTING AND DELIVERING THIS AGREEMENT, BORROWER, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (A) ACCEPTS GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE (SUBJECT TO CLAUSE (E) BELOW) JURISDICTION AND VENUE OF SUCH COURTS; (B) WAIVES ANY DEFENSE OF

FORUM NON CONVENIENS; (C) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO BORROWER’S AGENT AT ITS ADDRESS PROVIDED IN SECTION 9.15(b) BELOW, (D) AGREES THAT SERVICE AS PROVIDED ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER BORROWER IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (E) AGREES THAT AGENTS AND LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST BORROWER IN THE COURTS OF ANY OTHER JURISDICTION IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS AGAINST ANY COLLATERAL OR THE ENFORCEMENT OF ANY JUDGMENT, AND HEREBY SUBMITS TO THE JURISDICTION OF, AND CONSENTS TO VENUE IN, ANY SUCH COURT.

(b) Borrower hereby appoints CT Corporation System, with an office at 111 Eighth Avenue — 13th Floor, New York, New York 10011, as its agent for service of process in any matter related to this Agreement or the other Credit Documents and shall provide written evidence to the Agents and the Lenders of acceptance of such appointment by such agent on or prior to the initial Funding Date.

(c) Borrower hereby irrevocably waives, to the fullest extent it may effectively do so, in connection with any legal action or proceeding arising out of or in connection with the Agreement or any other Credit Document (collectively, “Proceedings”) instituted against Borrower in Argentina (i) the right to demand that any Agent or Lender posts a performance bond or guarantee (excepción de arraigo) and (ii) the right to challenge without cause the presiding judge or any other member of the court having jurisdiction over any such Proceedings.

9.16. WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER CREDIT DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED.  THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS.  EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS.  EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS

FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 9.16 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER CREDIT DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER.  IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

9.17. Confidentiality.  Each Agent and each Lender shall hold all non-public information regarding Borrower, its Subsidiaries and Affiliates and their businesses identified as such by Borrower and obtained by such Agent or such Lender pursuant to the transactions contemplated herein in accordance with such Agent’s and such Lender’s customary procedures for handling confidential information of such nature, it being understood and agreed by Borrower that, in any event, Administrative Agent may disclose such information to the Lenders and each Agent and each Lender and each Agent may make (i) disclosures of such information to Affiliates of such Lender or Agent and to their respective officers, directors, partners, members, employees, legal counsel, independent auditors and other advisors, experts or agents who need to know such information and on a confidential basis (and to other Persons authorized by a Lender or Agent to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 9.17), (ii) disclosures of such information reasonably required by any potential or prospective assignee, transferee or participant in connection with the contemplated assignment, transfer or participation of any Loans or any participations therein or by any direct or indirect contractual counterparties (or the professional advisors thereto) to any swap or derivative transaction relating to Borrower and its obligations (provided that such assignees, transferees, participants, counterparties and advisors are advised of and agree to be bound by either the provisions of this Section 9.17 or other provisions at least as restrictive as this Section 9.17), (iii) disclosure to any rating agency when required by it; provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to Borrower, its Subsidiaries and Affiliates and their businesses received by it from any Agent or any Lender, (iv) disclosure on a confidential basis to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Loans, (v) disclosures in connection with the exercise of any remedies hereunder or under any other Credit Document, (vi) disclosures made pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case such Person agrees to inform Borrower promptly thereof to the extent not prohibited by law) and (vii) disclosures made upon the request or demand of any regulatory or quasi-regulatory authority purporting to have jurisdiction over such Person or any of its Affiliates.  In addition, each Agent and each Lender may disclose the existence of this Agreement and the information about this Agreement to market data collectors, similar services providers to the lending industry, and service providers to Agents and Lenders in connection with the administration and management of this Agreement and the other Credit Documents.

9.18. Usury Savings Clause.  Notwithstanding any other provision herein, the aggregate interest rate charged with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law, shall not exceed the Highest Lawful Rate.  If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect.  In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, Borrower shall pay to Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect.  Notwithstanding the foregoing, it is the intention of Lenders and Borrower to conform strictly to any applicable usury laws.  Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Loans made hereunder or be refunded to Borrower.

9.19. Effectiveness; Counterparts.  This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by Borrower and Administrative Agent of written notification of such execution and authorization of delivery thereof.  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic format (i.e., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.

9.20. PATRIOT Act.  Each Lender and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Borrower that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow such Lender or Administrative Agent, as applicable, to identify Borrower in accordance with the PATRIOT Act.

9.21. Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

9.22. No Fiduciary Duty.  Each Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of Borrower, its stockholders and/or their affiliates.  Borrower agrees that nothing in the Credit Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and Borrower, its stockholders or its affiliates, on the other.  Borrower acknowledges and agrees that (i) the transactions contemplated by the Credit Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between Lenders, on the one hand, and Borrower, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of Borrower, its stockholders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise Borrower, its stockholders or its Affiliates on other matters) or any other obligation to Borrower except the obligations expressly set forth in the Credit Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of Borrower, its management, stockholders, creditors or any other Person.  Borrower acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto.  Borrower agrees that it will not claim that any Lender owes a fiduciary or similar duty to Borrower, in connection with such transaction or the process leading thereto.

9.23. Obligation to Make Payment in Dollars; Judgment Currency.  The obligation of Borrower to make payments in Dollars of the principal of and interest on the Loans and any other amounts due hereunder or under any other Credit Document shall not be discharged or satisfied by any tender, or any recovery pursuant to any order, judgment or award, which is expressed in or converted into any currency other than Dollars, except to the extent such tender or recovery shall result in the actual receipt by Lenders of the full amount of Dollars expressed to be payable in respect of the principal of and interest on the Loans and all other amounts due hereunder or under any other Credit Document. The obligation of Borrower to make payments in Dollars as aforesaid shall be enforceable as an alternative or additional cause of action for the purpose of recovery in Dollars of the amount, if any, by which such actual receipt shall fall short of the full amount of Dollars expressed to be payable in respect of the principal of and interest on the Loans and any other amounts due under any other Credit Document, and shall not be affected by judgment being obtained for any other sums due under this Agreement or under any other Credit Document. In respect of any judgment or order given or made for any amount due under this Agreement or any other Credit Document that is expressed and paid in a currency (the “judgment currency”) other than Dollars, Borrower will indemnify Administrative Agent and any Lender against any loss incurred by them as a result of any variation as between (i) the rate of exchange at which the Dollar amount is converted into the judgment currency for the purpose of such judgment or order and (ii) the rate of exchange, as quoted by Administrative Agent or by a known dealer in the judgment currency that is designated by Administrative Agent, at which Administrative Agent or such Lender is able to purchase Dollars with the amount of the judgment currency actually received by Administrative Agent or such Lender.  The foregoing indemnity shall constitute a separate and independent obligation of Borrower and shall survive any termination of this Agreement and the other Credit Documents, and shall continue in full force and effect notwithstanding any such judgment or order as aforesaid.  The term “rate of exchange” shall include any premiums and costs of exchange payable in connection with the purchase of or conversion into Dollars. Borrower irrevocably waives any right it may be entitled to under any Law in force as of the date hereof, or hereinafter enacted (based on any variation in the exchange rate between Dollars and Pesos, the occurrence of any “force majeure” event or any other event or circumstance), which may allow Borrower to make payment of any amount owed to the Lender under this Agreement or any other Credit Document in a currency other than Dollars, or in a jurisdiction different to the one of Administrative Agent, or on terms different to the ones agreed herein or therein. Without limitation to the foregoing, Borrower waives the right to invoke any defense of payment impossibility (including any defense under Section 1091 of the Argentine Civil and Commercial Code), impossibility of paying in Dollars (assuming liability for any force majeure or act of God), any right to invoke Section 765 of the Argentine Civil and Commercial Code, the right to demand that the Lender posts a performance bond or guaranty (excepción de arraigo), the right to challenge without cause the presiding judge or any other member of the court having jurisdiction, or in each case, similar defenses or principles (including, without limitation, equity or sharing of efforts principles).

9.24. Entire Agreement.  This Agreement and the other Credit Documents constitute the entire agreement of the parties hereto with respect to the subject matter hereof, and all prior negotiations, representations, understandings, writings and statements of any nature are hereby superseded in their entirety by the terms of this Agreement and the other Credit Documents.

[Remainder of page intentionally left blank]

APPENDIX A-1

TO CREDIT AGREEMENT

Commitments

Lender	Commitment	Pro Rata Share
Citibank, N.A.	$187,500,000	25.0%
Goldman Sachs Bank USA	$187,500,000	25.0%
Industrial and Commercial Bank of China Limited, Dubai (DIFC) Branch	$187,500,000	25.0%
Itaú Unibanco S.A., Nassau Branch	$187,500,000	25.0%
Total	$750,000,000	100%

APPENDIX A-1-1

APPENDIX B

TO CREDIT AGREEMENT

Notice Addresses

CABLEVISIÓN HOLDING S.A.

Cablevision Holding S.A.

Tacuari 1842, 1139,

Buenos Aires, Argentina

Attention:	Alejandro Alberto Urricelqui
Title:	Chairman
Phone:	+54-11-4309 7645
E-mail Address:	aleu@cablevisionholding.com
Fax:	+54-11-4309 7665

in each case, with a copy to:

Name:	Sebastian Bardengo
Title:	Director
Phone:	+54-11-4309 7633
E-mail Address:	sbardengo@cablevisionholding.com
Fax:	+54-11-4309 7665

[Acceptance Page to Senior Secured Bridge Loan Facility]

CITIBANK, N.A.,

as Administrative Agent:

Citibank N.A.

388 Greenwich Street

New York, NY 10013

Attention: Patricia Gallagher, Vice President

E-mail: patricia1.gallagher@citi.com and

cts.spag@citi.com

CITIBANK, N.A.,

as Offshore Collateral Agent:

Citibank N.A.

388 Greenwich Street

New York, NY 10013

Attention: Jenny Cheng

E-mail: jenny.cheng@citi.com and

cts.spag@citi.com

THE BRANCH OF CITIBANK, N.A. ESTABLISHED
IN THE REPUBLIC OF ARGENTINA,

as Onshore Collateral Agent:

Bartolomé Mitre 530
Capital Federal (CP 1036)
Argentina
TEL.: (+54 11) 4329 1394 / 4329 1463
ATT: Manuel Tristany / Tomás Servente
Mail: Manuel.tristany@citi.com / Tomas.servente@citi.com

with a copy to the Administrative Agent:

Citibank N.A.

388 Greenwich Street

New York, NY 10013

Attention: Patricia Gallagher, Vice President

E-mail: patricia1.gallagher@citi.com and

cts.spag@citi.com

2

SCHEDULE 4.1 TO

CREDIT AGREEMENT

JURISDICTION OF ORGANIZATION AND QUALIFICATION

Company	Jurisdiction of Incorporation
Cablevisión Holding S.A.	Argentina
Cablevisión S.A.	Argentina
GCSA Equity, LLC	Delaware

SCHEDULE 4.2 TO

CREDIT AGREEMENT

EQUITY INTERESTS AND OWNERSHIP

2

Schedule 4.2

Cablevisión Holding S.A.

SCHEDULE 6.1(a) TO

CREDIT AGREEMENT

INTERCOMPANY DEBT

I.                                        Debt of the Borrower

(i)                                Debt of Borrower to Cablevisión S.A., for an outstanding principal amount of US$23,000,000 plus interest.

II.                                   Debt of the Borrower’s Subsidiaries

(i)                                    Debt of GCSA Equity, LLC to Televisión Dirigida S.A., for an outstanding principal amount of US$20,628,713 plus interest.

(ii)                                 Debt of GCSA Equity, LLC to GC Services LLC, for an outstanding principal amount of US$2,200,000.

3

SCHEDULE 6.9 TO

CREDIT AGREEMENT

CERTAIN AFFILIATE TRANSACTIONS

None.

4

EXHIBIT A TO
CREDIT AGREEMENT

FUNDING NOTICE

Reference is made to the offer CVH No. 1/2017, dated as of September 24, 2017, sent by Cablevision Holding, S.A. as Borrower to the Lenders party thereto from time to time, Citibank, N.A., as Administrative Agent, the branch of Citibank, N.A., established in the Republic of Argentina, as Onshore Collateral Agent, and Citibank, N.A., as Offshore Collateral Agent, and accepted by each of the foregoing on September 25, 2017 (as it may be amended, amended and restated, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined).

Pursuant to Section 2.1 of the Credit Agreement, Borrower desires that Lenders make the following Loans to Borrower in accordance with the applicable terms and conditions of the Credit Agreement on [mm/dd/yy] (the “Funding Date”):

☐ Loans:	$[ , ,	]

[Borrower hereby certifies that:

(i)                                     as of the Funding Date, the representations and warranties contained in each of the Credit Documents will be true and correct in all material respects on and as of such Funding Date to the same extent as though made on and as of such date, except to the extent such representations and warranties specifically relate to an earlier date, provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and

(ii)                                  as of the Funding Date, no event has occurred and is continuing or would result from the making of the Loans on such date that would constitute an Event of Default or a Default.](1)

The account of Borrower to which the proceeds of the Loans requested on the Funding Date are to be made available by Administrative Agent to the Borrower are as follows:

Bank Name:

Bank Address:

ABA Number:

Account Number:

Attention:

Reference:

Date:  [mm/dd/yy]

(1)  To be included for funding notices delivered in respect of any Funding Date except the initial Funding Date.

1

CABLEVISIÓN HOLDING S.A.

By:
Name:
Title:

2

EXHIBIT B TO
CREDIT AGREEMENT

[RESERVED]

1

EXHIBIT C TO
CREDIT AGREEMENT

COMPLIANCE CERTIFICATE

THE UNDERSIGNED HEREBY CERTIFIES AS FOLLOWS:

1.                                      I am the [             ](1) of CABLEVISIÓN HOLDING S.A., an Argentine sociedad anónima (“Borrower”) and am delivering this certificate on behalf of the Borrower, in my capacity as [                ] of the Borrower and not individually.

2.                                      I have reviewed the terms of that offer CVH No. 1/2017, dated as of September 24, 2017, sent by Cablevision S.A. as Borrower to the Lenders party thereto from time to time, Citibank, N.A., as Administrative Agent, the branch of Citibank, N.A., established in the Republic of Argentina, as Onshore Collateral Agent, and Citibank, N.A., as Offshore Collateral Agent, and accepted by each of the foregoing on September 25, 2017  (as it may be amended, amended and restated, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), and I have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and condition of Borrower and its Subsidiaries during the accounting period covered by the attached financial statements.

3.                                      I have no knowledge of the existence of any condition or event that is continuing as of the date hereof and that constitutes an Event of Default or Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth in a separate attachment, if any, to this Certificate, describing the nature of the condition or event, the period during which it has existed and the action which Borrower has taken, is taking, or proposes to take with respect to each such condition or event.

The foregoing certifications, together with the computations set forth in the Annex A hereto, are made and delivered [mm/dd/yy] pursuant to Section 5.1(c) of the Credit Agreement.

CABLEVISIÓN HOLDING S.A

By:
Name:
Title:	[Authorized Person]

(1)  To be signed by authorized signatory of Borrower.

1

ANNEX A TO
COMPLIANCE CERTIFICATE

FOR THE FISCAL [QUARTER] [YEAR] ENDING [mm/dd/yy].(1)

1. EBITDA (Borrower and its Subsidiaries): (i) - (ii) + (iii) =		$[ , , ]

(i)	(a) total revenues:	$[ , , ]

(ii)	the sum of the following:

	(b) cost of sales:	$[ , , ]

	(c) selling expenses:	$[ , , ]

	(d) administrative expenses:	$[ , , ]

(iii)	depreciation and amortization:	$[ , , ]

2. Consolidated Debt of Cablevisión and its Subsidiaries:(2)		$[ , , ]

3. Consolidated Debt of Borrower and its Subsidiaries:(3)		$[ , , ]

4. Leverage Ratio: (i)/(ii) =		. :1.00

(i)	Consolidated Debt (Cablevisión and its Subsidiaries):	$[ , , ]

(ii)	EBITDA for the four Fiscal Quarters then ended (Cablevisión and its Subsidiaries):	$[ , , ]

	Actual:	. :1.00

	Required:	3.0:1.00

5. CVH Leverage Ratio: (i)/(ii) =		. :1.00

(i)	Consolidated Debt (Borrower and its Subsidiaries):	$[ , , ]

(ii)	EBITDA for the four Fiscal Quarters then ended (as calculated with respect to Borrower and its Subsidiaries or Cablevisión S.A. and its Subsidiaries in accordance with the	$[ , , ]

(1)   All figures in this Annex to be calculated as of the last day of such fiscal [Quarter] [Year].

(2)  Calculated in accordance with the term “Leverage Ratio” in the Credit Agreement.

(3)  Calculated in accordance with the term “CVH Leverage Ratio” in the Credit Agreement.

2

defined term “CVH Leverage Ratio” in the Credit Agreement):

	Actual:	. :1.00

	Required :	3.5:1.00

6. Collateralization Ratio: (i) + (ii)) / (iii) =		[ : ]

(i)	Total Cablevisión Security:	$[ , , ]

(ii)	Value of any Cash or Cash Equivalents then on deposit in or credited to the Cash Collateral Account:	$[ , , ]

(iii)	Outstanding principal amount of the Loans:	$[ , , ]

	Actual:	[ : ]

	Required:	2.25:1.00

3

EXHIBIT D TO
CREDIT AGREEMENT

ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement (this “Assignment”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”).  Capitalized terms used but not defined herein shall have the meanings given to them in that certain offer CVH No. 1/2017, dated as of September 24, 2017, sent by Cablevision S.A. as Borrower to the Lenders party thereto from time to time, Citibank, N.A., as Administrative Agent, the branch of Citibank, N.A., established in the Republic of Argentina, as Onshore Collateral Agent, and Citibank, N.A., as Offshore Collateral Agent, and accepted by each of the foregoing on September 25, 2017 (as it may be amended, amended and restated, supplemented or otherwise modified, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (i) [all][such portion] of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and [all][such portion] of its Loans [and Commitments] and other Obligations owing to it under the Credit Agreement, in the amounts set forth below (such rights and obligations sold and assigned by the Assignor to the Assignee being referred to herein collectively as the “Assigned Interest”; provided that Assignor shall continue to be entitled to the benefit of all indemnities under the Credit Agreement with respect to matters arising prior to the Effective Date out of the prior involvement of the Assignor as a Lender under the Credit Agreement and the Assigned Interest shall exclude such rights to indemnification), and (ii) any other documents or instruments delivered pursuant to the Credit Agreement to the extent related to the Assigned Interest. Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:	[and is an Affiliate/Related Fund(1) of [identify Lender]] and is an Eligible Assignee

3.

Assigned Interest[s][, which is in an aggregate amount of not less than (i) $20,000,000, (ii) such lesser amount as agreed to by Borrower and Administrative Agent, or (iii) the aggregate outstanding amount of the Loans of the Assignor](2):

Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans(3)
$	$		%
$	$		%
$	$		%

(1)         Select as applicable.

(2)         To be included in the case of an assignment to a Person meeting the criteria of clause (ii) of the term Eligible Assignee.

(3)         Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

1

4.                                      Effective Date:                , 20   [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

5.                                      Conditions to the Effective Date:

The effectiveness of the Assignment shall be subject to: (a) receipt by Assignor and Assignee of the consent of Borrower if required pursuant to Section 9.6(c)(ii) of the Credit Agreement, (b) payment of any fees or other amounts due pursuant to Section 9.6(d) of the Credit Agreement, and (c) delivery of any required forms and certificates regarding Tax matters.

6.                                      Notice and Wire Instructions:

[NAME OF ASSIGNOR]	[NAME OF ASSIGNEE]

Notices:	Notices:

Attention:	Attention:
Telecopier:	Telecopier:

with a copy to:	with a copy to:

Attention:	Attention:
Telecopier:	Telecopier:

Wire Instructions:	Wire Instructions:

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:

2

[Consented to and](1) Accepted:

CITIBANK, N.A., as
Administrative Agent

By:
Title:

[Consented to:

CABLEVISIÓN HOLDING S.A.

By:
Title:](2)

(1)         To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

(2)         To be added only if the consent of Borrower is required by the terms of the Credit Agreement.

4

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT
AND ASSUMPTION AGREEMENT

1.                                      Representations, Warranties and Agreements.

1.1                               Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby (iv) [it is not a Defaulting Lender][it is a Defaulting Lender and all requirements of Section 9.6(d)(ii) of the Credit Agreement have been complied with] and (v) the Assignment complies with the terms of Section 9.6 of the Credit Agreement; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document delivered pursuant thereto, other than this Assignment (herein collectively the “Credit Documents”), or any collateral thereunder, (iii) the financial condition of Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.

1.2                               Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to such consents, if any, as may be required thereunder), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.1 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest, (vi) it has, independently and without reliance upon Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest, (vii) if it is a Non-US Lender, attached to this Assignment is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee and (viii) the Assignment complies with the terms of Section 9.6 of the Credit Agreement; and (b) agrees that (i) it will, independently and without reliance on Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

2.                                      Payments.  All payments with respect to the Assigned Interests shall be made on the Effective Date as follows:

2.1                               From and after the Effective Date, Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the

5

Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date  Notwithstanding the foregoing, Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to the Assignee.

3.                                      General Provisions.  This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment.  This Assignment shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to conflict of laws principles thereof.

[Remainder of page intentionally left blank]

6

EXHIBIT E-1 TO
CREDIT AGREEMENT

INITIAL FUNDING DATE CERTIFICATE

THE UNDERSIGNED HEREBY CERTIFIES AS FOLLOWS:

1.                                      I am the [                 ] of CABLEVISIÓN HOLDING S.A., an Argentine sociedad anónima (“Borrower”).

2.                                      Reference is made to the offer CVH No. 1/2017, dated as of September 24, 2017, sent by Cablevision S.A. as Borrower to the Lenders party thereto from time to time, Citibank, N.A., as Administrative Agent, the branch of Citibank, N.A., established in the Republic of Argentina, as Onshore Collateral Agent, and Citibank, N.A., as Offshore Collateral Agent, and accepted by each of the foregoing on September 25, 2017 (as it may be amended, amended and restated, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined).

3.                                      I certify, on behalf of Borrower, that as of the date hereof:

(i)                                     the representations and warranties contained in each of the Credit Documents are true and correct in all material respects on and as of the date hereof to the same extent as though made on and as of such date, except to the extent such representations and warranties specifically relate to an earlier date; provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof;

(ii)                                  no event has occurred and is continuing or would result from the making of the Loans on the date hereof that would constitute an Event of Default or a Default;

(iii)                               attached as Annex A hereto are true and complete (and, where applicable, executed or conformed) copies of each of the Related Agreements that is not publicly available pursuant to a filing made under listing rules to which any party to a Related Agreement is subject;

(iv)                              attached hereto as Annex B are true, complete and correct copies of the Historical Financial Statements; and

(v)                                 the Collateralization Ratio, calculated as of the Business Day immediately prior to the date hereof, and after giving effect to the borrowing of the Loans on the date hereof, is equal to or greater than 2.50:1.00.

4.                                      The uses of funds for the initial Funding Date transactions are set forth in Annex C here.  Borrower will proceed to make one or more Advance Payments under the Call Option Agreement in ancitipation of the exercise of its call option rights pursuant to the Call Option Agreement as soon as the same is permitted by the Call Option Agreement.

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The foregoing certifications are made and delivered as of September [•], 2017.

CABLEVISIÓN HOLDING S.A.,

Name:
Title:	[Authorized Signatory]

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EXHIBIT E-2 TO
CREDIT AGREEMENT

SOLVENCY CERTIFICATE

THE UNDERSIGNED HEREBY CERTIFIES AS FOLLOWS:

1.                                      I am the [              ](1) of CABLEVISIÓN HOLDING S.A., an Argentine sociedad anónima (“Borrower”).

2.                                      Reference is made to the offer CVH No. 1/2017, dated as of September 24, 2017, sent by Cablevision S.A. as Borrower to the Lenders party thereto from time to time, Citibank, N.A., as Administrative Agent, the branch of Citibank, N.A., established in the Republic of Argentina, as Onshore Collateral Agent, and Citibank, N.A., as Offshore Collateral Agent, and accepted by each of the foregoing on September 25, 2017  (as it may be amended, amended and restated, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined).

3.                                      I have reviewed the Credit Agreement and, in my opinion, have made, or have caused to be made under my supervision, such examination or investigation as is necessary to enable me to express an informed opinion as to the matters referred to herein.

4.                                      Based upon my review and examination described in paragraph 3 above, I certify on behalf of the Borrower that, in my capacity as [               ] of the Borrower, and not individually (and the undersigned shall have no personal liability to the Lenders or the Agents with respect to this certificate), as of the date hereof, after giving effect to the consummation of the Acquisition and the financing thereof and the application of the proceeds of the Loan as contemplated by the Credit Documents, the Borrower and its Subsidiaries is, on a consolidated basis, Solvent.

The foregoing certifications are made and delivered as of September [•], 2017.

CABLEVISIÓN HOLDING S.A.,

Name:
Title:	[Authorized Signatory]

(1)         To be executed by an authorized signatory of Borrower.

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EXHIBIT F TO
CREDIT AGREEMENT

ACCOUNT CONTROL AGREEMENT

[Attached]

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EXHIBIT G TO
CREDIT AGREEMENT

ACCOUNT SECURITY AGREEMENT

[Attached]

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EXHIBIT H TO
CREDIT AGREEMENT

CABLEVISIÓN PLEDGE AGREEMENT

[Attached]

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[•], 2017

CITIBANK, N.A.

GOLDMAN SACHS BANK USA

INDUSTRIAL AND COMMERCIAL BANK OF CHINA LIMITED, DUBAI (DIFC) BRANCH ITAÚ UNIBANCO S.A., NASSAU BRANCH

as Lenders

THE BRANCH OF CITIBANK, N.A. ESTABLISHED IN THE REPUBLIC OF ARGENTINA

as Onshore Collateral Agent

Re: Offer CVH N° P. I/XVII

Ladies and Gentlemen:

Cablevisión Holding S.A. (as defined in Annex A hereto, “CVH”) is pleased to submit to Citibank N.A., Goldman Sachs Bank USA, Industrial and Commercial Bank of China Limited, Dubai (DIFC) Branch and Itaú Unibanco S.A., Nassau Branch (the “Lenders”) and the branch of Citibank, N.A. established in the Republic of Argentina (the “Onshore Collateral Agent” or the “Collateral Agent”) this irrevocable offer (the “Offer”) for the granting in their favor of a pledge over certain shares in Cablevisión S.A. (“CV” or the “Company”), and together with the Onshore Collateral Agent, the “Parties”), a company duly constituted under the laws of the Republic of Argentina.

This Offer shall be deemed accepted upon receipt by us not later than 11:59 p.m., New York City time, on the Expiration Date (as defined below), of a written notice of acceptance from you.

Upon acceptance of this Offer as provided in the immediately preceding paragraph, the terms and conditions of this Offer attached as Annex A hereto (the “Terms and Conditions”) shall be binding upon and inure to the benefit of the Parties hereof, and each of you and CVH shall be deemed to have accepted, acknowledged and agreed to any and all such Terms and Conditions, which shall constitute the entire agreement between us and you relating to the subject matter thereof and shall supersede any and all previous agreements and understandings, oral or written, relating to the subject matter thereof.

This Offer shall expire at 11:59 p.m., New York City time, on [•], 2017 (the “Expiration Date”), if not accepted in accordance with preceding paragraphs.

[Signature pages follow]

Sincerely,

CABLEVISIÓN HOLDING S.A.

By:
Name:
Title:

i

Annex A

SCHEDULES:

I                        Copy of Credit Agreement

II                   Initial Shares

EXHIBITS:

A                    Form of Enforcement Notice

B                    Form of Pledge Notice and Receipt

C                    Form of Power of Attorney

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DEFINITIVE TRANSACTION TERMS

WHEREAS, on [•], 2017, the Lenders, CITIGROUP GLOBAL MARKETS INC., GOLDMAN SACHS BANK USA, INDUSTRIAL AND COMMERCIAL BANK OF CHINA (ARGENTINA) S.A., and ITAÚ UNIBANCO S.A., NASSAU BRANCH (each in its capacity as a joint lead arranger and joint bookrunner, collectively, the “Arrangers”), , Citibank, N.A. as Administrative Agent (together with its permitted successors in such capacity, “Administrative Agent”), the branch of Citibank, N.A. established in the Republic of Argentina, as Onshore Collateral Agent (together with its permitted successors in such capacity, the “Onshore Collateral Agent” or “Collateral Agent”), and CVH, as borrower, have entered into a credit agreement, dated as of [•], 2017, a copy of which is attached as Schedule I hereto (without its exhibits and schedules) (the “Credit Agreement”).

WHEREAS, pursuant to the Credit Agreement, the Lenders have agreed to extend loans to CVH in an aggregate principal amount not to exceed $[750,000,000], the proceeds of which will be used to fund (i) the Acquisition (as defined in the Credit Agreement), including paying the price payable to exercise the call option set forth in the Call Option Agreement (as defined in the Credit Agreement) and fees and expenses in connection with the Acquisition, (ii) fees and expenses in connection with the Credit Agreement (including, without limitation, the fees set forth in Section 2.7 thereof and any applicable taxes payable in connection with the Loans (as defined in the Credit Agreement)), and (iii) the IR Account (as defined in the Credit Agreement).

WHEREAS, in order to guarantee to the Secured Parties the faithful and timely fulfillment of all and each of the obligations undertaken by CVH under the Credit Documents (as such term is defined below), and notwithstanding CVH’s general liability towards the Secured Parties as a consequence of the obligations and commitments assumed and the securities granted pursuant to the Credit Documents, CVH has agreed to grant a first priority pledge in favor of the Collateral Agent and for the benefit of the Secured Parties over the Pledged Shares (as defined below).

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

SECTION 1.1. Definitions. (a) Except as otherwise expressly provided herein, capitalized terms used (but not defined) in this Agreement shall have the meanings given thereto in the Credit Agreement.

(b) Wherever used in this Agreement, or the Exhibits attached hereto, unless the context otherwise requires, the following terms shall, for the purposes of this Agreement, have the following meanings:

“Additional and/or Subsequent Shares and Rights” shall mean (i) any shares, rights or securities that CVH receives, or is entitled to receive, or that are payable, under or in connection with the Pledged Shares (or under or in connection with the Additional and/or Subsequent Shares and Rights) until

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full repayment of the Secured Obligations, as a result of (without limiting the generality of the foregoing) any exchange, swap, conversion, subscription of capital stock, stock-split, dividends payable in kind (either in shares or otherwise but excluding distribution of dividends paid in cash) to the extent permitted hereunder, and unless and until an Event of Default has occurred and during its continuation, reserves, revaluations or other distribution of dividends paid in shares (acciones liberadas), merger (including the Merger TEO Shares), consolidation, spin-off, liquidation, dissolution, and/or any other reason or circumstance, and any shares or securities subscribed under the preemptive or accretion rights attached to the Pledged Shares or to the Additional and/or Subsequent Shares and Rights; (ii) any securities delivered as a result of any reimbursement, amortization and/or reduction of capital stock by redemption, and/or reimbursement (either in whole or in part) of the Pledged Shares or of the Additional and/or Subsequent Shares and Rights; (iii) any non-cash dividends or other non-cash income received or receivable from time to time in respect of the Pledged Shares, and the Additional and/or Subsequent Shares and Rights; (iv) pursuant to anti-dilutive provisions under Argentine law, any shares, rights of the Company or the relevant issuer of the Additional and/or Subsequent Shares and Rights hereinafter subscribed or acquired by CVH (ratably to the Pledged Shares or to the Additional and/or Subsequent Shares and Rights); and (v) pursuant to anti-dilutive provisions under Argentine law, any irrevocable capital contributions made by CVH in the Company or the relevant issuer of the Additional and/or Subsequent Shares and Rights (ratably to the Pledged Shares or to the Additional and/or Subsequent Shares and Rights).

“Administrative Agent” has the meaning ascribed to such term in the WHEREAS of this Agreement.

“Agreement” means this document.

“Argentine Central Bank” means the Banco Central de la República Argentina.

“Argentine Companies’ Law” means Argentine Law No. 19,550 (as amended and supplemented from time to time).

“Argentine Securities Exchange Commission” means the Comisión Nacional de Valores of the Republic of Argentina.

“Argentine Securities Law” means Argentine Law No. 26,831 (as amended and supplemented from time to time).

“Arrangers” has the meaning ascribed to such term in the WHEREAS of this Agreement.

“Business Day” means any day except Saturday, Sunday and any day which shall be in New York, New York, United States or in the City of Buenos Aires, Argentina, a legal holiday or a day on which banking institutions are authorized or required by Law or other government action to close in any such city.

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations and/or rights in or other equivalents (however designated, whether voting or nonvoting, ordinary or preferred) in the ownership, equity or capital of such Person, now or hereafter outstanding, and any and all rights, warrants or options exchangeable for or convertible into any thereof.

“Caja de Valores” means Caja de Valores S.A., a corporation (sociedad anónima) duly constituted under the laws of the Republic of Argentina.

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“CNV Regulations” means the Normas de la Comisión Nacional de Valores (T.O. 2013) approved by General Resolution No. 622/2013 of the Argentine Securities Exchange Commission (as amended and supplemented from time to time).

this Offer.

“CV” or “Company” has the meaning ascribed hereto in the introductory paragraph of

“CVH” has the meaning ascribed hereto in the introductory paragraph of this Offer.

“Civil and Commercial Code” means the Código Civil y Comercial de la Nación Argentina (as amended and supplemented from time to time).

“Collateral Agent” has the meaning ascribed to such term in the WHEREAS of this Agreement.

“Credit Agreement” has the meaning ascribed hereto in the WHEREAS of this Agreement.

“Dollar Securities” has the meaning ascribed in Section 4.2(e) of this Agreement.

“Enforcement Notice” means a written notice from the Collateral Agent, substantially in the form of Exhibit A, executed and delivered to (i) CVH, instructing it to refrain from exercising the economic and political rights corresponding to the Pledged Shares, and (ii) CV or the relevant issuer of the Additional and/or Subsequent Shares and Rights, thereby informing that CVH shall no longer, until the Collateral Agent instructs otherwise, be entitled to exercise the economic rights and political rights corresponding to the Pledged Shares.

“Event of Default” means each of the conditions or events set forth in Section 7.1 of the Credit Agreement.

“Initial Shares” means [    ] number of ordinary shares of CV owned by CVH, including, without limitation, all rights and interests therein, representing [·]% of the Capital Stock and votes of CV, as listed in Schedule II hereto.(1)

“Lenders” has the meaning ascribed to such term in the WHEREAS of this Agreement.

“Merger TEO Shares” means the number of shares of TEO that will replace by operation of law the Initial Shares upon effectiveness of the Merger pursuant to the preliminary merger agreement (Compromiso Previo de Fusión), dated June 30, 2017, entered between CV and TEO (as it may be amended or supplemented from time to time).

“MERVAL Regulations” means the Reglamento Operativo and Circular No. 3492 of the Mercado de Valores de Buenos Aires S.A (as amended and supplemented from time to time).

(1) Figures to be completed upon execution of the Share Pledge Agreement.

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“Offshore Collateral Agent” means Citibank N.A.

“Onshore Collateral Agent” has the meaning ascribed to such term in the WHEREAS of this Agreement.

“Pledge” means the pledge of the Pledged Shares constituted and perfected in accordance with Section 2.1 of this Agreement.

“Pledged Shares” or the “Shares” means collectively the Initial Shares and the Additional and/or Subsequent Shares and Rights. For the avoidance of doubts, the Pledge is extended and includes the following rights in relation to the Pledged Shares: non-cash dividends or other non-cash income received or receivable from time to time in respect of the Pledged Shares.

“Power of Attorney” has the meaning ascribed hereto in Section 5.1 of this Agreement.

“Secured Obligations” means all obligations of every nature of Borrower, including obligations from time to time owed to Agents (including former Agents), Lenders or any of them, under any Credit Document, whether for principal, interest, fees, expenses, indemnification or otherwise.

“Security Documents” shall mean (a) this Agreement, (b) the Account Security Agreement, (c) the Account Control Agreement, and (e) all other agreement, document, instrument delivered by or on behalf of CVH pursuant to this Agreement or any of the other Credit Documents in order to grant to, or perfect in favor of, the Onshore Collateral Agent or the Offshore Collateral Agent, as the case may be, for the benefit of Secured Parties, a Lien on any real, personal or mixed property of CVH as security for the Secured Obligations.

“Termination Date” means the date on which all of the Secured Obligations are paid in full or fully complied with, as the case may be, at the Administrative Agent’s satisfaction.

SECTION 1.2. Interpretation. (a) The section headings used in this Agreement are for convenience of reference only and are not to affect the construction of, or be taken into consideration in interpreting, this Agreement.

(b)               Whenever the context may require, any pronoun shall include corresponding masculine, feminine and neuter forms.

(c)                As used herein, and any certificate or other document made or delivered pursuant hereto and unless specified otherwise, (i) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” (ii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iii) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, (iv) the word “will” shall be construed to have the same meaning and effect as the word “shall,” (v) any reference herein to any Person shall be construed to include such Person’s permitted successors and assigns, (vi) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law shall, unless otherwise specified, refer to such law as amended, modified, replaced or supplemented from time to time and (vii) references to agreements or other contractual obligations shall, unless otherwise specified, be

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deemed to refer to such agreements or contractual obligations as amended, restated, amended and restated, supplemented, or otherwise modified from time to time.

(d)               The words “hereof,” “herein,” “hereto” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision thereof, and Section, Schedule and Exhibit references are to the Agreement unless otherwise specified.

(e)                The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

ARTICLE II

THE PLEDGE

SECTION 2.1. Creation of the Pledge; Appointment of the Collateral Agent. (a) In order to secure the payment in full when due (whether at stated maturity, by acceleration or otherwise) of the Secured Obligations, including, without limitation, the obligation to pay and/or repay the principal, interest, commissions, expenses, funding costs, grossing ups, indemnities, taxes, consultants’ and legal fees and all other incidental expenses and commitments to the Secured Parties under the Credit Agreement or any other Credit Documents (in each case, as may be amended, amended and restated or supplemented from time to time), CVH hereby creates a first priority pledge over the Pledged Shares, pursuant to Article 2,219 of the Civil and Commercial Code, in the name of the Collateral Agent and for the benefit of and in favor of, the Secured Parties.

(b)         Pursuant to this Agreement, each of CVH and the Secured Parties appoint the Collateral Agent to act as onshore collateral agent, pursuant to Section 2,221 of the Civil and Commercial Code, for the purpose of holding the Pledged Shares on behalf of the Secured Parties. The Collateral Agent hereby agrees to act as onshore collateral agent, to hold the Pledged Shares for the benefit of the Secured Parties, and to perform all the actions set forth in this Agreement as instructed by the Administrative Agent in accordance with the terms of the Credit Agreement.

(c)           The Pledge herein provided shall also be extended to the Additional and/or Subsequent Shares and Rights. Upon request of the Collateral Agent (acting upon the instruction of the Administrative Agent), the Pledge over the Additional and/or Subsequent Shares and Rights shall be directly registered by CV in the name of the Collateral Agent as set forth in Section 2.2. below. The incorporation of the Additional and/or Subsequent Shares and Rights in the Pledge shall operate automatically upon request by the Collateral Agent, and, therefore, no other act, contract, document and/or proceeding shall be necessary, except for the formal requirements, registrations and other acts as may be required as set forth in Section 2.2. below.

SECTION 2.2. Perfection of the Pledge. (a) In order to perfect the Pledge over the Initial Shares, CVH shall, in accordance with Section 215 of the Argentine Company’s Law, notify CV of the constitution of the Pledge, and deliver to the Collateral Agent, simultaneously with the execution of this Agreement:

(i)                   a duly notarized copy of the notice to CV of the creation of the pledge on the Initial Shares together with CV’s receipt, substantially in the form of Exhibit B hereto; and

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(ii)                a copy of the relevant page of CV’s stock ledger, duly notarized, evidencing the registration of the Pledge created on the Initial Shares in the name of the Collateral Agent and for the benefit and in favor of the Secured Parties.

(b)               In order to perfect the Pledge over those Additional and/or Subsequent Shares and Rights that have not been authorized for their public offering (oferta pública) under the Argentine Securities Law by the Argentine Securities Exchange Commission, CVH shall, simultaneously delivery of such Additional and/or Subsequent Shares and Rights to CVH, comply with those obligations set forth in Section 2.2(a) above in connection with the issuer of those Additional and/or Subsequent Shares and Rights.

(c)                In order to perfect the Pledge over those Additional and/or Subsequent Shares and Rights that have been authorized for their public offering (oferta pública) under the Argentine Securities Law by the Argentine Securities Exchange Commission (including the Merger TEO Shares), CVH shall, simultaneously with the delivery of such Additional and/or Subsequent Shares and Rights to CVH, and in accordance with Section 215 of the Argentine Company’s Law and Article 129 of the Argentine Securities Law (x) instruct the issuer of any Additional and/or Subsequent Shares and Rights to deposit such Additional and/or Subsequent Shares and Rights into the account of CVH with Caja de Valores, (y) deliver to Caja de Valores the requisite form instructing Caja de Valores to annotate the Pledge in the stock ledger of the issuer of such Additional and/or Subsequent Shares and Rights, and (z) deliver to the relevant issuer of those Additional and/or Subsequent Shares and Rights, a pledge notice substantially in the form of Exhibit B, informing the creation and perfection of the Pledge.

(d)               CVH shall deliver to the Collateral Agent, promptly upon request by the Collateral Agent notarized copies of all the notices, notifications, stock ledger pages and forms duly submitted corresponding to the fulfillment of the obligations set forth in this Section 2.2.

(e)                CVH hereby agrees and acknowledges that any failure to duly comply with the obligations of this Section 2.2 shall constitute an Event of Default under the Credit Agreement, in which case the Collateral Agent or any Person who the Collateral Agent may appoint pursuant to the Power of Attorney shall be entitled to comply with CVH’s obligations under this Section 2.2 on behalf of CVH.

SECTION 2.3. Absence of Novation. The creation of the Pledge shall not imply any payment in kind, novation, repeal, limitation or amendment of any of the Secured Obligations, nor does it imply payment in kind, novation, repeal, limitation or amendment of any security interests constituted or formed by CVH in order to fully secure the compliance or payment of the Secured Obligations, nor shall it limit CVH’s liability to the Secured Parties in any way. In case of coincidence of the Pledge hereby granted with other security interests, liens or encumbrances constituted or formed to fully secure the Secured Obligations, the Collateral Agent may enforce its rights with respect to all of them together or with respect to any of them, in the order and manner in which it deems appropriate in its sole discretion. Loss by the Collateral Agent and/or any other Secured Party of any of such security interests or liens or encumbrances, even if such loss is attributable to the Collateral Agent and/or any other Secured Party, will not be invoked by CVH to reduce its liability to the Secured Parties under this Agreement or the Pledge.

SECTION 2.4. Maximum Amount Pledged. In order to comply with the provisions of Articles 2,189 and 2,222 of the Civil and Commercial Code, the maximum principal amount owing to the Lenders pursuant to the Credit Agreement is Seven Hundred Fifty Million Dollars (US$750,000,000) plus interest and any default interest, commissions, fees, expenses and all other amounts payable pursuant to the Credit Agreement and any other Credit Documents, as well as each and all obligations of an

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undetermined and/or contingent amount accrued under the Credit Agreement and any other Credit Documents.

SECTION 2.5                                                Consummation of the Merger. Without prejudice to the Pledge created hereunder over the Pledged Shares, nothing herein shall prevent CVH or any of its Subsidiaries from taking any such action in respect of the Pledged Shares necessary to consummate the Merger.

ARTICLE III

EXERCISE OF RIGHTS

SECTION 3.1. Exercise of Rights. So long as no Event of Default has occurred and is continuing, CVH shall be entitled to exercise or refrain from exercising any and all economic, voting and other political rights pertaining to the Pledged Shares or any part thereof for any purpose not inconsistent with the terms of this Agreement and the Credit Documents. CVH shall not exercise or refrain from exercising any of such rights if such action or omission could result in a Material Adverse Effect. For the avoidance of doubt, so long as no Event of Default has occurred and is continuing, subject to the terms and conditions of the Credit Agreement, CVH shall be entitled to receive any cash dividend distributed with respect to the Pledged Shares.

SECTION 3.2. Enforcement Notice. Upon the occurrence and during the continuance of any Event of Default and after delivery of an Enforcement Notice by the Collateral Agent to CVH and CV or the relevant issuer of the Additional and/or Subsequent Shares and Rights, all rights of CVH to exercise or refrain from exercising the economic rights and political rights corresponding to the Pledged Shares which CVH would otherwise be entitled to exercise pursuant to Section 3.1 hereto shall cease and the Collateral Agent for the benefit of the Secured Parties shall thereafter have the exclusive right to exercise or refrain from exercising any such economic or voting rights, and CVH shall take any reasonable action that the Collateral Agent for the benefit of the Secured Parties may request in order to effect such right. It is expressly understood that, after delivery of an Enforcement Notice, any cash dividends and other distributions of any kind with respect to the Pledged Shares shall be delivered and distributed directly by CV or the relevant issuer of the Additional and/or Subsequent Shares and Rights to the Collateral Agent for the exclusive benefit of the Secured Parties (which shall as of the date thereof be deemed to be pledged in favor of the Collateral Agent for the Secured Parties’ exclusive benefit under the Pledge) or, in case such cash dividends and/or other distributions are received by CVH, they shall be delivered immediately by CVH to the Collateral Agent for the exclusive benefit of the Secured Parties (which shall as of the date thereof be deemed to be pledged for the Collateral Agent for the Secured Parties exclusive benefit under the Pledge). The Parties hereby agree that the provisions of Section 219 of the Argentine Companies’ Law are not mandatory and can be waived by the parties’ agreement.

ARTICLE IV

ENFORCEMENT OF THE PLEDGE

SECTION 4.1. Enforcement of the Pledge. Upon the occurrence and during the continuance of an Event of Default, subject to compliance with Article IV of the Cablevision Shareholders’ Agreement and with Article IV of the TEO Shareholders’ Agreement, the Collateral Agent may enforce the Pledge with no prior “excusión,” warning or any further demand or judicial or extrajudicial notice, disposition of other assets owned by CVH, nor foreclosure of any other security interests created under the Credit Documents. The Pledge may be executed by: (i) auctioning the Pledged

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Shares and collecting payment of each and all of the Secured Obligations from the proceeds resulting from such auction, as set forth in Section 4.2 below, (b) judicial foreclosure of the Pledge, as provided for in Section 4.3 below; (c) private sale of the Pledged Shares, as detailed in Section 4.4 below, or (d) appropriation of the Pledged Shares by the Secured Parties described in Section 4.7 below.

SECTION 4.2. Auction of the Pledged Shares. Upon the occurrence and during the continuance of an Event of Default, the Collateral Agent may auction the Pledged Shares in whole or in fractions, to which end the Collateral Agent may form lots of the same or different series and number of Pledged Shares. Furthermore, the Collateral Agent may, (at the direction of the Administrative Agent, at its sole option) carry out the foreclosure of the Pledge separately from or jointly with other security interests created under the Credit Documents.

Pursuant to Article 2,229 (b) of the Civil and Commercial Code, the auction will be conducted in accordance with the procedure described below:

(a)    the Pledged Shares will be auctioned by the Collateral Agent either directly or through an agent or brokerage firm with experience in mergers, acquisitions and capital markets transactions, and pursuant to the execution procedure provided herein and any other conditions established by the auctioneer;

(b)    CVH shall bear the expenses of the auction proceeding, and shall be liable for the authenticity of the auctioned Shares;

(c)     the auction will be announced by the Collateral Agent, and duly communicated to CVH, with a ten (10) Business Days prior notice published during two (2) Business Days on any one of the wide distribution newspapers of the City of Buenos Aires, Republic of Argentina. The Pledged Shares will be auctioned at a base value not lower than the outstanding amount owed under the Secured Obligations and to the highest bidder. The Pledged Shares so sold may be retained by the Collateral Agent until the price for the Pledged Shares sold is paid by the purchaser thereof, but the Collateral Agent shall not incur any liability in case of the failure of such purchaser to take up and pay for the Pledged Shares so sold and, in case of any such failure, such Pledged Shares may again be sold upon like notice. Should there be no bidders, or if none of the bids was satisfactory to the Secured Parties, a new auction will be held, one (1) hour later unless a longer period is set by the Collateral Agent, at a base price not lower than fifty percent (50%) of the base price of the initial auction at the same place where the first auction was held. In the event that the second auction has no bidders or that no bid is fully satisfactory to the Lenders, then a third and successive auctions will be held at the same place, the third one, one (1) hour later unless a longer period is set by the Collateral Agent following the closing of the second auction, and then as many successive auctions as may be necessary shall be held half an hour after the closing of the previous one, provided that successive auctions may be also held on subsequent days. At the third as well as at successive auctions, the Collateral Agent may (at the direction of the Administrative Agent, at its sole and undisputed discretion), fix any base price, or even decide to make the auction with no base price. The Collateral Agent (at the direction of the Administrative Agent) may also determine the currency of payment of the Pledged Shares;

(d) from the proceeds of the auction, the auctioneer will pay (i) all of the reasonable and documented expenses, costs, fees and/or taxes payable related to the auction, and (ii) out of any balance, and directly to the Collateral Agent for the benefit of the Secured Parties, all amounts due under the Secured Obligations pursuant to the Credit Agreement and all other Credit Documents;

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(e)     the Collateral Agent for the benefit of the Secured Parties may, at the direction of the Administrative Agent, purchase the Pledged Shares for its own benefit at any of the auctions, in which case the net price will be offset, after deducting any related taxes and reasonable and documented expenses, up to the sum equivalent to the aggregate outstanding Secured Obligations (including interest, expenses, fees, and other costs incidental thereto). If the auction price were due in Pesos, the offsetting will take into account the actual rate of exchange at which the Collateral Agent may effectively purchase “transfer” Dollars (cotización divisas) in the foreign exchange market as quoted by Banco de la Nación Argentina on its website at www.bna.com.ar (or such other web page of Banco de la Nación Argentina where the quotation is published if this web address changes) at the close of business of the second (2) Business Day prior to the auction, or if such rate shall not be available, the rate informed by the Argentine Central Bank in accordance with Argentine Central Bank Communiqué “A” 3500 (Comunicación “A” 3500) dated March 1st, 2002 pursuant to the survey mechanism established in such Communiqué, for remittance to the place of payment provided under the Credit Agreement or any other Credit Document; provided that if the rate of exchange so published by Banco de la Nación Argentina or the Argentine Central Bank, as the case may be, is more than 10% lower than the implicit exchange rate obtained by purchasing with Pesos an Argentine public debt instrument denominated in Dollars and/or any other public or private bond or security issued in Argentina and denominated in Dollars which are tradable in authorized Argentine stock exchange markets (the “Dollar Securities”) and selling those Dollar Securities in a foreign stock exchange market for Dollars, as published for dólar contado con liquidación on the date of calculation by El Cronista Comercial newspaper on its website at www.cronista.com (or such other web page of El Cronista Commercial where the quotation is published if this web address changes), or if such rate shall not be available, the rate determined by the average rates informed on the date of calculation by three first line brokers in the City of Buenos Aires (which determination shall be conclusive and binding, absent manifest error), shall apply. To such end, each of CVH and Collateral Agent shall appoint one broker, and the third broker shall be appointed by the brokers selected by each of the parties;

(f)      if after the offsetting referred to in (e) above, or the payment referred to in (d) above, any Secured Obligations remain outstanding, such application of funds will not constitute, and shall not be construed as, novation, amendment, substitution, alteration and/or termination whatsoever of any such Secured Obligations; consequently, CVH will continue to be fully liable to the Lenders for the faithful and timely performance of the remaining Secured Obligations with all its assets;

(g)     if upon enforcement of the Pledge and discharge of the Secured Obligations there are any surplus amounts, such amounts shall be promptly reimbursed to CVH through deposit to the account they shall indicate in writing to the Collateral Agent; and

(h) notwithstanding the above, and only if applicable and mandatory by applicable Laws, the Collateral Agent must ensure the auction complies with any applicable provisions and rules of the Argentine Securities Exchange Commission, including Title VI, Chapter V, Section XVIII (Remates de Valores Negociables) of the CNV Regulations and MERVAL Regulations.

SECTION 4.3. Judicial Foreclosure of the Pledge.

(a)      Notwithstanding any provision to the contrary in this Agreement and particularly in Section 4.2 above, the Collateral Agent for the benefit of the Secured Parties is expressly authorized to request the judicial foreclosure of the Pledge and decide the execution of the Pledge, whether in court or otherwise, in the Republic of Argentina or in any other jurisdiction.

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(b)       In the event of judicial foreclosure, CVH irrevocably waives any and all rights it may have to file any defenses (including, without limitation, the right to challenge without cause the judge hearing the case) except for those relating to the full or partial payment evidenced through a document issued by or on behalf of the Administrative Agent or other evidence that full or partial payment was made, provided that such waiver will not constitute a waiver to any of CVH’s existing rights through ordinary proceedings at a later date. In addition, CVH expressly and irrevocably waives, to the extent permitted under applicable Law, to file the defense of cautio judicatum solvi pursuant to Article 348 of the Civil and Commercial Procedural Code, or any other similar defense or exception.

(c)        CVH acknowledges that, in the event of judicial foreclosure of the Pledge, the value of the Pledged Shares might be deemed to be higher than the base price set forth for purposes of the judicial auction. In this respect, CVH expressly and irrevocably waives any rights to institute any legal action or claim against the Collateral Agent, the Administrative Agent and/or any other Secured Party or any third party directly or indirectly based on grounds that the Pledged Shares were auctioned at a price lower than their actual value or at a price considered to be lower than the market price for such Pledged Shares by CVH or any other Person.

SECTION 4.4. Private Sale. (a) Notwithstanding any provision to the contrary in this Agreement and particularly in Section 4.2 and Section 4.3 above, the Collateral Agent for the benefit of the Secured Parties is expressly authorized to effect the foreclosure of the Pledged Shares at private sale, in the Republic of Argentine or in any other jurisdiction, for cash, upon credit or for future delivery, and as otherwise permitted by applicable Law. Sales in privately negotiated transactions are hereby expressly authorized by CVH and shall be made at a minimum price reasonably determined by an expert designated by the Collateral Agent (at the direction of the Administrative Agent) from any of the firms listed in Section 4.7 below; provided that CVH shall bear the cost and expenses of such appraisal. The Collateral Agent is authorized, in connection with any such sale, if it deems it advisable so to do at the direction of the Administrative Agent:

(1)        to restrict the prospective bidders on or purchasers of any of the Pledged Shares to a limited number of investors; and

(2)     to impose such other limitations or conditions in connection with any such sale as the Collateral Agent deems necessary or advisable in order to comply with any Law.

(b) CVH acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner.

SECTION 4.5. Remedies - Transfer of the Pledged Shares. Upon payment of the price of the relevant Pledged Shares by the purchaser or purchasers thereof, the Collateral Agent shall transfer the relevant Pledged Shares to such purchaser or purchasers and CVH shall take all steps and/or proceedings and make all the filings with any Argentine governmental authority that may be necessary to perfect the execution and transfer of the Pledged Shares.

SECTION 4.6. Waiver. CVH expressly and irrevocably waives to the fullest extent permitted under Argentine law to allege and exercise, in the case of judicial or extrajudicial enforcement of the Pledged Shares, any rights of first refusal or other rights that it may have pursuant to CV’s or the relevant issuer’s bylaws or any shareholders agreement entered into by CVH.

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SECTION 4.7. Appropriation of Pledged Shares. The Collateral Agent for the benefit of the Secured Parties and at the direction of the Administrative Agent (acting upon instructions from the Lenders) may exercise its option pursuant to the terms of Article 2,229 of the Civil and Commercial Code, to become the owner of the Pledged Shares for the total amount due under the Secured Obligations. In this case, the Pledged Shares will be appraised on the date that the outstanding Secured Obligations become due and payable, at the value reasonably determined by the expert appointed for that purpose by the Collateral Agent (at the direction of the Administrative Agent) from any of the following international firms: Deloitte & Co., Price Waterhouse & Co., Pistrelli, Henry Martin, Ernst & Young or KPMG, or their successor entities. Said assessment shall be, in the absence of manifest error, final and binding. Further, CVH agrees to actively collaborate, with the valuator appointed by the Secured Party, by delivering to it all the documents they may require and performing any other act and/or procedure necessary of convenient, in the reasonable criteria of said valuator, to facilitate such assessment. All reasonable and documented costs and expenses incurred for purposes of such appraisal shall be for the account of CVH.

SECTION 4.8. Payments in Pesos; Conversion to Dollars. (a) If any payment received by the Collateral Agent for the benefit of the Secured Parties pursuant to Section 4.2 or 4.4 above were in Pesos or, if made in Dollars, were made in Dollars “bills” (dólar billete) that needed to be converted into “transfer” Dollars (dólar transferencia) through the foreign exchange market, the Collateral Agent will convert such amounts into “transfer” Dollars at the rate of exchange offered by a bank of its choice in the City of Buenos Aires in order to transfer abroad such proceeds at its discretion.

SECTION 4.9. Special Acknowledgment by CVH. No payments under this Section shall be deemed to constitute full payment of the applicable obligation, and CVH’s Secured Obligations will not be discharged, until the Collateral Agent has received, for the benefit of the Secured Parties, payments in a Dollar amount equal to the full aggregate outstanding amount of all Secured Obligations (including interest, reasonable and documented expenses, fees, and other costs incidental thereto). All reasonable and documented costs, expenses and taxes payable in connection with compliance with this Section shall be exclusively borne by CVH.

ARTICLE V

SPECIAL IRREVOCABLE POWER OF ATTORNEY

SECTION 5.1. Granting of Power of Attorney. In order to ensure the payment in full of the Obligations, CVH hereby grants a special, irrevocable power of attorney, substantially in the form of Exhibit C (the “Power of Attorney”), in favor of the Collateral Agent, with no power of substitution, that shall have force and effect as from the occurrence and during the continuance of an Event of Default and after delivery of an Enforcement Notice to CVH and CV, so that the Collateral Agent, on behalf of CVH, may do the following:

(a)    subscribe for and pay in any Additional and/or Subsequent Shares and Rights. The Additional and/or Subsequent Shares and Rights shall become subject to the Pledge;

(b)     notify to CV or the relevant issuer of Additional and/or Subsequent Shares and Rights of the creation of the Pledge on the Pledged Shares and request the registration of the Pledge in CV’s or the relevant issuer’s stock ledger;

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(c)     (x) deposit any Additional and/or Subsequent Shares and Rights into the account of CVH with Caja de Valores; and (y) notify Caja de Valores of the creation of the Pledge on any Additional and/or Subsequent Shares and Rights, instruct Caja de Valores the annotation of the Pledge in the registry of shareholders of the issuer of those Additional and/or Subsequent Shares and Rights, and execute and file any required form with Caja de Valores.

(d)     notify CV and/or the relevant issuer of Additional and/or Subsequent Shares and Rights, as applicable, of the interests, assignments or transfers, in full or in part, of the rights arising from the Pledge hereby created pursuant to Section 215 of the Argentine Company’s Law and request that such interests, assignments or transfers be registered in the registry of shareholders of CV or the relevant issuer of Additional and/or Subsequent Shares and Rights;

(e)     collect or cause to be collected from CV or the relevant issuer of Additional and/or Subsequent Shares and Rights any stock dividends or distributions of any kind made by CV or the relevant issuer of Additional and/or Subsequent Shares and Rights relating to the Pledged Shares, to make them subject to the Pledge;

(f)      exercise the voting rights corresponding to the Pledged Shares and the economic rights (derechos económicos) pertaining to the Pledged Shares, to the fullest extent permitted by the applicable laws;

(g)     receive, for its exclusive benefit, by way of subrogation, in the event of redemption of shares, consolidation, spin-off, merger, capital reduction or winding up, reorganization, transformation and liquidation of CV or the relevant issuer of Additional and/or Subsequent Shares and Rights, the shares to which CVH may be entitled in exchange for the Pledged Shares or, if applicable, the proceeds from the redemption, reduction or winding up as well as any monies or property to be received in the future as a result of the winding up and/or transfer of all or part of the Pledged Shares and/or for any other reason or on any other account having a similar effect (all of which shall be subject to the Pledge);

(h)     execute, on behalf of CVH, each and all the required documentation to, upon the occurrence and during the continuance of any Event of Default, attend and vote the Pledged Shares in all of CV’s or the relevant issuer’s shareholders’ meetings;

(i)      make, on behalf of CVH, each and all necessary communications to CV or the relevant issuer in order to register in CV’s or the relevant issuer’s stock ledger book the constitution of the Pledge over any Additional and/or Subsequent Shares and Rights received by CVH; and

(j)      in case of enforcement of the Pledge and the auction of the Pledged Shares in accordance with Section 4.2 hereof, execute, on behalf of CVH, each and all the required documentation in order to, transfer the Pledged Shares in favor of their purchasers, in each case subject to compliance with Article IV of the Cablevisión Shareholders’ Agreement and Article IV of the TEO Shareholders’ Agreement.

SECTION 5.2. Validity; Term. In accordance with Article 1,330 of the Civil and Commercial Code, it is hereby expressly agreed that the Power of Attorney hereby granted is validly granted to the Collateral Agent for the period beginning on the date hereof and ending on the Termination Date. In addition, CVH expressly waives to claim the ineffectiveness or unenforceability of any acts performed under this power of attorney based on Section 368 of the Civil and Commercial Code.

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SECTION 5.3. Notarization. CVH hereby agrees, irrevocably and unconditionally, to cause the Power of Attorney to be notarized and entered into as public deed at its sole expense within five (5) Business Days as of the date hereof.

ARTICLE VI

ADDITIONAL REPRESENTATIONS AND WARRANTIES

SECTION 6.1. Additional Representations and Warranties. CVH represents and warrants to the Collateral Agent for the benefit of the Secured Parties that:

(a) it has the power to enter into and deliver this Agreement, and to exercise its rights and perform its obligations hereunder, and all action required to authorize the execution and delivery of this Agreement and the performance of their obligations hereunder has been duly taken;

(b) the entering into and performance by CVH of, and the transactions contemplated by this Agreement, do not and shall not (i) conflict with any law or regulation, or any judicial or official order, in each case applicable to CVH, nor (ii) conflict with its constitution or memorandum and articles of association;

(c) CVH is the legal and beneficial owner of the Pledged Shares and has full right, power and authority to pledge, assign and grant the Pledge in favor of the Collateral Agent acting for the benefit of the Secured Parties;

(d) except as set forth in the Cablevisión Shareholders’ Agreement, the Pledged Shares are not subject to any prior right, title, claim or interest (by way of lien, pledge, charge, security interest or other encumbrance, or otherwise) in favor of any third parties;

(e) as of the date hereof, there are no pending actions, suits or other proceedings which might affect the Pledged Shares or the Collateral Agent’s security interest in the Pledged Shares;

(f) except as set forth in the Cablevision Shareholders’ Agreement and the TEO Shareholders’ Agreement, no authorization, consent, approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body, or other is required for (i) the due execution, delivery and performance by CVH of this Agreement, (ii) the granting by CVH of the Pledge granted by this Agreement, (iii) the perfection of such Pledge, or (iv) the exercise by the Collateral Agent acting for the benefit of the Secured Parties of its rights and remedies under this Agreement;

(g) the Pledge hereby creates a first priority security interest on the Pledged Shares in the name of the Collateral Agent and for the benefit and in favor of the Secured Parties, and grants the Collateral Agent a first priority and special lien on the Pledged Shares for payment of the Secured Obligations; and

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(h) the Shares which have been issued have been duly authorized, validly issued and are fully paid-in, and any Additional and/or Subsequent Shares and Rights that might be issued by CV will be duly authorized, validly issued and fully paid-in upon their issuance.

ARTICLE VII

COVENANTS

SECTION 7.1. Affirmative Covenants. So long as this Agreement is in effect, CVH hereby covenants that:

(a) it shall pledge in favor of the Collateral Agent, pursuant to the terms and conditions of this Agreement, the number of Additional and/or Subsequent Shares and Rights to maintain compliance with the ratio established in Section 6.13(c) of the Credit Agreement, and to comply with the obligations set forth in Section 2.2;

(b) upon the occurrence and during the occurrence of any Event of Default it shall deliver or cause CV or the relevant issuer of Pledged Shares to deliver immediately to the Collateral Agent any cash dividends or other distributions related to the Pledged Shares; and

(c) it shall defend the Pledged Shares against each and all claims and demands of any and all other parties.

SECTION 7.2. Negative Covenants. CVH hereby covenants that, unless otherwise permitted by the Credit Agreement, it shall not:

(a) take or fail to take any action in such a manner that, immediately after such action or failure to take action, or as a possible result thereof, which might result in an impairment of any of the rights created hereby in favor of the Collateral Agent acting for the benefit of the Secured Parties; and

(b) create other rights in rem, pledges and/or any lien on the Pledged Shares, even if ranking lower than the Pledge created hereby, nor submit them to restrictions or charge them in any manner without prior written consent of the Collateral Agent acting for the benefit of the Secured Parties; and

(c) upon the occurrence and during the continuance of any Event of Default, demand or receive any income from or interest on the Pledged Shares, and if CVH receives any such income or interest without any demand by it, same shall be held by CVH in trust for the benefit of the Secured Parties and then delivered to the Collateral Agent acting for the benefit of the Secured Parties in the form received, properly endorsed to permit collection, not later than the next two Business Days following the day of such receipt.

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ARTICLE VIII

INDEMNITY

SECTION 8.1. Indemnification by CVH. CVH (the “Indemnifying Party”) shall indemnify and hold the Collateral Agent and its affiliates and officers, directors, employees, agents and advisors (each an “Indemnified Party”), harmless from and against any and all losses, claims, reasonable expenses and fees (including expenses and fees of legal counsel, tax advisors or other consultants), damages, injuries, penalties and any other reasonable and documented costs and liabilities, on or in respect of (i) the execution, delivery or performance of this Agreement or of any rights and obligations hereunder, (ii) the exercise by any Indemnified Party of any rights and/or obligations hereunder, and (iii) the administration, control and application (if applicable) of the Pledged Shares, to the extent that such loss is attributable to CVH’s failure to comply with any covenant, undertaking and otherwise any other obligation contemplated hereunder. The Indemnifying Party agrees that, without the Indemnified Party’s prior written consent, which consent shall not be unreasonably withheld, it will not settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification could be sought under the indemnification provision of this Agreement (provided that the Indemnified Party is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent includes an explicit and unconditional release of each Indemnified Party from all liability arising out of such claim, action or proceeding.

SECTION 8.2. Reimbursement of Expenses. Promptly upon request of an Indemnified Party, the Indemnifying Party shall reimburse the Indemnified Party all and any cost, tax and expense incurred in connection with the provisions of Sections 8.1 and 9.5 hereof.

SECTION 8.3. Other Remedies. Without prejudice to the generality of the foregoing, the Collateral Agent acting for the benefit of the Secured Parties is authorized (but not required) to use any proceeds under its control or administration pursuant to this Agreement, to substitute, replace or discharge (i) any attachment, Lien or encumbrance established upon any of the Pledged Shares, and (ii) any adverse administrative, judicial or arbitral judgment imposed on the Collateral Agent, the Offshore Collateral Agent, the Administrative Agent and/or the Lenders that is indemnifiable hereunder, the enforcement of which or compliance therewith cannot be stayed or suspended through an appeal. Any such use or application of funds or assets shall be at the exclusive cost of CVH.

ARTICLE IX

ADDITIONAL PROVISIONS

SECTION 9.1. Partial Discharge. Unless otherwise permitted by Section 6.13(c)(ii) of the Credit Agreement, CVH may not request, carry out, or try to request or carry out partial discharges of the Pledged Shares.

SECTION 9.2. Validity Term. Cancellation and Discharge. Except as provided otherwise in this Terms and Conditions or in the Credit Agreement, the Pledge hereby created will remain in full force and effect until the Termination Date. Upon payment in full and compliance with the Secured Obligations in their entirety to the full satisfaction of the Collateral Agent acting for the benefit of the Secured Parties, the Collateral Agent acting for the benefit of the Secured Parties shall deliver to CVH any and all documents required for the cancellation and discharge of the Pledge and perform any such acts as may be necessary for that purpose.

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SECTION 9.3. Assignment. The rights from the Pledge hereby created (a) may be assigned by the Lenders under the same terms and conditions as set forth in Section 9.6 of the Credit Agreement; and (b) may not be shared, transferred or assigned, in whole or in part, by CVH, whether individually or jointly, without the prior written consent of the Collateral Agent acting for the benefit of the Secured Parties.

SECTION 9.4. Subrogation. In the event of redemption of the Pledged Shares, a consolidation, spin-off, merger, capital reduction or dissolution, reorganization, transformation or liquidation of CV or the relevant issuer of the Additional and/or Subsequent Shares and Rights, the Pledge hereby created shall attach by way of subrogation to the shares to be received in exchange for the Pledged Shares, or, if applicable, to the proceeds of the redemption, reduction or liquidation. Additionally, the Pledge shall remain in full force and effect and extend by way of subrogation to any sum of money or assets that CVH may receive hereafter as a result of the liquidation and/or transfer in whole or in part of the Pledged Shares and/or for any other cause or reason having a similar effect.

SECTION 9.5. Expenses and Taxes. All present and future taxes (including any withholdings or deductions) and expenses arising from or relating to this Agreement, including any reasonable and documented counsel and notary fees and costs arising from or relating to the implementation, execution, or discharge of the Pledge created hereby, shall be at CVH’s full and sole expense, as provided for in Section 9.2 of the Credit Agreement.

ARTICLE X

MISCELLANEOUS. GOVERNING LAW AND JURISDICTION. DOMICILES.

SECTION 10.1. Delays or Omissions – Remedy Cumulative - Time of the Essence. No delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring. All remedies, either under this Agreement, any other Credit Document, by law, or otherwise afforded to any party, shall be cumulative and not alternative. Time is of the essence with respect to the performance of this Agreement.

SECTION 10.2. Performance of Required Duties. Upon failure by any of the parties hereto to perform any of its duties hereunder, the other party may, but shall not be obliged to, perform any or all such duties, and the non-complying party shall pay an amount equal to the cost thereof to the complying party upon demand. Payment of all monies hereunder shall be secured by the Pledged Shares.

SECTION 10.3. Limitation on Duties Regarding Collateral; Limitation on Liability. (a)   The Collateral Agent will perform its duties and exercise its hereunder based upon instructions it receives from time to time from the Administrative Agent. The Collateral Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Pledged Shares in its possession shall be to deal with it in the same manner as the Collateral Agent deals with similar property for its own account. None of the Collateral Agent or the Secured Parties, nor their respective directors, officers, employees, or agents shall be liable for failure to demand, collect or realize upon any of the Pledged Shares or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any of the Pledged Shares upon the request of CVH, CV or the relevant issuer of the Pledged Shares or any other Person or to take any other action whatsoever with regard to the Pledged Shares or any part thereof, including,

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without limitation, as to ascertaining or taking action with respect to calls,  conversions,  exchanges, tenders or other matters relative to any Pledged Shares, whether or not the Collateral Agent or the Secured Parties have or are deemed to have knowledge of such matters. The rights of the Collateral Agent shall not be conditioned or contingent upon the pursuit by the Collateral Agent of any right or remedy against the Company, the relevant issuer of the Additional and/or Subsequent Shares and Rights or against any other Person which may be or become liable in respect of all or any part of the Secured Obligations or against any collateral security therefor, guarantee thereof or right of offset with respect thereto. (b) The Onshore Collateral Agent shall not be liable for failure to perform any of its obligations under this Agreement or any other Credit Document where such failure is due to any of the following: restrictions on transfer and/or conversion of the relevant currency, confiscation, expropriation, nationalization, acts of war, civil riot or insurrection, acts by any governmental or similar agency (de jure or de facto), or other cases of force majeure. Only the assets of the Onshore Collateral Agent shall be used for the purpose of meeting its obligations under this Agreement. No office or branch of Citibank, N.A. (including its head office in the United States) other than the branch of Citibank N.A. established in the Republic of Argentina, and no entity or person affiliated and/or related to Citibank N.A., shall be liable for performance of the obligations of the Onshore Collateral Agent under this Agreement. Accordingly, the Borrower, the Arrangers, the Lenders, the Administrative Agent and the Offshore Collateral Agent hereby expressly waive any right to look to or seek payment from or at any office, branch or affiliate of Citibank, N.A. outside of Argentina in connection with this Agreement.

SECTION 10.4. Authority of the Collateral Agent. (a) CVH acknowledges that the rights and responsibilities of the Collateral Agent under this Agreement with respect to any action taken by the Collateral Agent or the exercise or non-exercise by the Collateral Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Collateral Agent and the Secured Parties, be governed by such agreements with respect thereto as may exist from time to time among them, but, as between the Collateral Agent and CVH, the Collateral Agent shall be conclusively presumed to be acting as agent for the Secured Parties with full and valid authority to so act or refrain from acting.

(b)   It is hereby expressly stated that all and any of the powers granted to the Collateral Agent hereunder are granted for the exclusive purpose of protecting the Pledge granted for the benefit of the Secured Parties, and it shall not be construed that the Collateral Agent shall be bound in any manner whatsoever in respect of CVH to exercise or refrain from exercising said rights and powers, being expressly stated that failure of the Collateral Agent to exercise any of said rights or powers shall not imply its waiver thereof or an authorization not to comply with the same.

(c)  Any and all responsibilities, rights and obligations,  including but not limited to any voting and selling rights, to be performed hereunder by the Collateral Agent shall be performed directly or by its designated nominees, at sole consideration of the Collateral Agent. This shall in no event limit the responsibilities of the Collateral Agent.

SECTION 10.5. Notices. Any notice or other communication herein required or permitted to be given to CVH or the Collateral Agent, shall be sent to such Person’s address as set forth on Appendix B of the Credit Agreement or in the other relevant Credit Document, and in the case of any Lender, the address as indicated on Appendix B of the Credit Agreement. Each notice hereunder shall be in writing and may be personally served or sent by telefacsimile (except for any notices sent to Administrative Agent) or airmail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of

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telefacsimile, or three Business Days after depositing it in the mail with postage prepaid and properly addressed; provided, no notice to any Agent shall be effective until received by such Agent.

SECTION 10.6. Governing Law. This Agreement is governed by, and shall be construed in accordance with the laws of the Republic of Argentina, without regard to its international private law provisions.

SECTION 10.7. Jurisdiction. (a) Any suit, action or proceedings arising out of or relating to this Agreement shall be submitted to the jurisdiction of the Commercial Courts of the City of Buenos Aires, Argentina.

(b) Each of the parties hereto agrees that a judgement or arbitral award in any such action or proceeding shall be conclusive and may be enforced in any jurisdictions by suit on such judgement or arbitral award or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Collateral Agent acting for the benefit of the Secured Parties may otherwise have to bring any action or proceeding relating to this Agreement against CVH or its properties in the courts of any jurisdiction nor the right of the Collateral Agent acting for the benefit of the Secured Parties to promptly foreclose the Pledge in accordance with the provisions set forth in this Agreement.

(c)  Each of the parties hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in (a) and (b) above. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. To the extent that any of the parties may be entitled to the benefit of any provision of law requiring the Collateral Agent acting for the benefit of the Secured Parties in any suit, action or proceeding brought in a court of the Republic of Argentina or other jurisdiction arising out of or in connection with any Credit Document or the transactions contemplated hereby, to post security for litigation costs or otherwise post a performance bond or guaranty (“cautio judicatum solvi” or “excepción de arraigo”), or to take any similar action, each of the parties hereby waives such benefit, in each case to the fullest extent now or hereafter permitted under the laws of Argentina or, as the case may be, such other jurisdiction.”

SECTION 10.8. Severability. In case any provision in or obligation hereunder shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

SECTION 10.9. Obligations Several; Independent Nature of Lenders’ Rights. The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations of any other Lender hereunder. Nothing contained herein, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out hereof and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

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Schedule I

Copy of Credit Agreement

Schedule II

Initial Shares

Shareholders	Class	Shares	Value	% Capital	Votes

Exhibit A

Form of Enforcement Notice

Enforcement Notice	Notificación de Incumplimiento
[COLLATERAL AGENT’S LETTERHEAD]	[MEMBRETE DEL AGENTE DE LA GARANTIA]

[insert date]	[fecha]

[insert name] [insert address] [insert attention]	[nombre] [domicilio] [atención]

cc: [insert name and address]	c.c.: [nombre y domicilio]

Ref.: Share Pledge Agreement — Enforcement Notice	Ref.: Contrato de Prenda de Acciones — Notificación de Incumplimiento

Dear Sirs:	De mi mayor consideración:

Reference is hereby made to that certain share pledge agreement entered into by and between CVH, as pledgor (“CVH”), and the branch of Citibank, N.A. established in the Republic of Argentina, as pledgee (the “Collateral Agent”) acting for the benefit of the Secured Parties, dated [ ] (the “Share Pledge Agreement”). Capitalized terms not otherwise defined shall have the meaning ascribed in the Share Pledge Agreement.

Por la presente hacemos referencia al contrato de prenda de acciones celebrado entre CVH, como deudor prendario (“CVH”), y la sucursal de Citibank, N.A., establecida en la República Argentina, como acreedor prendario (el “Agente de la Garantía”), actuando en beneficio de [ ] (as “Partes Garantizadas”) en fecha [ ] (el “Contrato de Prenda de Acciones”). Los términos en mayúsculas que no estén definidos de otra manera tendrán los significados otorgados a éstos en el Contrato de Prenda de Acciones.

Pursuant to Section 3.2 of the Share Pledge Agreement, you are hereby notified that an Event of Default has occurred and is continuing under the Credit Agreement and you are hereby instructed to refrain from exercising any and all voting rights and all other political rights corresponding to the Pledged Shares.

Conforme a lo establecido por la Sección 3.2 del Contrato de Prenda de Acciones, por la presente se lo notifica a Ud. que ha habido un incumplimiento bajo el Contrato de Préstamo CVH y por la presente se ordena a Ud. a cesar en el ejercicio de los derechos de voto y todos los demás derechos políticos correspondientes a las Acciones Prendadas.

Sincerely yours,	Cordialmente.

Exhibit B

Form of Pledge Notice and Receipt

Pledge Notice to the Company or relevant issuer	Notificación de Prenda a la Sociedad o al emisor correspondiente

Messrs.	Al Directorio de
Board of Directors of [Cablevisión S.A.. /relevant issuer] / Banco Itaú Argentina S.A.	[CV/emisor correspondiente] / Banco Itaú Argentina S.A.
[ ]	[ ]
Republic of Argentina	República Argentina
Dear Sirs,	Estimados:

Ref.: Constitution of Pledge of Shares	Ref.: Constitución de Prenda de Acciones

Pursuant to the provisions of Section 215 of the Argentine Companies Law No. 19,550 of the Republic of Argentina and in relation with the Pledge Agreement entered into by and between CVH (“CVH”) and the branch of Citibank, N.A. established in the Republic of Argentina, as pledgee (the “Collateral Agent”) acting for the benefit of the Secured Parties, dated [ ] (the “Credit Agreement”), we hereby notify you that we have created a first priority security interest in the form of pledge under Article 2219 et seq. of the Civil and Commercial National Code of the Republic of Argentina, in the name of the Collateral Agent, for the benefit and in favor of the Secured Parties, on: (a) [ ] [ordinary], [class [•]], book-entry shares (acciones escriturales), shares of [CV/issuer] (“CV” or the “Issuer”) owned by CVH (the “Shares” or the “Pledged Shares”), (b) all sums of money to be received by CVH resulting from any reduction and/or reimbursement of capital stock and from any redemption, amortization and/or reimbursement in full or in part of the Pledged Shares), and (c) in case an “Event of Default” under the Credit Agreement shall have occurred and is continuing, all dividends and distributions (in cash or in kind) to be received by CVH as of the date thereof, whether interim or final, in cash or kind, and any other kind of distribution of profits related to the Pledged Shares (the “Pledge”).

De conformidad con lo establecido en el artículo 215 de la Ley General de Sociedades Nº 19.550 de la República Argentina y en virtud del contrato de prenda celebrado entre CVH (“CVH”) y la sucursal de Citibank, N.A., establecida en la República Argentina, como acreedor prendario (el “Agente de la Garantía”), actuando en beneficio de [ ] (las “Partes Garantizadas”), como acreedor pignoraticio (el “Agente de la Garantía”) actuando para beneficio de [ ] (los “Prestamistas”) en fecha [ ] (el “Contrato de Préstamo CVH”), por la presente notificamos que hemos constituido un derecho de prenda de primer grado, de conformidad lo establecido por el artículo 2219 y siguientes del Código Civil y Comercial de la República Argentina, en nombre del Agente de la Garantía, a favor y en beneficio de las Partes Garantizadas sobre: (a) [ ] acciones [ordinarias], escriturales, [clase [•]] de [CV/Emisor] (“CV” o el “Emisor”) de propiedad de CVH (las “Acciones” o las “Acciones Prendadas”), (b) todas las sumas de dinero que reciba CVH que resulten de cualquier reducción y/o reembolso de capital social y de cualquier rescate, amortización y/o reembolso total o parcial de las Acciones Prendadas, y (c) en caso que un “Evento de Incumplimiento” bajo el Contrato de Préstamo CVH hubiere ocurrido y continuare, todos los dividendos y distribuciones (en efectivo o en especie) que reciba CVH desde dicha fecha, sean provisorios o definitivos, en efectivo o en especie, y todo otro tipo de distribución de ganancias relacionado con las Acciones Prendadas (la “Prenda”).

Pursuant to the Pledge, upon delivery of an Enforcement Notice substantially in the form attached as Exhibit I, all voting rights and all other political rights corresponding to the Pledged Shares shall be irrevocably vested upon the Collateral Agent and shall be exercisable and enforceable exclusively by the Collateral Agent.

Conforme a lo dispuesto en la Prenda, en caso de recibir una Notificación de Ejecución sustancialmente bajo la forma adjunta como Anexo I, todos y cada uno de los derechos de voto y todos los restantes derechos políticos correspondientes a las Acciones Prendadas serán conferidos irrevocablemente al Prestamista y sólo el Prestamista podrá ejercerlos y ejecutarlos.

We kindly request that you immediately record the pledge on the stock ledger of [CV/Issuer] pursuant to Section 213 (4) and 215 of the Argentine Companies Law No. 19,550 of the Republic of Argentina.

Solicitamos por el presente que registre de inmediato la prenda de primer grado constituida en el libro de registro de acciones de [CV/Emisor] de conformidad con el artículo 213 (4) y 215 de la Ley General de Sociedades Nº 19.550 de la República Argentina.

Sincerely,	Atentamente.

[signature]	[firma]

[name]	[nombre]

Exhibit B - Form of Pledge Notice and Receipt

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Exhibit I

Enforcement Notice

[COLLATERAL AGENT’S LETTERHEAD]	[MEMBRETE DEL PRESTAMISTA]

[insert date]	[fecha]

[insert name] [insert address] [insert attention]	[nombre] [domicilio] [atención]

Ref.: Share Pledge Agreement — Enforcement Notice	Ref.: Contrato de Prenda de Acciones — Notificación de Incumplimiento
Dear Sirs:	De mi mayor consideración:

Reference is hereby made to that certain share pledge agreement entered into by and between CVH, as pledgor (“CVH”), and the branch of Citibank, N.A. established in the Republic of Argentina, as pledgee (the “Collateral Agent”) acting for the benefit of the Secured Parties, dated [ ] (the “Share Pledge Agreement”). Capitalized terms not otherwise defined shall have the meaning ascribed in the Share Pledge Agreement.

Por la presente hacemos referencia al contrato de prenda de acciones celebrado entre CVH, como deudor prendario (“CVH”), y [ ], como acreedor prendario (el “Agente de la Garantía”), actuando en beneficio de [ ] (los “Prestamistas”) en fecha [ ] (el “Contrato de Prenda de Acciones”). Los términos en mayúsculas que no estén definidos de otra manera tendrán los significados otorgados a éstos en el Contrato de Prenda de Acciones.

Pursuant to Section 3.2 of the Share Pledge Agreement, you are hereby notified that an Event of Default has occurred and is outstanding under the Credit Agreement and you are hereby notified that CVH shall refrain from exercising any and all voting rights and all other political rights corresponding to the Pledged Shares.

Conforme a lo establecido por la Sección 3.2 del Contrato de Prenda de Acciones, por la presente se lo notifica a Ud. que ha habido un incumplimiento bajo el Contrato de Préstamo CVH y por la presente Ud. es notificado que CVH cesará de ejercer en adelante los derechos de voto y todos los demás derechos políticos correspondientes a las Acciones Prendadas.

Sincerely yours,	Cordialmente.

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Exhibit C

Form of Power of Attorney

ESTE PODER ESPECIAL IRREVOCABLE es otorgado a través de la escritura de fecha [ ] por CVH, una sociedad anónima constituida bajo las leyes de [ ], con su domicilio registrado en [•], (“CVH”), conforme lo resuelto en su reunión de directorio de fecha [•] (el “Poder”).

THIS SPECIAL IRREVOCABLE POWER OF ATTORNEY is made by way of deed on [ ] by CVH, a corporation duly organized under the laws of Argentina, which has its registered address at [•] (“CVH”), as decided in its board of directors` meeting dated on [•] (the “Power of Attorney”).

1.              CVH apodera a [ ] (cada uno, un “Apoderado”), en forma indistinta, para ser los apoderados de CVH con todo el poder y autoridad necesarios, a fin de actuar por y en nombre de CVH con respecto a cierto contrato de prenda de acciones celebrado entre CVH y [ ] (el “Agente de la Garantía”) actuando para beneficio de [ ] (los “Prestamistas”) en fecha [ ] (el “Contrato de Prenda de Acciones”) (los términos utilizados en el presente y no definidos tendrán el significado asignado en el Contrato de Prenda de Acciones), instrumentado con el propósito de garantizar el fiel cumplimiento de todas y cada una de las obligaciones asumidas por CVH bajo un cierto contrato de préstamo celebrado entre CVH, como prestatario, y el Prestamista, como prestamista, de fecha (el “Contrato de Préstamo”). El presente Poder se otorga expresamente sin facultades de sustitución. Los Apoderados no recibirán contraprestación alguna por el desempeño de este Poder. Cada Apoderado queda autorizado para:

1.              CVH appoints [ ] (each an “Attorney”) severally and indistinctly to be the CVH’s true and lawful attorney with the full power and authority on its behalf and in its name or otherwise in respect of a certain share pledge agreement entered into by and between CVH and the branch of Citibank, N.A. established in the Republic of Argentina (the “Collateral Agent”) acting for the benefit of the Secured Parties, dated [ ] (the “Share Pledge Agreement”) (with terms used and not otherwise defined herein having the same meaning herein as therein), executed for the purpose of securing the timely fulfilment of each and all obligations assumed by CVH under a certain Credit Agreement entered into by and between CVH, as borrower, and the Lenders, as lenders, dated [ ] (the “Credit Agreement”). This Power of Attorney is expressly granted without power of substitution. The Attorneys will not receive any consideration whatsoever for exercising this Power of Attorney. Each Attorney shall have the full power and authority to:

(a) suscribir y pagar el precio de cualquier y todas las Acciones Adicionales y Subsecuentes que fuera requerido a efectos de cumplir con lo dispuesto en el Contrato de Préstamo.	(a) subscribe for and pay in any Additional and/or Subsequent Shares and Rights to ensure compliance with the Credit Agreement.

(b)         notificar a CV o al emisor de Acciones Adicionales y/o Subsecuentes, según fuera aplicable, acerca de la constitución de la prenda bajo el Contrato de Prenda de Acciones (la “Prenda”) y solicitar la registración de dicha Prenda en el libro de depósito de acciones de CV o del emisor de Acciones Adicionales y/o Subsecuentes;

(b)         notify to CV or the issuer of Additional and/or Subsequent Shares and Rights, as applicable, of the creation of the pledge under the Share Pledge Agreement (the “Pledge”) and request the registration of such Pledge in CV’s or the issuer of Additional and/or Subsequent Shares and Rights’ stock ledger;

(c) (x) depositar cualquier Acción Adicional y/o Subsecuente en la cuenta de CVH de Caja de Valores; (y) notificar Caja de Valores la creación de la	(c) (x) deposit any Additional and/or Subsequent Shares and Rights into the account of CVH with Caja de Valores; (y) notify to Caja de Valores of the prenda sobre cualquier Acción Adicional y/o Subsecuente, instruir a Caja de Valores la anotación de la Prenda en el registro de accionistas del emisor de Acciones Adicionales y/o Subsecuentes, firmar y presentar cualquier formulario requerido por la Caja de Valores.

creation of the Pledge on any Additional and/or Subsequent Shares and Rights, instruct Caja de Valores the annotation of the Pledge in the registry of shareholders of the issuer of those Additional and/or Subsequent Shares and Rights, execute and file any required form with Caja de Valores.

(d)         informar a CV y/o al emisor de Acciones Adicionales y/o Subsecuentes, según fuera aplicable, sobre los intereses, cesiones o transferencias, totales o parciales, de los derechos que surgen de la Prenda, según el Artículo 215 de la Ley General de Sociedades y solicitar que tales intereses, cesiones o transferencias sean registrados en el libro de depósito de acciones de CV o del emisor de Acciones Adicionales y/o Subsecuentes;

(d)         notify CV and/or the issuer of Additional and/or Subsequent Shares and Rights, as applicable, of the interests, assignments or transfers, in full or in part, of the rights arising from the Pledge pursuant to Section 215 of the Argentine Company’s Law and request that such interests, assignments or transfers be registered in CV’s or the issuer of Additional and/or Subsequent Shares and Rights’ stock ledger;

(e)          cobrar o causar el cobro de CV o del emisor de Acciones Adicionales y/o Subsecuentes de todo dividendo o reparto de utilidades de cualquier tipo efectuado o distribuido por CV o el emisor de Acciones Adicionales y/o Subsecuentes en relación a las acciones prendadas bajo el Contrato de Prenda de Acciones, para que los mismos sean prendados bajo la Prenda;

(e)          collect or cause to be collected from CV or the issuer of Additional and/or Subsequent Shares and Rights any stock dividends or distributions of any kind made by CV or the issuer of Additional and/or Subsequent Shares and Rights relating to the shares pledged under the Share Pledge Agreement, to make them subject to the Pledge;

(f)           ejercer el derecho a voto correspondiente a las acciones prendadas, y a los derechos económicos relacionados con las acciones prendadas, con el máximo alcance permitido por las leyes correspondientes;

(f)           exercise the voting rights corresponding to the shares pledged under the Share Pledge Agreement and the economic rights (derechos económicos) pertaining to the pledged shares, to the fullest extent permitted by the applicable laws;

(g)          recibir para su propio beneficio y por medio de subrogación, en el evento de rescate de acciones, fusión, escisión, fusión por absorción, reducción de capital, reorganización, transformación y liquidación de CV o del emisor de Acciones Adicionales y/o Subsecuentes, las acciones a las que CVH tuviere derecho a cambio de las acciones prendadas o, de ser aplicable, los fondos provenientes del rescate, reducción o liquidación al igual que cualquier monto o bien que se pudiere recibir en el futuro como resultado de la liquidación y/o transferencia, total o parcial, de las acciones prendadas y/o

(g)          receive, for its exclusive benefit, by way of subrogation, in the event of redemption of shares, consolidation, spin-off, merger, capital reduction or winding up, reorganization, transformation and liquidation of CV or the issuer of the Additional and/or Subsequent Shares and Rights, the shares to which CVH may be entitled in exchange for the pledged shares or, if applicable, the proceeds from the redemption, reduction or winding up as well as any monies or property to be received in the future as a result of the winding up and/or transfer of all or part of the pledged shares

Exhibit C - Form of Power of Attorney

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por cualquier otro motivo o en cualquier otra cuenta que tuviere efecto similar (los cuales quedaran todos sujetos a la Prenda);	and/or for any other reason or on any other account having a similar effect (all of which shall be subject to the Pledge);

(h)         cobrar o causar el cobro de CVH de toda otra acción adicional que pudiera emitirse por cualquier razón o concepto que se deba incluir en la Prenda según se establece en el Contrato de Prenda de Acciones; y realizar en nombre de CVH todas las comunicaciones que fueren necesarias con el fin de registrar en el libro de depósito de acciones de CV o del emisor de Acciones Adicionales y/o Subsecuentes la constitución de la Prenda sobre cualquier Acción Adicional y/o Subsecuente recibida por CVH;

(h)         collect or cause to be collected from CVH any additional shares which may be issued for any other reason or concept which are to be included in the Pledge as provided in the Share Pledge Agreement; make, on behalf of CVH, each and all necessary communications in order to register in CV’s or the issuer of Additional and/or Subsequent Shares and Rights’ stock ledger the constitution of the Pledge over any Additional and/or Subsequent Shares and Rights received by CVH;

(i)             ejecutar, a nombre de CVH, todos y cada uno de los documentos requeridos para, en caso en que ocurriere y perdurare un “Evento de Incumplimiento” según dicho término se encuentra definido en el Contrato de Préstamo CVH, asistir a todas las asambleas de accionistas de CV o del emisor de Acciones Adicionales y/o Subsecuentes y votar las acciones prendadas; y

(i)             execute, on behalf of CVH, each and all the required documentation to, upon the occurrence and during the continuance of any “Event of Default” under the Credit Agreement, attend and vote the pledged shares in all of CV’s or the issuer of Additional and/or Subsequent Shares and Rights’ shareholders’ meetings; and

(j)            en caso de ejecución de la Prenda y de subasta de las acciones Prendadas, celebrar y ejecutar en nombre de CVH todos y cada uno de los documentos requeridos para transferir las acciones prendadas a favor de los compradores.

(j)            in case of enforcement of the Pledge and the auction of the pledged shares in, execute, on behalf of CVH, each and all the required documentation in order to, transfer the pledged Shares in favor of their purchasers.

2.              Todos los contratos, documentos, instrucciones, certificados, modificaciones, reemplazos, extensiones, modificaciones, suplementos, seguros, escrituras, instrumentos, notificaciones, cartas, comunicaciones y transacciones ejecutadas por el Apoderado obligará a CVH y tendrá el mismo efecto que si hubiera sido ejecutado por CVH.

2.              Any agreements, documents, instructions, certificates, amendments, replacements, extensions, modifications, supplements, assurances, deeds, instruments, notices, letters, communications and transactions executed by the Attorney shall bind CVH and shall have the same effect as if the same had been executed by CVH.

3.              Este Poder tiene carácter irrevocable y estará vigente hasta el cumplimiento por CVH de todas y cada una de sus obligaciones asumidas bajo el Contrato de Préstamo CVH y todas y cada una de las obligaciones asumidas bajo aquellos documentos allí identificados como

3.              This Power of Attorney is irrevocable and shall be valid until CVH fulfils each and all obligations undertaken under the Credit Agreement and each and all obligations undertaken under any and all documents identified thereunder as

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“Documentos de Crédito”.	“Credit Documents”.

4. Este Poder está sujeto y debe ser interpretado de acuerdo con las leyes de la República de Argentina.	4. This Power of Attorney is governed by, and shall be construed in accordance with the laws of the Republic of Argentina.

EN FE DE LO CUAL este Poder ha sido otorgado por CVH a través de escritura y es entregado por medio del presente en la fecha que figura arriba.	IN WITNESS WHEREOF this Power of Attorney has been executed as a deed by CVH and is intended to be and is hereby delivered on the date first above written.

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EXHIBIT I-1 TO
CREDIT AGREEMENT

FORM OF BORROWER NEW YORK COUNSEL LEGAL OPINION

[Attached]

1

EXHIBIT I-2 TO
CREDIT AGREEMENT

FORM OF BORROWER ARGENTINE COUNSEL LEGAL OPINION

[Attached]

2